                                                Filed pursuant to Rule 424(b)(3)
                                                Registration File No.
                                                333-11292

PROSPECTUS AND CONSENT SOLICITATION

[ASAT LOGO]

                               ASAT (FINANCE) LLC

                       Offer to Exchange all Outstanding
                    Unregistered 12.5% Senior Notes due 2006
                                      for
                     Registered 12.5% Senior Notes due 2006
                                      and
                              Consent Solicitation

                                 ------------

This exchange offer and consent solicitation will expire at 5:00 p.m., New York
             City time, on November 17, 2000, unless we extend it.

                                 ------------

           . The new notes will, subject to certain exceptions, be substantially identical to the original notes, but will be free from the transfer restrictions that apply to the original, unregistered notes.

           . The new notes will be fully and unconditionally guaranteed by ASAT Holdings Limited and each of its subsidiaries (other than ASAT (Finance) LLC).

           . You must tender your original unregistered notes by the deadline to obtain new registered notes.

           . The new notes will not trade on any established exchange.

           . We ask that holders of the original notes consent to an amendment of the indenture.

Holders of outstanding notes and prospective investors in the notes to be issued should carefully read this prospectus and the accompanying letter of transmittal before deciding whether to participate in the exchange offer. See "Risk Factors" beginning on page 10 for a discussion of certain factors that investors should consider.

                                 ------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer or determined that this prospectus is truthful or complete.

                                 ------------

                The date of this prospectus is October 16, 2000

                                 ------------

                               TABLE OF CONTENTS

                                   Page
                                   ----
Prospectus Summary................   1
Risk Factors......................  10
Cautionary Statement Regarding
 Forward Looking Statements ......  22
Sources and Uses of Proceeds......  23
The Exchange Offer................  24
Unaudited Pro Forma Consolidated
 Financial Information............  32
Selected Historical Consolidated
 Financial Data...................  34
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  36
Industry..........................  49
Business..........................  52

                                     Page
                                     ----
Management.........................   66
Principal Shareholders.............   71
Related Party Transactions.........   74
Description of Other Indebtedness..   76
Description of Notes...............   77
Certain Tax Considerations.........  120
ERISA Considerations...............  123
Plan of Distribution...............  125
Available Information..............  126
Legal Matters......................  126
Experts............................  126
Enforceability of Civil Liabili-
 ties..............................  127
Glossary of Semiconductor Terms....  A-1
Index to Financial Statements......  F-1

                                 ------------

  In this prospectus, the terms "we", "us", "our", "our company" and "ASAT" refer, as the context requires, to ASAT Holdings Limited ("ASAT Holdings") and also to ASAT Limited ("ASAT HK"), ASAT, Inc. ("ASAT US"), ASAT (Finance) LLC ("ASAT Finance"), Timerson Limited ("Timerson") and ASAT (Cayman) Limited ("ASAT Cayman"), which are wholly owned subsidiaries of ASAT Holdings. These terms also include, as the context requires, our sales representatives in the Netherlands. ASAT Finance, the issuer of the original notes and the new notes, is a wholly owned subsidiary of ASAT Holdings. Each of ASAT HK, ASAT Cayman, ASAT US and Timerson is a wholly owned subsidiary of ASAT Holdings and has guaranteed the notes.

                                 ------------

  In this prospectus, we rely on and refer to information regarding the semiconductor market and our competitors that has been prepared by industry research firms, including the Semiconductor Industry Association, Electronic Trend Publications and GartnerGroup's Dataquest, or compiled from market research reports, analyst reports and other publicly available information. Although we believe this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

                                 ------------

  You should rely on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this prospectus may only be accurate on the date of this document.

                                 ------------

  Unless otherwise indicated, all information in this prospectus reflects a share dividend of 47 ordinary shares for each outstanding ordinary share, which we undertook contemporaneously with completion of the offering of our American Depositary Shares, or ADSs, and the reclassification of all shares as ordinary shares in connection with the offering of our ADSs.

  All financial information in this prospectus is in United States dollars, which are referred to as "Dollars" and "$".

                                 ------------

  We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer would violate securities or Blue Sky laws.

                               PROSPECTUS SUMMARY

  This summary highlights some of the information described in greater detail in other parts of this prospectus. It does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including "Risk Factors" and the financial data and the related notes. For additional helpful information regarding the technical terms used, see "Glossary of Semiconductor Terms" in this prospectus.

                                  Our Business

  We are one of the world's largest independent providers of semiconductor assembly and testing services. We offer a broad selection of semiconductor packages, including standard and advanced leaded packages and ball grid array, or BGA, packages. Semiconductor packaging protects the enclosed semiconductor chip and provides a network of connections between the chip and a printed circuit board. Leaded packages encapsulate the chip in plastic with metal leads surrounding the edge of the package that connect the chip to the circuit board. BGA packages connect the chip to the circuit board using solder balls on the bottom of the package.

  In the first quarter year ended July 31, 2000, 74% of our assembly net sales was from advanced leaded packages and BGA packages. Of our net sales from BGA packages during this period, 90% was from advanced BGA packages. We also provide semiconductor testing services, particularly for mixed-signal semiconductors which perform both analog and digital functions. In the first quarter year ended July 31, 2000, 47% of our net sales from testing was from the testing of mixed-signal semiconductors.

  We target the communications sector of the semiconductor industry, including mobile communications, data networking and broadband applications. We differentiate our company from competitors by providing timely and comprehensive solutions to customers' complex semiconductor performance needs. We work closely with customers to design and provide advanced packaging and test solutions for each new generation of products. We have over 110 customers and many of our top customers are among the world's largest and fastest growing semiconductor companies. Our top ten customers by net sales during the fiscal year ended April 30, 2000 were:

                  Altera              Lucent Technologies
                  Analog Devices      Motorola
                  Broadcom            Philips Electronics
                  Conexant Systems    STMicroelectronics
                  Infineon            Vitesse
                  Technologies        Semiconductor

  For the fiscal year ended April 30, 2000, our top ten customers generated 77% of our net sales and 81% of our net sales was from packaging and testing semiconductors for communications applications.

  We provide assembly and testing services from our Hong Kong facilities where we operate 660 wire bonders, which are machines that attach connectivity wires to the semiconductor packages, and 35 semiconductor testing machines, as of July 31, 2000. We recently purchased an additional testing facility close to our Hong Kong facilities. We expect our combined facilities will provide us sufficient space for expanding our advanced assembly and mixed-signal testing businesses and could accommodate approximately 990 wire bonders and 120 testers. In addition, we have an option to lease an additional 100,000 square feet in our current Hong Kong building. We also provide package design services, computer testing of package designs for thermal and electrical performance and testing support services from our facilities in Fremont, California and Hong Kong. Our sales offices and representatives are strategically located in the United States, Europe, Hong Kong, South Korea and Singapore, allowing us to work directly with customers at their facilities to provide effective design, testing and customer service. Through this network we are able to provide highly focused design and production services with rapid time-to-market design and production solutions.

  We believe that we are differentiated from our competitors on the following bases:

  . Leadership in developing innovative advanced packages and providing advanced semiconductor assembly services;

  . Established high growth customer base, particularly communications companies;

  . Demonstrated capabilities in the complex testing of mixed-signal semiconductors, which are increasingly used in advanced end-products;

  . Rapid development and implementation of packaging solutions, which decreases the time between designing the package and volume production;

  . Advanced manufacturing capabilities that allow us to introduce new, complex packaging technologies into our manufacturing operations in an efficient, focused and timely manner;

  . Experienced senior management team with an average of more than a decade of experience in the semiconductor industry; and

  .  Strategically located Hong Kong based operations.

  We face a number of competitive challenges in our business, including:

  . Continuing to develop innovative advanced packaging and test solutions within our customers' increasingly demanding timeframes;

  . Operating in an industry where some of our competitors have greater operating capacity and financial resources; and

  . Managing our dependence on key customers, the loss of which could have a significant impact on our revenues.

Strategy

  Our strategy is to be the leading developer and provider of advanced semiconductor assembly and testing services. The principal elements of our strategy are to:

  . Expand our assembly and testing capacity to capture increased demand from our existing customers and attract other leading semiconductor companies that require our advanced assembly and test solutions;

  . Expand our mixed-signal testing business by increasing the amount of testing we provide to assembly customers already using our testing services and by commencing testing services for our other assembly customers;

  . Continue to target high growth, advanced technology industries, particularly the communications sector;

  . Continue timely market introduction of leading innovative packages such as our flip chip package, a BGA package with advanced interconnect technology; and

  . Maintain high quality of service to customers from initial design through assembly, testing and delivery of the packaged chip.

                            Our Contact Information

  The principal executive offices for the ASAT group of companies are located at 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong. Our telephone number in Hong Kong is (852) 2408-7811. ASAT Finance's registered office in the United States is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States. The telephone number for ASAT Finance's registered office in the United States is (302) 658-4205.

                   Summary of the Terms of the Exchange Offer

  On October 29, 1999 we privately placed 155,000 units consisting of 12.5% senior notes due 2006 and warrants to purchase 371,132 ordinary shares of ASAT Holdings in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated October 29, 1999, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to register under the Securities Act an offer of our new 12.5% senior notes due 2006 in exchange for the original notes. We also agreed to deliver this prospectus to holders of the original notes and complete the exchange offer within 210 days of the issuance of the original notes. In this prospectus, we refer to the original notes and the new notes together as notes. You should read the discussion under the heading "Description of Notes" for information regarding the notes.

  On July 14, 2000, ASAT Holdings completed its public offering of 20,000,000 of its American Depositary Shares, or ADSs, representing 100,000,000 of its ordinary shares. Contemporaneously with the completion of this offering, ASAT Holdings undertook a share dividend of 47 ordinary shares for each outstanding share. As a result, the 155,000 privately placed warrants became warrants to purchase a total of 17,814,336 ordinary shares of ASAT Holdings at a per share exercise price of $0.39.

  ASAT Holdings used part of the proceeds of the sale of its ADSs to redeem 35% of the aggregate principal amount outstanding of our original notes. See "Summary Description of the New Notes and Guarantees--Optional Redemption" and "Description of Notes--Optional Redemption". We redeemed 35% of our outstanding original notes on August 23, 2000.

The Exchange Offer............   We are offering to exchange $1,000 principal
                                 amount of 12.5% senior notes due 2006 which have been registered under the Securities Act for each $1,000 principal amount of outstanding 12.5% senior notes due 2006 which we issued in October 1999 in a private offering. In order to exchange, you must properly tender an original note and we must accept it. All original notes that are validly tendered and not validly withdrawn will be exchanged.

                                 We will issue new notes on or promptly after the expiration of the exchange offer. As of this date, there are $100,750,000 aggregate principal amount of notes outstanding.

Transfers of New Notes........   We believe that you may transfer the new notes
                                 without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act, provided that you:

                                 .  acquire the new notes in the ordinary
                                    course of your business;

                                 .  do not participate, do not intend to
                                    participate, and have no arrangement or
                                    understanding with any person to
                                    participate, in the distribution of the new notes;

                                 .  are not one of our affiliates;

                                 . are not a broker-dealer who purchased such original notes directly from us for resale pursuant to Rule 144A or Regulation S or any other available exemption under the Securities Act; and

                                 . are not acting on behalf of any person who could not truthfully make one of the four representations above.

                                 If our belief is inaccurate and you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes, you may incur liability under the Securities Act.

                                 Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution".

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on November 17, 2000, unless we decide to extend the date.

Withdrawal Rights.............   You may withdraw the tender of your original
                                 notes at any time prior to the expiration date by delivering written notice to the exchange agent, unless your original notes were previously accepted for exchange.

Termination of the Exchange      We may terminate the exchange offer if we
Offer.........................   determine that our ability to proceed with the
                                 exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Securities and Exchange Commission, or SEC, of any existing law, statute, rule or regulation.

Procedures for Tendering
Original Notes held in the       See "The Exchange Offer--General Procedures
Form of Book-Entry               for Tendering".
Interests.....................

                                 If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of the original notes will have no further registration or other rights under the registration rights agreements, except under limited circumstances. See "The Exchange Offer--Shelf Registration".

                                 If you elect not to participate in the
                                 exchange offer, your original notes will not have any further registration rights and will continue to be subject to certain transfer restrictions. The liquidity of the market for original notes could be significantly adversely affected.

Exchange Agent................   The Chase Manhattan Bank is serving as
                                 exchange agent in connection with the exchange offer. The exchange agent can be reached at 55
                                 Water Street, Rm 234, New York, New York,
                                 10041. For more information about the exchange offer, the telephone and facsimile numbers for the exchange agent are (212) 638-0459 and
                                 (212) 638-0828.

Use of Proceeds...............   We will not receive any additional cash
                                 proceeds from the issuance of new notes in the exchange offer.

Federal Income Tax               The exchange of notes will not be taxable for
Consequences..................   United States federal income tax purposes. See
                                 "Certain Tax Considerations--United States
                                 Taxation".

              Summary Description of the New Notes and Guarantees

  The new notes are substantially identical as the original notes, except that the new notes will be registered under the Securities Act and thus are not subject to transfer restrictions and will not be entitled to the benefits of the registration rights under the registration rights agreement executed as part of the offering of the original notes.

Issuer........................   ASAT (Finance) LLC.

Guarantees....................   The new notes will be fully and
                                 unconditionally guaranteed by ASAT Holdings and each of its existing and future subsidiaries (other than ASAT (Finance) LLC) that are not designated as unrestricted subsidiaries.

New Notes Offered.............   $100,750,000 of 12.5% senior notes due 2006.

Maturity Date.................   November 1, 2006.

Interest Rate and Payment        Interest on the new notes will be payable at
Dates.........................   the rate of 12.5% per annum, payable every six
                                 months in cash in arrears on November 1 and May 1 of each year, beginning May 1, 2001.

Optional Redemption...........   We may redeem the new notes, in whole or in
                                 part, on or after November 1, 2003 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption.

                                 Prior to November 1, 2002, we were permitted by the indenture to redeem up to 35% of the notes with the proceeds of certain public sales of equity at the price listed in the "Description of Notes--Optional Redemption". ASAT Holdings used part of the proceeds from the sale of its ADSs to redeem 35% of the outstanding original notes on August 23, 2000 at a price of 112.5% of the aggregate principal amount of the original notes. Prior to the redemption of 35% of the original notes outstanding there were $155,000,000 in aggregate principal amount of notes outstanding. As of this date there are $100,750,000 principal amount of original notes outstanding. Consequently, we are offering $100,750,000 in principal amount of new notes in exchange for the original notes in this offering.

Ranking and Security..........   The new notes and the guarantees are unsecured
                                 senior debt obligations, which rank equal in right of payment to all our existing and future unsubordinated, unsecured indebtedness.
                                 Because the new notes and the guarantees are unsecured, the new notes and the guarantees rank effectively junior to our secured indebtedness to the extent of assets securing such indebtedness. As of April 30, 2000, we had approximately $40 million of outstanding senior secured indebtedness under the Term
                                 Loan Facility with capacity to borrow an additional $25 million under the Revolving
                                 Credit Facility. We have used part of the proceeds from the initial public offering of our ADSs which was completed on July 14, 2000, to repay the Term Loan Facility in full and the balance of $17 million under the Revolving Credit
                                 Facility in full.

Change of Control.............   Upon the occurrence of change of control
                                 events, you may require us to repurchase all or a portion of your new notes at 101% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any. See
                                 "Description of Notes--Certain Covenants--
                                 Repurchase of Notes at the Option of the Holder Upon a Change of Control".

Covenants.....................   The indenture governing the new notes will
                                 contain covenants that will limit, among other things, our ability to:

                                 .  pay dividends, redeem capital stock and
                                    make certain other restricted payments or investments;

                                 .  incur additional indebtedness or issue
                                    certain equity interests;

                                 .  merge, consolidate or sell all or
                                    substantially all of our assets;

                                 .  create liens on assets; and

                                 .  enter into certain transactions with
                                    affiliates or related persons.

                                 All of these limitations are subject to
                                 important exceptions and qualifications
                                 described under "Description of Notes--Certain Covenants".

Trustee, Registrar, Exchange,
Transfer and Paying Agent.....
                                 The Chase Manhattan Bank.

Governing Law.................   The indenture for the notes is governed by the
                                 laws of the State of New York.

                   Some Consequences of a Failure To Exchange

  We have not registered the original notes under the Securities Act or under any state securities laws. Holders of original notes cannot offer, sell or transfer original notes unless the original notes are registered under the Securities Act and other applicable laws or unless the original notes are exempt from registration or are offered in a transaction that is exempt from registration. In addition, the original notes must comply with other conditions and restrictions in the indenture, including our rights and the trustee's rights to require delivery of opinions of independent counsel experienced in Securities Act matters reasonably satisfactory in form and substance to us, certificates and other information prior to any transfer.

  The original notes which remain outstanding after the exchange offer is completed will continue to bear a legend containing transfer restrictions. We do not intend to register under the Securities Act any original notes which remain outstanding after completion of the exchange offer. Holders of original notes will have no right to require us to register these original notes after completion of the exchange offer. Accordingly, the trading market for these remaining original notes could be significantly adversely affected. See "Risk Factors--If you fail to exchange the original notes you hold, they will remain subject to transfer restrictions".

                            The Consent Solicitation

The Consent Solicitation......
                                 In addition to this exchange offer, we are soliciting consents from the holders of original notes to amend the indenture relating to the original notes so that ASAT Holdings and its subsidiaries will no longer be required to disclose certain details regarding compensation, security ownership and certain other disclosures about payments to its directors and officers as if it is a United States issuer of securities under the Exchange Act. See "The Exchange Offer--The Consent Solicitation".

Requisite Consents............   We will consider holders of original notes who
                                 properly tender their original notes for exchange to have given consent unless a box on the consent and letter of transmittal is checked "No". Consents of registered holders of a majority of the original notes is required.

Revocation of Consents........
                                 You may withdraw your consent at any time before this exchange offer expires by following the procedures described in this prospectus under the heading "The Exchange Offer -- The Consent Solicitation". If you do not withdraw your consent before the exchange offer expires, the consent is irrevocable.

                             Summary Financial Data

  The following table presents summary consolidated financial data of ASAT Holdings for the five years ended April 30, 2000 and the three months ended July 31, 1999 and 2000. We have derived the historical data below from our audited consolidated financial statements except for data as of April 30, 1996 and 1997, as of July 31, 2000, for the year ended April 30, 1996 and for the three months ended July 31, 1999 and 2000 which was derived from our unaudited consolidated financial statements.

  You should read the following information in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, included elsewhere in this prospectus.

                                                                                   Three Months
                                  Fiscal Year Ended April 30,                     Ended July 31,
                          ------------------------------------------------       -----------------
                            1996      1997      1998      1999      2000          1999      2000
                          --------  --------  --------  --------  --------       -------  --------
                              (Dollars in thousands, except for share and ADS data)
Statement of Operations
 Data:
Net sales...............  $259,362  $213,508  $243,103  $220,623  $312,131       $65,963  $103,033
Cost of sales...........   179,278   162,391   167,350   152,469   199,636        41,961    67,454
                          --------  --------  --------  --------  --------       -------  --------
 Gross profit...........    80,084    51,117    75,753    68,154   112,495        24,002    35,579
                          --------  --------  --------  --------  --------       -------  --------
Operating expenses:
 Selling, general and
  administrative
  expenses..............    31,099    28,552    27,706    26,082    26,453         6,566     8,407
 Research and
  development...........     3,668     4,091     4,467     4,437     4,676         1,157     1,561
 Nonrecurring charge for
  obsolete equipment....       --        --        --        --     12,340(/3/)      --        --
                          --------  --------  --------  --------  --------       -------  --------
 Total operating
  expenses..............    34,767    32,643    32,173    30,519    43,469         7,723     9,968
                          --------  --------  --------  --------  --------       -------  --------
 Income from
  operations............    45,317    18,474    43,580    37,635    69,026        16,279    25,611
Other income, net(/1/)..     2,000       355     1,751     1,184     1,048            65     1,151
Interest expense........   (15,166)   (8,772)   (9,949)   (7,204)  (18,994)       (1,882)   (6,812)
Recapitalization costs..       --        --        --        --     (6,813)(/4/)     --        --
                          --------  --------  --------  --------  --------       -------  --------
Income before income
 taxes and extraordinary
 loss...................    32,151    10,057    35,382    31,615    44,267        14,462    19,950
Provision for income
 taxes..................    (7,095)   (1,970)   (5,043)   (5,569)   (9,558)       (2,194)   (3,840)
                          --------  --------  --------  --------  --------       -------  --------
Income before
 extraordinary loss.....  $ 25,056  $  8,087  $ 30,339  $ 26,046  $ 34,709       $12,268  $ 16,110
Extraordinary loss on
 early extinguishment of
 debt (net of income tax
 benefit of $223).......       --        --        --        --        --            --     (2,565)(/5/)
                          --------  --------  --------  --------  --------       -------  --------
 Net income.............  $ 25,056  $  8,087  $ 30,339  $ 26,046  $ 34,709       $12,268  $ 13,545
                          ========  ========  ========  ========  ========       =======  ========
 Net income per share
  (basic and
  diluted)(/2/).........  $   0.04  $   0.01  $   0.05  $   0.05  $   0.06       $  0.02  $   0.02
                          ========  ========  ========  ========  ========       =======  ========
 Net income per ADS
  (basic and
  diluted)(/2/).........  $   0.22  $   0.07  $   0.26  $   0.23  $   0.30       $  0.11  $   0.11
                          ========  ========  ========  ========  ========       =======  ========
Other Operations Data:
Depreciation and
 amortization...........  $ 27,991  $ 30,788  $ 21,567  $ 24,356  $ 25,513       $ 6,119  $  7,402
Capital expenditures....    22,428    34,379    43,978    27,518    56,036         6,315    33,247

                                                 As of April 30, 2000
                                                ----------------------  As of
                                                              As       July 31,
                                                 Actual  Adjusted(/6/)   2000
                                                -------- ------------- --------
Balance Sheet Data:
Cash and cash equivalents...................... $ 10,892   $114,861    $170,001
Total assets...................................  283,481    381,741     490,921
Total debt.....................................  198,217     96,991     149,437
Total shareholders' equity(/7/)................   14,124    222,124     249,671

--------------------
(1) Other income, net, mainly consists of net foreign currency exchange gains (losses), gains on dealing in foreign exchange contracts and options, and interest income. See note 10 of the notes to our consolidated financial statements included in this prospectus.
(2) The computation of net income per share is calculated as the net income for the period divided by the weighted number of shares outstanding during the year, as adjusted on a retroactive basis for all periods presented to reflect the 576,000,000 ordinary shares issued and outstanding following a share dividend of 47 ordinary shares for each outstanding ordinary share, which we undertook contemporaneously with completion of the offering of our ADSs.
(3) Reflects a one-time, non-cash charge of $12.3 million for obsolete equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 6 of the notes to our consolidated financial statements included in this prospectus.
(4) Reflects costs incurred in connection with our recapitalization in October 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 2 of the notes to our consolidated financial statements included in this prospectus.
(5) Reflects a non-cash charge incurred in connection with the early repayment of our $40.0 million senior secured loan and the $17.0 million outstanding balance on our revolving credit facility.
(6) As adjusted to give effect to the sale of 20,000,000 ADSs in our offering of ADSs which was completed on July 14, 2000, and the application of net proceeds from that offering at the initial public offering price of $12.00 per ADS.
(7) In the period in which a portion of the senior notes is redeemed, the premiums paid to redeem this debt and the relevant portion of the unamortized deferred issuance charges will be expensed resulting in an extraordinary charge to income of approximately $11.0 million, net of tax effect.

                                 RISK FACTORS

  You should carefully consider the risks described below in addition to the other information set forth in this prospectus before making an investment in the notes. The risks below are not the only ones we face. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial conditions or results of operations would be materially adversely affected. In that case, you may lose all or part of your investment.

Risks Relating to our Industry

Our ability to develop new and successful advanced technologies and services is important to maintaining our competitive position and profitability. Any inability to meet our customers' schedules for new product introductions could affect our revenue, growth, future customer relationships and future product design windows.

  The semiconductor industry is characterized by rapid technological developments. Our customers seek advanced and quick time-to-market assembly and testing capabilities for their increasingly complex end-applications. Failure to advance our designs and process technologies successfully and in a timely manner could have a material adverse effect on our competitiveness and our profitability. Technological advances typically lead to rapid and significant decreases in prices for older products. Extended reliance on older products would reduce our gross margins and profitability, as prices decline in the face of newer, higher performance products.

Our business has been and will continue to be substantially affected by the highly cyclical nature of the semiconductor industry, which is beyond our control.

  Our business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical. The industry has been subject to significant downturns characterized by reduced product demand, increased competition and declines in average selling prices and margins. Semiconductor industry conditions are often affected by manufacturing over-capacity and reduced demand and pricing in end-user markets. Our operating results in fiscal years 1997 and 1999 were adversely affected by semiconductor industry downturns. As we expand, higher levels of capital investment and debt could reduce our ability to decrease expenses, adjust our operations and maintain profitability during industry downturns or periods of slow growth in customer demand. Although we target industries that have been less susceptible in recent years to price and demand volatility than other industries, these industries could experience increased volatility.

  The semiconductor and packaging industries have experienced strong growth recently. We have benefited from this growth and achieved levels of production, revenue, gross margins and operating margins above our historical levels. We are making investments and incurring expenses as part of a major expansion strategy in expectation of continued strong industry growth and sustained demand. We cannot give any assurance that this growth and demand will occur. Cyclical industry downturns in the past have often been unforeseen and severe. Such a downturn, combined with our higher levels of expenses and capacity, could have a severe adverse effect on our financial performance and condition.

  In the semiconductor industry, pricing for products or services typically declines over time. Generally, we offset these price declines by obtaining lower raw material and other manufacturing costs. Failure to obtain these costs savings in the future would seriously hurt our operating results.

Because our industry is highly competitive and many of our competitors have greater operating and financial resources, we may not be able to secure new customers or maintain our customer base and we may experience increased price competition. In addition, if any of our competitors grow through acquisitions and we are unable to similarly grow, we may have difficulties competing against those competitors in terms of volume production, price competitiveness and array of services.

  The semiconductor assembly and testing industry is highly competitive, with over 40 independent providers of semiconductor assembly services worldwide. We believe our principal competitors include Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., ASE Test Limited, ChipPac Inc., Siliconware Precision Industries Co., Ltd. and ST Assembly Test Services Ltd. Many of our competitors have greater operating capacity and financial resources than we do and have proven research and development and marketing capabilities. Lengthy qualification periods and a familiarity between potential customers and their current assemblers may limit our ability to secure new customers. We also compete indirectly with the in-house packaging and testing service resources of many of our largest customers. These customers may decide to shift some or all of the packaging and testing services to internally sourced capacity. Due to this highly competitive environment, we may experience difficulties in securing additional business from our current customers or even maintaining our current level of business with our existing customers. We also could experience increased price competition.

   In addition, if any of our competitors grow through acquisitions and we are unable to similarly grow, we may have difficulties competing against those competitors. As a result of such growth, they may have increased capacity and a broader array of services and may be better positioned to increase their market share by decreasing prices.

Our assembly and testing processes are complex and prone to error, which may create defects and affect production yields.

  Semiconductor assembly and testing, particularly testing of mixed-signal semiconductors which perform both analog and digital functions, are complex processes involving sophisticated equipment and requiring high levels of precision. Both assembly and testing are prone to human error and equipment malfunction. Defective packages also result from:

  . contaminants in the manufacturing environment;

  . defective raw materials; or

  . defective plating services.

These factors have periodically contributed to lower production yields and may continue to do so, particularly as we expand our capacity and our offering of packages.

  Our failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in lost customers, increased costs of production, delays, substantial amounts of returned goods and related claims by customers. Any of these problems could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Company

A decrease in demand for communications equipment may significantly decrease the demand for or price of our services.

  A significant percentage of our net sales is derived from customers who use our assembly or test services for semiconductors used in communications equipment. Any significant decrease in the demand for communications equipment may decrease the demand for our services and could seriously harm us. In addition, the declining average selling price of communications equipment places significant downward pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment decrease rapidly, the pricing pressure on services provided by us could increase, which may reduce our net sales and may significantly reduce our gross profit margin.

Our profitability is affected by capacity utilization rates, which are significantly influenced by factors outside of our control.

  As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, insufficient utilization of installed capacity can negatively affect our profitability. Therefore, our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to maintain high capacity utilization rates. Our capacity utilization rates have been affected by a number of factors and circumstances in the past, including:

  . overall industry conditions;

  . the level of customer orders; and

  . disruption in supply of raw materials.

  For example, in calendar 1998, our capacity utilization rates were negatively affected by a decrease in demand for our assembly and test services resulting from a downturn in the overall semiconductor industry. Our capacity utilization rates remain subject to fluctuations due to these factors and may be affected by other factors such as:

  . installation of new equipment in anticipation of future business;

  . operating inefficiencies;

  . mechanical failure; or

  . disruption to operations due to expansion of operations, introduction of new packages or relocation of equipment, including the relocation of our testing operations to our newly acquired facility in Hong Kong.

  We cannot assure you that our capacity utilization rates will not be materially adversely affected by future downturns in the semiconductor industry, declines in industries that purchase semiconductors or other factors. Any inability on our part to maintain or increase capacity utilization rates could have a material adverse effect on our business, financial condition and results of operations.

The terms of the notes contain covenants limiting our financial and operating flexibility.

  Covenants under our senior notes restrict our ability, among other things:

  . to incur debt or liens;

  . to repay debt;

  . to make investments or acquisitions;

  . to merge or consolidate; and

  . to sell assets and enter new businesses.

  These restrictive covenants could limit our ability to pursue our growth plan, restrict our flexibility in planning for, or reacting to, changes in our business and industry and increase our vulnerability to general adverse economic and industry conditions. We may enter into additional financing arrangements, which could further restrict our flexibility.

We will require a significant amount of cash to service our debt.

  Our ability to fund operating and capital expenditures and to service debt will depend significantly on our ability to generate cash from operations. For the fiscal year ended April 30, 2000, our ratio of earnings to fixed charges was 3.0 and for the fiscal year ended April 30, 1999, our ratio of earnings to fixed charges was 3.8. We will need to continue generating cash flow at current levels to meet our future debt service requirements. However, we cannot assure you that we will be able to do so.

Our ability to generate cash is subject to general economic, financial, competitive, industry, legal and other factors and conditions, many of which are outside our control. In particular, our operations are subject to cyclical downturns and price and demand volatility in the semiconductor industry. If we cannot service our debt, we may have to (among other things) reduce capital and research and development expenditures, sell assets, restructure our debt (including the notes), or raise equity. We might not be able to take these actions or they may not be successful. Our ability to take many of these steps may be subject to approval by future creditors in addition to holders of the notes.

We may incur significant capital expenditures in the future. If net sales do not increase after these expenditures, our profitability may be impaired.

  To grow our business, we intend to increase our assembly and test capacity. This will require substantial capital expenditures for additional equipment. We will also be required to recruit and train new employees. These expenditures will likely be made in advance of increased sales. We cannot assure you that our net sales will increase after these expenditures. Our failure to increase our net sales after these expenditures could seriously hurt our profitability and operating results.

We face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether we can identify opportunities, complete the transactions and integrate the other parties into our business. Difficulties in integrating these other parties into our business could disrupt our business and increase our expenses.

  We believe that the semiconductor packaging industry is undergoing consolidation. We believe it may become increasingly important to acquire or make investments in complementary businesses, facilities, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time we have had discussions with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in such discussions in the ordinary course of our business. We may not identify suitable acquisition, investment or strategic partnership candidates, which may place us at a disadvantage if our competitors are able to grow through acquisition. If we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or at all. If we acquire another company, we could have difficulty in assimilating that company's personnel, operations and technology. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

We generate a significant amount of revenue from a limited number of customers. The loss of, or reduced purchases by, one or more of our larger customers may have an adverse effect on our results of operations.

  For the fiscal year ended April 30, 2000, our top five customers accounted for approximately 57% of net sales and our largest customer accounted for approximately 16% of our net sales. If any of our key customers were to significantly reduce its purchases from us, our results of operations could be adversely affected. While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its relationship with us could be difficult to replace. In line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process at the customers' cost. Furthermore, semiconductor companies generally rely on firms with which they have established relationships to meet their assembly and testing needs for existing and future generations of applications. Because of this, it may be difficult for us to attract new major customers.

Because a significant portion of our sales comes from Asia, we are vulnerable to weaknesses in the economies of Asian countries. A continued economic downturn may continue to impact our sales.

  Most of our important suppliers of raw materials and semiconductor chips delivered to us for assembly and testing are located in Asia. Although substantially all our customers are U.S. or European multinational companies, we estimate that approximately 33% of our net sales in the fiscal year ended April 30, 2000 represented packages shipped to distribution centers and destinations within Asia. These factors raise a number of risks, including;

  . exposure to economic and political developments;

  . changes in laws and taxation;

  . currency controls;

  . transportation difficulties; and

  . unfavorable import/export regulations in Asian countries.

  Many of these factors could adversely affect both our operations and the operations of our suppliers and customers. In addition, the sharp economic downturn in Asia over the last two years adversely affected our business by reducing demand for our customers' products in Asia. Future economic downturns in Asia or elsewhere could be detrimental to our business by constraining our growth.

There may be political and economic risks associated with doing business in Hong Kong due to its status as a Special Administrative Region of the People's Republic of China.

  All our operating assets and substantially all our sales are derived from semiconductor assembly and testing operations located in Hong Kong. As a result, our financial condition and results of operations may be influenced by the political and economic situation in Hong Kong. Hong Kong is a Special Administrative Region of the People's Republic of China, or PRC. Under the Basic Law governing the Special Administrative Region, Hong Kong has its own government and is entitled to significant autonomy from the PRC. However, future political, military or economic developments in the PRC may adversely affect Hong Kong and our company.

As a result of our recapitalization in October 1999, we now operate as a stand-alone company. As we adapt to this new independence, we may experience administrative and managerial difficulties that could negatively affect our results of operations or financial condition.

  Until our recapitalization, we were an indirect, wholly owned subsidiary of QPL International Holdings Limited. Although we operated our business with a significant amount of autonomy, we received administrative, managerial and other assistance from QPL while part of the QPL group of companies. After our recapitalization, we began operating independently of QPL for the first time and now have a new chief executive officer and new chief financial officer. As a result of these changes, we are having to develop our own administrative and managerial systems and resources and integrate our new management into our organization. In doing so, we may encounter difficulties in efficiently integrating our new systems into our current operations and establishing communication and coordination between new management and our existing employees and incur expenses that could negatively affect the operations and financial condition of our company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Our Recapitalization".

With most of our operations conducted in two facilities in Hong Kong, we are vulnerable to disasters and other disruptive events. Any such occurrence could temporarily disrupt or even shut down our assembly and testing operations. Such disruption could render us unable to assemble or test semiconductors, which could cause us to lose revenue and perhaps lose customers.

  We conduct all our assembly operations in one of our facilities in Hong Kong and our testing operations at our other facility in Hong Kong. Significant damage or other impediments to either of these facilities, whether as a result of fire, weather, industrial strikes, breakdowns of equipment, difficulties or delays in obtaining imported spare parts and equipment, natural disasters, industrial accidents or other causes could temporarily disrupt or even shut down our operations, which would have an adverse effect on our financial condition and operating results. We maintain insurance, including business interruption insurance, against some, but not all, of these events and we cannot assure you that our insurance will be adequate to cover any direct or indirect losses or liabilities resulting from those events.

We may be unable to obtain assembly or testing equipment when we require it, which would affect our growth.

  The semiconductor assembly and test business is capital intensive and requires investment in expensive capital equipment manufactured by a limited number of suppliers, who are located principally in the United States, Europe and Japan. The market for capital equipment used in semiconductor assembly and testing is characterized, from time to time, by intense demand, limited supply and long delivery cycles. Our operations and expansion plans are highly dependent upon our ability to obtain a significant amount of such capital equipment from a limited number of suppliers. Generally, we have no binding supply agreements with any of our suppliers and we acquire our equipment on a purchase order basis, which exposes us to substantial risks. For example, increased levels of demand for the type of capital equipment required in our business may cause an increase in the price of such equipment and may lengthen delivery cycles. If we are unable to obtain assembly equipment such as wire bonders and testing equipment in a timely manner, we may be unable to fulfill our customers' orders and implement growth plans. If prices for equipment increase, we may be unable to pass on additional costs to our customers. These results would negatively affect our net sales and profitability and could possibly cause us to permanently lose customers.

Inadequate supplies of key materials such as ball grid array substrates, leadframes and gold wires could adversely affect our semiconductor assembly operations. This would limit our ability to grow.

  Obtaining raw materials from our vendors in a timely manner, in sufficient quantities and qualities and at competitive prices is important to our operations and general competitiveness. We obtain most of our critical material, such as ball grid array substrates, leadframes and gold wires, from a limited group of suppliers and have few long-term contracts with our suppliers. Shortages could occur in these materials due to interruptions of supply or increased demand in the industry, particularly with advanced packaging materials that are in high demand due to strong growth in the communications industry. The transition to a new supplier could take time and disrupt our business, as a new supplier would need to adjust their product to meet the specifications of our packages. In addition, most of our suppliers of raw materials are located in Asia. Many countries in this region have experienced currency devaluations and difficulties in financing short term obligations. If such events continue or recur, our suppliers could have difficulty delivering sufficient quantities of raw materials in a timely manner or at all. We have occasionally experienced difficulty obtaining acceptable materials on a timely basis because vendors have extended lead times or limited supply due to capacity constraints or exceptional demand. Our market share and sales could be materially and adversely affected if we are unable to obtain sufficient quantities of materials such as BGA substrates, leadframes and gold wires and other supplies in a timely manner or if we cannot pass on to our customers significant increases in the costs of raw materials.

We rely on substantial amounts of intellectual property in our business. If we are unable to protect this intellectual property, we may lose advantages in innovation we may have over our competitors. We could become involved in infringement claims with third parties. These occurrences might impact our business significantly.

  We have patents, trademarks, confidentiality agreements, collaborator agreements and other arrangements intended to protect our proprietary technologies and products. These protections and any future measures we take might not adequately cover or protect our intellectual property. In particular, our competitors may be able to develop similar or superior products. Also, we cannot assure you that the Asian countries in which we market our products, such as Taiwan and China, will protect our intellectual property rights to the same extent as the

United States. Even if we have valid protections, we may not have sufficient financial and legal resources to protect or enforce our rights. Furthermore, many of our products and technologies are not covered by any patent or pending patent application.

  Third parties may claim that we are infringing their intellectual property rights. Such claims could have a serious adverse effect on our business and financial condition. We may seek licenses from such parties, but they could refuse to grant us a license or demand commercially unreasonable terms. We might not have sufficient resources to pay for the licenses. Such infringement claims could also cause us to incur substantial liabilities and to suspend or permanently cease the use of critical technologies or processes or the production or sale of major products.

The loss of key executive officers and employees could negatively impact our business prospects. Our inability to retain key personnel at all levels would limit our ability to develop new and enhanced packaging and testing services.

  We depend on our ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense and the retention of scientific and engineering personnel in our industry typically requires attractive compensation packages. In attracting and retaining such personnel, we may be required to incur significantly increased compensation costs. We cannot predict whether we will be successful in attracting and retaining the personnel we need to successfully develop new and enhanced packaging and testing services and to continue to grow and operate profitably. In addition, we do not maintain key man insurance on any of our key personnel.

Environmental, health and safety laws could impose material liability on us and could require us to incur material capital and operational costs. Any new regulatory developments are beyond our control, and our financial condition may be negatively affected if we are required to incur significant costs of compliance.

  We are subject to environmental, health and safety laws in Hong Kong that impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances. These laws could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Although we have not incurred any significant liability under these laws in the past, stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to expand.

  In addition, QPL provides us with chemical waste disposal services due to our respective facilities being located in the same building. QPL provides these services pursuant to a license issued by the Hong Kong government that must be renewed annually. If QPL fails to renew this license, the license is cancelled for any reason or we fail to otherwise have the benefit of this license, we will need to obtain a license from the government in order to dispose of the chemical waste generated by our assembly operations. Any failure to obtain such a license could materially and adversely affect our operations.

We are controlled by two principal groups of shareholders and their interests may conflict with your interests.

  Three groups of private equity funds separately managed by or affiliated with Chase Capital Partners Asia, Olympus Capital Holdings Asia and Orchid Asia Holdings, respectively, referred to as the investor group in this prospectus, collectively own 42.6% of the outstanding ordinary shares of ASAT Holdings. The investor group has signed an agreement generally to vote in unison. QPL also owns 42.6% of the ordinary shares of ASAT Holdings, assuming the underwriters have not exercised their over-allotment option in connection with the issue of our ADSs. In addition, the investor group can acquire additional shares of ASAT Holdings from QPL in satisfaction of indemnification claims against QPL and under a credit support arrangement with creditors of QPL. The investor group and QPL together control ASAT Holdings' board of directors, management and policies. The investor group and QPL are not obligated to provide any financing under their current shareholders' agreement. The investor group and QPL are not obligated to exercise their rights as shareholders in the interests of ASAT or holders of the ADSs and may engage in activities that conflict with such interests. See "Principal Shareholders". Furthermore, disagreements between the investor group and QPL which cannot be resolved could adversely affect the management of our company.

Some of our costs are denominated in foreign currencies and any depreciation of the U.S. dollar against such foreign currencies could increase these costs.

  While substantially all of our revenues are U.S. dollar denominated, a portion of our costs are denominated in other currencies, primarily Hong Kong dollars and to a lesser extent Japanese yen. The Hong Kong dollar historically has accounted for the largest share of our costs. Because the exchange rate of the Hong Kong dollar to the U.S. dollar has remained close to the current linked rate of HK$7.80 = $1.00 since 1983, we have not experienced significant foreign exchange gains or losses associated with that currency. However, the Hong Kong government could change the linked rate or abandon the link altogether. Depreciation of the U.S. dollar against the Hong Kong dollar or Japanese yen would generally increase our Hong Kong dollar or Japanese yen expenses.

We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the indenture governing the Notes.

  If we undergo a Change of Control (as defined in "Description of Notes"), we must offer to buy back the notes for a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any. The Senior Secured Facilities which we repaid in full with part of the proceeds of the initial public offering of our ADSs, in July 2000, effectively required repayment upon a Change of Control and further prohibited us from repurchasing the notes until we first repaid the Senior Secured Facilities in full. We intend to assume more debt. Future debt may also contain similar provisions. If a Change of Control occurs, we cannot assure you that we will have sufficient funds to satisfy these other debt obligations and repurchase the notes. See "Description of Other Indebtedness" and "Description of Notes-- Certain Covenants".

U.S. federal and state laws and Hong Kong laws allow courts, under specific circumstances, to void debts and require holders of debt to return payments received from debtors.

  United States. Certain provisions of the U.S. Bankruptcy Code and/or comparable provisions of state fraudulent transfer or conveyance laws restrict our ability to issue debt under certain circumstances. If at the time we issue the notes we received less than reasonably equivalent value or fair consideration for incurring such debt, and we:

  .  were insolvent when we incurred the debt;

  . were rendered insolvent by our incurrence of the debt (and our application of the proceeds from the debt);

  . were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our businesses; or

  . intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured or became due;

or if at the time we issue the notes we incurred such debt with the intent to hinder, delay or defraud creditors, then, in each case, a court of competent jurisdiction could (1) void, in whole or in part, the notes and direct the repayment of any amounts paid thereunder to us or a fund for the benefit of our creditors, (2) subordinate the notes to our obligations to our existing and future creditors or (3) take other actions detrimental to the holders of the notes. The measure of insolvency for purposes of the above will vary depending upon the law applied in the case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, was greater than all of our assets at fair valuation or if the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured.

  In addition, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us within 90 days after we made any payment with respect to the notes and we were insolvent at the time of such payment, all or a portion of such payment could be voided as a preferential transfer and the recipient of such payment could be required to return such payment to us or a fund for the benefit of our creditors.

  Based upon financial and other information currently available to us, we believe that we are issuing the notes for proper purposes in good faith and that at the time we issue the notes we will not be insolvent or be rendered insolvent thereby, will have sufficient capital to carry on our business and will be able to pay our debts as they mature or become due. In reaching these conclusions, we have relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, a court may not adopt the assumptions and methodologies we have chosen or concur with our conclusion as to our solvency, adequate capitalization or ability to pay debts as they come due.

  Holders of the notes will also be direct creditors of each guarantor by virtue of its guarantee of the notes. Nonetheless, if such a guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, its obligations may be subject to review under United States federal and state fraudulent transfer laws. Under those laws, among other things, a court could avoid the guarantor's obligations under its guarantee if it concludes that the guarantor incurred its obligations for less than reasonably equivalent value or fair consideration at a time when the guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. The obligations of each guarantor under its guarantee of the notes will be limited in a manner intended to cause it not to be a fraudulent transfer under applicable law, although we cannot assure you that a court would give the holder of the notes the benefit of such provision.

  Hong Kong. The notes are governed by the laws of the State of New York. However, Hong Kong law may apply to any winding up of ASAT HK in Hong Kong. Under Hong Kong liquidation laws, if ASAT HK were to go into liquidation, payments under its guarantee of the notes or payments under any security given by ASAT HK in respect of its obligations under the notes could be set aside under certain circumstances and amounts previously paid by ASAT HK to note holders may need to be repaid to ASAT HK for the benefit of its creditors. These results could occur if:

  . ASAT Finance were found to have issued the notes or ASAT HK were found to have given its guarantee of the notes with an intent to defraud ASAT HK's other creditors or for any fraudulent purpose, and the note holders were found to have been party to the fraud;

  . in the event a liquidation of ASAT HK commenced within 6 months from the time ASAT HK gave its guarantee of the notes or made a payment under its guarantee of the notes, ASAT HK was found to have been insolvent at such time and the recipients of such payments were found to have been preferred over ASAT HK's other creditors. In certain circumstances, the 6 months period mentioned may be extended to 2 years; or

  . ASAT HK's directors were found to be in breach of their fiduciary duties and the note holders were found to have knowingly assisted in such breach.

  Regardless of whether ASAT HK is in liquidation, under Hong Kong Law, the guarantees by ASAT HK of the notes and any security given by ASAT HK in respect of the obligations under the notes could be challenged or set aside by the shareholders of ASAT HK or any creditor or liquidator if there is no commercial benefit for ASAT HK.

Risks Relating to the Offering

We cannot assure you that an active trading market will develop for the notes.

  Prior to this offer to exchange, there has not been a public market for the notes. The initial purchasers of the original notes are entitled to make a market in the original notes and the new notes. However, the initial purchasers may cease their market-making activities at any time. In addition, such market making activities may be limited during the exchange offer and while the effectiveness of any registration statement is pending. Accordingly, we cannot assure you that an active trading market will develop for the original notes or the new notes or how liquid that market will become. Even if an active trading market for the notes developed, both the liquidity and the market price for the old notes and new notes may be adversely affected by prevailing interest rates, our operations, the overall market for emerging market securities and other factors. We did not list the original notes and we do not intend to apply for listing the new notes on any securities exchange or stock market.

If you fail to exchange the original notes you hold, they will remain subject to transfer restrictions.

  Untendered original notes that are not exchanged for new notes pursuant to this exchange offer will remain restricted securities. Original notes will continue to be subject to the following restrictions on transfer:

  . outstanding notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law,

  . original notes shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom, and

  . a holder of original notes who desires to sell or otherwise dispose of all or any part of its original notes under an exemption from registration under the Securities Act, if requested by ASAT Finance or the trustee, must deliver opinions of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

You will have tax consequences resulting from the original issue discount issued with the original notes.

  The original notes were issued with original issue discount for U.S. federal income tax purposes. The new notes generally will be treated as a continuation of the original notes for U.S. federal income tax purposes. Consequently, holders of the new notes generally will be required to include original issue discount and stated interest on the new notes in gross income for such purposes. See "Certain Tax Considerations--United States Taxation" for a more detailed discussion of the U.S. federal income tax consequences for the holders resulting from the exchange offer.

Unauthorized electronic messages containing one underwriter's projected price/earnings ratios for ASAT were sent to several institutions; the contents of these electronic messages, including the projections, should be totally disregarded; NO INVESTOR SHOULD RELY ON ANY SUCH ELECTRONIC MESSAGES OR PROJECTIONS WHEN MAKING AN INVESTMENT DECISION.

  Prior to the initial public filing of the registration statement covering ASAT Holdings' ADSs, two salespersons at Donaldson, Lufkin & Jenrette Asia Limited ("DLJ Asia") without authorization composed and sent electronic messages to 85 individuals, 31 of whom were located in the United States. DLJ Asia is an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which is a joint book-running manager and underwriter in this offering. Of those 31 individuals located in the United States, 24 were employed by 14 institutional clients of DLJ. Each of these institutional clients is a potential investor in this offering in the United States.

  The electronic messages may have constituted a prospectus that did not meet the requirements of the United States Securities Act of 1933. Promptly after discovering this error, DLJ implemented several measures to minimize the effects of the unauthorized distribution of the electronic messages and their contents. With respect to the electronic messages sent into the United States, DLJ was able to recall some of the messages and inform the recipients of the other electronic messages that such messages were unauthorized, had been sent in error and should be disregarded and deleted. All those recipients confirmed to DLJ their understanding of such advice or their deletion of the electronic messages.

  DLJ advised recipients of the messages outside the United States that the messages had been sent in error, should be disregarded and should not be sent into the United States.

  Neither ASAT, the selling shareholders nor any of the other underwriters were involved in any way in the preparation or sending of these electronic messages and none of them takes any responsibility for the content of these electronic messages. No person who received the electronic messages or the information contained therein should rely upon them in any manner in making a decision whether to exchange their note in this offering. Instead note holders should make their investment decision only in reliance on and after carefully reviewing and evaluating all the information elsewhere in this prospectus.

  The electronic messages contained a projected range of price/earnings ratios for ASAT and various competitors of ASAT. The projected range of price/earnings ratios for ASAT were stated as being between 14.3 and 18.5 times ASAT's projected earnings for 2001. These ratios were based on the $11 to $14 estimated price range for this offering and DLJ's projected consolidated net income of ASAT for the year ended January 31, 2002. This net income projection was, in turn, based upon a financial model prepared by DLJ which is dependent upon a significant number of estimates and assumptions.

  These estimates and assumptions are inherently subject to significant uncertainties and contingencies. Failure of any one assumption to prove to be correct could result in one or more other assumptions being incorrect and is likely to result in the net income projection and range of price/earnings ratios being incorrect. In particular, the estimates and assumptions reflect the current strong industry environment and ASAT Holdings' favorable financial results in recent quarters, which have been substantially above historical levels. The estimates and assumptions do not take into account the possibility of an industry downturn, which have occurred frequently and unpredictably in the past. Such a downturn would cause ASAT Holdings to underperform the projections, perhaps materially. Among the most important assumptions underlying these projections were:

  . Strong growth in the semiconductor industry significantly above historical rates and continued rapid expansion in the outsourcing of packaging services;

  . Substantial capital investment by ASAT Holdings in assembly and test capacity significantly above historic levels;

  . Continued increase of advanced packaging products relative to ASAT Holdings' overall product mix;

  . Gross and operating margins at levels in line with recent periods, which have been above historical levels; and

  .  Gradual but limited decline in price per lead.

  Projections are forward-looking statements that are necessarily speculative in nature. It is likely that one or more of the assumptions on which such projected net income was based will not occur. Accordingly, actual net income for and the actual range of price/earnings ratios for the year ended January 31, 2002 will vary from the projected net income underlying the price earnings ratios indicated in the electronic messages. This variation may be material and adverse. ASAT, no selling shareholder and no other underwriter participated in the preparation or consideration of any of these projections or the estimates, financial models or assumptions on which these projections were based. All such persons expressly make no representation as to the reasonableness or applicability of such assumptions. None of these projections was prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, or generally accepted accounting principles. Neither Deloitte Touche Tohmatsu nor any other independent accountants have expressed an opinion or any other form of assurance on these projections.

  The inclusion in this prospectus and the electronic messages of ASAT's price/earnings ratios for the year ended January 31, 2002 and the implied earnings projections underlying the ratio are not representations by ASAT, any selling shareholder, any underwriter or any other person that such projections or the estimates and assumptions underlying such projections will or may be achieved. All such parties expressly disclaim all responsibility for these forward looking statements and estimates and the underlying financial models and assumptions. The electronic messages also contained projected price/earnings ratios of three of ASAT's competitors which presented ASAT more favorably than such competitors. You should not regard the inclusion of such comparative price/earnings ratios as an indication of ASAT's likely relative performance or valuation in comparison to such competitors. ASAT, the selling shareholders and the underwriters expressly disclaim making any representation to such effect. WE STRONGLY CAUTION YOU NOT TO PLACE ANY RELIANCE ON ANY OF THESE PROJECTIONS OR COMPARISONS. You should carefully evaluate all of the other information in this prospectus including the risks described in this section. Furthermore, we do not make, and in the future do not intend to make, public financial projections or revisions to existing projections of others.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

  We have made forward looking statements in this prospectus. These statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". You can identify many of these forward looking statements by our use of forward looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. We discuss important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus in the "Risk Factors" section and elsewhere in this prospectus.

  In addition, we include estimates and projections in this prospectus regarding the semiconductor industry (including the assembly and testing industry) and its anticipated future performance. All of these estimates and projections were prepared by the industry research firms listed on page i of this prospectus. These estimates and projections reflect various assumptions by these industry research firms and we have included them solely for illustrative purposes. Projections by their very nature are subject to uncertainties and variation due to unforeseen factors. The actual results of the semiconductor industry could vary from the projections, possibly significantly. You should not rely on the projections in evaluating our business or making your investment decision. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

                         SOURCES AND USES OF PROCEEDS

  The net proceeds from the offering of the units, after deducting fees and expenses of the offering, were approximately $143.9 million. We used the net proceeds of the offering of the units in connection with the recapitalization. We will not receive any additional cash proceeds from the issuance of the new notes in the exchange offer. The original notes surrendered in exchange for the new notes will be retired and cancelled.

  On July 14, 2000, ASAT Holdings completed its public offering of 20,000,000 of its American Depositary Shares, or ADSs, representing 100,000,000 of its ordinary shares. ASAT Holdings used part of the proceeds of the sale of its ADSs to redeem 35% of the aggregate principal amount outstanding of our original notes on August 23, 2000. See "Summary Description of the New Notes and Guarantees--Optional Redemption" and "Description of Notes--Optional Redemption".

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

  On October 29, 1999, we entered into a registration rights agreement with the initial purchasers of the original notes. In the registration rights agreement, we agreed that:

  . Within 60 days of the issuance of the original notes, we will file a registration statement with the SEC to register an offer to exchange the original notes for new notes having terms substantially identical to the original notes.

  . Within 180 days after the date of the issuance of the original notes, we will use our best efforts to cause the registration statement to become effective under the Securities Act.

  . We will use our best efforts to cause the registration statement to be effective continuously and keep the exchange offer open for at least 20 business days or longer period as required by applicable federal and state securities laws but in any case not more than 30 days.

  We have been required to pay liquidated damages on the original notes since April 28, 2000 and will continue to pay liquidated damages on the original notes until the registration statement for this exchange offer is declared effective, at the rates set forth in "The Exchange Offer--Liquidated Damages".

Terms of the Exchange Offer

  Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, we are offering to exchange $1,000 in principal amount at maturity of new notes for each $1,000 in principal amount at maturity of outstanding original notes. The terms of the new notes are substantially identical to the terms of the original notes for which they may be exchanged in the exchange offer, except that:

  (1) the new notes will be freely transferable, other than as described in this prospectus, and will not contain any legend restricting their transfer;

  (2) holders of the new notes will not be entitled to certain rights of the holders of the original notes under the registration agreement, which rights will terminate on completion of the exchange offer; and

  (3) the new notes will not contain any provisions regarding the payment of special interest.

  The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. See "Description of the Notes".

  We are sending this prospectus, together with the accompanying letter of transmittal, to all registered holders as of October 19, 2000. By tendering original notes, a holder will be entering into an agreement with us having the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

  We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent". The exchange agent will act as agent for the tendering holders of original notes for the purpose of receiving new notes from us and delivering new notes to tendering holders.

Interest on the New Notes

  The new notes will bear interest from November 1, 2000, payable semiannually on November 1 and May 1 of each year commencing on May 1, 2001, at the rate of 12.5% per annum. Holders of original notes whose original notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the original notes accrued and unpaid from November 1, 2000 until the date of the issuance of the new notes. Consequently, holders who exchange their original notes for new notes will receive the same interest payment on May 1, 2001, the first interest payment date with respect to the original notes and the new notes, that they would have received had they not accepted the exchange offer.

Transfers of New Notes

  Based on interpretations by the SEC's staff in no-action letters issued to other parties, we believe that holders of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

  (1) acquired the new notes in the ordinary course of the holders' business;

  (2) have no arrangement or understanding with any person to participate in, a distribution of the new notes;

  (3) are not our affiliates within the meaning of Rule 405 under the Securities Act;

  (4) are not broker-dealers who acquired original notes directly from us;
      and

  (5) are not broker-dealers who acquired original notes as a result of market-making or other trading activities.

  Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for original notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date on which the exchange offer expires and ending on the close of business one year after that date, we will make this prospectus available to any broker-dealer for use in connection with any resale of this kind.

  Tendering holders of original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of original notes for new notes in the exchange offer.

Shelf Registration

  In the event that:

  .  the exchange offer is not permitted by applicable law;

  . any holder is prohibited by law or SEC policy from participating in the exchange offer;

  . a holder may not resell the new notes purchased in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holders; or

  . the holder is a broker-dealer and holds the original notes acquired directly from ASAT Finance or any of ASAT Finance's affiliates,

then within specified time frame we will:

  (1) file a shelf registration statement relating to the offer and sale of the original notes or the new notes, as the case may be,

  (2) cause the shelf registration statement to be declared effective under the Securities Act and

  (3) use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until two years after its effective date.

  If we file a shelf registration statement we will:

  (1) provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement,

  (2) notify the relevant holders when the shelf registration statement has become effective, and

  (3) take other actions as are required to permit unrestricted resales of the original notes or the new notes, as the case may be.

  A holder selling notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. Consequently, the holder will be subject to some of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder, including specified indemnification obligations.

Liquidated Damages

  If:

  . on or before the 60th day following the date the original notes were issued, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC;

  . on or before the 180th day following the date the original notes were issued, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

  . the exchange offer fails to be consummated prior to or on the specified deadline; or

  . after either the exchange offer registration statement or the shelf registration statement has been declared effective, but thereafter ceases to be effective or fails to be usable for its intended purpose, then we jointly and severally agreed to pay to each holder affected liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of the original or new notes, as the case may be, held by such holder for each week for the first 90-day period. The amount of liquidated damages shall increase by additional $0.05 per week per $1,000 in principal amount of original or new notes with respect to each subsequent 90-day period until the defaults are cured. The maximum amount of the liquidated damages are $0.30 per week per $1,000 in principal amount of the original or new notes, as the case may be. We delayed launching the exchange offer until after completion of the initial public offering of our ADSs on July 14, 2000. Due to this delay, we are required to pay liquidated damages from April 28, 2000 until the registration statement for this exchange offer is declared effective by the SEC.

  The summary of provisions of the registration rights agreement does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement. We will provide a copy of the registration rights agreement upon request.

Expiration Date; Extensions; Amendments

  The exchange offer will expire on November 17, 2000 unless we, in our sole discretion, extend it. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice and will mail to the record holders of original notes an announcement of the extension. The notice to both the exchange agent and the holders of record must be given prior to 9:00 a.m., New York City time, on the next business day after the date on which the exchange offer was previously scheduled to expire.

  We reserve the right to delay acceptance of any original notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept original notes not previously accepted, if any of the conditions described under "--Termination" has occurred and we have not waived the condition(s). We will give oral or written notice of such delay, extension or termination to the exchange agent. We also reserve the right to amend the terms of the exchange offer in any manner if we think the amendment would be advantageous to the holders of the original notes. We will give oral or written notice as promptly as practicable of any delay in acceptance, extension, termination or amendment. If we think that the amendment to the exchange offer would be a material change, we will promptly give notice of the amendment in a manner that we reasonably calculate will inform the holders of the original notes of the amendment.

  We have discretion as to the manner in which we make any of the announcements or notices described in the previous paragraph. We will have no obligation to publish, advertise, or otherwise communicate the public announcement in any specific manner.

General Procedures for Tendering

  To tender in the exchange offer, a holder must

  (1) complete, sign and date the letter of transmittal, or a copy of the letter of transmittal,

  (2) have the signatures guaranteed if the letter of transmittal so requires, and

  (3) mail or otherwise deliver the letter of transmittal, together with the original notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Method of Delivery

  Any financial institution that is a participant in the Depository Trust Company's, or DTC's, Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer its original notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP"). If you are a financial institution, you may deliver original notes through book-entry transfer into the exchange agent's account at DTC. However, in addition you must transmit the letter of transmittal, or a copy of the letter of transmittal, with any required signature guarantees and any other required documents, and the exchange agent must receive or confirm the letter of transmittal, along with any required guarantees and documents at its addresses listed under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date.

 Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

  Holders must deliver all documents to the exchange agent at the address given in this prospectus. A holder may also request that a broker, dealer, commercial bank, trust company or nominee effect the tender for him.

  The method of delivery of original notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or original notes to us.

Who May Tender

  Only a holder of original notes may tender those original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on the books of ASAT Finance or any other person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by DTC who desires to deliver those original notes by book-entry transfer at DTC.

  Any beneficial holder whose original notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial holder wishes to tender on his own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering his original notes, either
(a) make appropriate arrangements to register ownership of the original notes in the beneficial holder's name or (b) obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures; Guarantees

  Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, unless the original notes are tendered (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible guarantor institution.

  If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, those original notes must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the original notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the original notes.

  If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative relationship with a holder, those persons should indicate the nature of the fiduciary or representative relationship to the holder when signing and submit with the letter of transmittal evidence satisfactory to us of their authority to act in that relationship to the holder.

Validity of Tender; Purchase of Original Notes

  We will determine in our sole discretion, which determinations will be final and binding, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered original notes. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes if our counsel advises that it would be unlawful to accept them. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. If a holder has not properly tendered original notes to the exchange agent, and we have not waived the defects or irregularities or the holder has not cured them, then the exchange agent will transmit them without cost to the tendering holder of the original notes as soon as practicable following the expiration date of the exchange offer. The letter of transmittal may provide for terms of the tender that are different from those in this paragraph.

  Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Neither we nor the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes.

  In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date of the exchange offer or to terminate the exchange offer and
(b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

  Holders who wish to tender their original notes and (1) whose original notes are not immediately available, (2) who cannot deliver their original notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date of the exchange offer, or (3) if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  (a) the holder makes the tender through an eligible guarantor institution;

  (b) prior to the expiration date of the exchange offer, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed "notice of guaranteed delivery" in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth:

    (1) the name and address of the holder of the original notes,

    (2) the certificate number or numbers of such original notes,

    (3) the principal amount of original notes tendered,

    (4) a statement that the tender is being made by the notice of guaranteed delivery, and

    (5) a guarantee that, within five business days after the expiration date of the exchange offer, the letter of transmittal, or a copy of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  (c) such properly completed and executed letter of transmittal, together with the certificate(s) representing all tendered original notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of original notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date of the exchange offer.

Withdrawal of Tenders

  Except as otherwise provided herein, holders may withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer unless the original notes have been previously accepted for exchange.

  To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the expiration date of the exchange offer and before we have accepted the original notes for exchange. Any notice of withdrawal must:

  (1) specify the name of the person having deposited the original notes to be withdrawn,

  (2) identify the original notes to be withdrawn (including the certificate number or numbers and principal amount of such original notes),

  (3) be signed by the person who deposited the original notes in the same manner as the original signature on the letter of transmittal by which the original notes were tendered (including any required signature guarantees). In the alternative, the notice of withdrawal must be accompanied by documents of transfer sufficient to permit the trustee with respect to the original notes to register the transfer of those original notes into the name of the depositor withdrawing the tender, and

  (4) specify the name in which any such original notes are to be registered, if different from the name of the depositor.

  We will determine all questions as to the validity, form and eligibility (including time of receipt) for withdrawal notices. Our determination will be final and binding on all parties. We will not deem any original notes so withdrawn to have been validly tendered for purposes of the exchange offer and we will not issue any new notes unless the original notes so withdrawn are validly tendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be tendered by following one of the procedures described above under "General Procedures for Tendering", "Method of Delivery" and "Guaranteed Delivery Procedures" at any time prior to the expiration date of the exchange offer.

Termination

  We will not be required to accept for exchange, or exchange new notes for, any original notes not accepted for exchange. We may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the original notes if:

  (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer; or

  (2) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC or court of competent jurisdiction in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

  If we determine that we may terminate the exchange offer, as set forth above, we may:

  (1) refuse to accept any original notes and return any original notes that have been tendered back to the original holders,

  (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer except for tendered original notes that holders may withdraw, or

  (3) waive any termination event with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn.

  If any waiver we make under item (3) above is a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that we will distribute to each registered holder of original notes. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the original notes, if the exchange offer would otherwise expire during that period.

Exchange Agent

  We have appointed The Chase Manhattan Bank, the trustee under the indenture executed in connection with the offering of the original notes, as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

            By Mail or Hand Delivery:     The Chase Manhattan Bank, Exchange
                                          Agent

                                          55 Water Street
                                          Rm. 234
                                          New York, New York 10041
                                          Attention: Carlos Esteves

            Facsimile Transmission:       (212) 638-0459
            Confirm by Telephone:         (212) 638-0828

Fees and Expenses

  We will bear the expenses of soliciting tenders pursuant to the exchange. We are making the principal solicitation for tenders pursuant to the exchange offer by mail. Officers and regular employees of ASAT Finance, and ASAT Finance's affiliates, may make additional solicitations for tenders by facsimile, by telephone or in person.

  We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

  We will also pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees.

  We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. However, if:

(1) certificates representing new notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the original notes tendered,

(2) tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3) a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If the tendering holder does not submit satisfactory evidence of payment of the taxes or exemption from the taxes with the letter of transmittal, then the amount of the transfer taxes will be billed directly to such tendering holder.

The Consent Solicitation

  Concurrently with the exchange offer, we are soliciting consents from you to revise the reporting requirements of ASAT Holdings in section 4.8 of the indenture. ASAT Holdings is a foreign private issuer but has agreed in section
4.8 of the indenture to file with the SEC, annual and quarterly reports as if it is a US issuer subject to the requirements of section 13 or 15(d) of the Exchange Act. We are requesting note holders' consent to revise section 4.8 so that ASAT Finance, ASAT Holdings and its subsidiaries will not be required to disclose in such reports certain information regarding their executives and their compensation as required by rules 400 to 405 of Regulation S-K, as if they were a US issuer(s) subject to such requirements.

  We will make no separate payment for consents delivered in the consent solicitation.

  To amend the indenture, the registered holders of at least a majority of the outstanding aggregate principal amount of the original notes must tender consents thereto. There are presently outstanding after taking into account the redemption of 35% of our outstanding original notes an aggregate principal amount of $100,750,000 of original notes.

  Holders of original notes who tender such original notes for exchange pursuant to the exchange offer will be deemed to have consented to the proposed amendments to the indenture and the registration rights agreement unless the appropriate box voting "No" is checked on the consent and letter of transmittal.

  The proposed amendments to the indenture will not become operative until the date and time that the requisite consents are given by the holders of the original notes. If the proposed amendments become operative, each holder of an original note or an exchange note will be bound by the proposed amendments regardless of whether such holder consented to the proposed amendments.

  Set forth below is the proposed amendment to the indenture in the form that will be adopted in the first supplemental indenture to the indenture. A copy of the proposed amendment to the indenture is an exhibit to the registration statement of which this prospectus is a part, is on file with ASAT Finance and is available upon request to ASAT Finance.

    Section 4.8 of the indenture shall be amended, as of the original date of the indenture, by adding the following paragraph at the end of the text of section 4.8 as follows:

    "Notwithstanding anything to the contrary in the foregoing, ASAT Holdings, including its subsidiaries, will not be required to include in the annual, quarterly or other reports set forth in this section 4.8, unless otherwise required to be disclosed by a foreign private issuer any information required by items 400 to 405 of Regulation S-K, as amended."

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following tables present the unaudited pro forma consolidated statement of operations and other data of ASAT Holdings for the year ended April 30, 2000. These pro forma financial statements give effect to our recapitalization in October 1999 as if it had occurred as of May 1, 1999. We have derived the pro forma data by applying pro forma adjustments to ASAT Holdings' consolidated financial results which are included elsewhere in this prospectus.

  These pro forma financial statements do not purport to represent what ASAT's financial position or results of operations would have actually been had our recapitalization in fact occurred on such date, or to project results of operations for any future period. You should read the statements below in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes, included elsewhere in this prospectus.

                                             Year Ended April 30, 2000
                                          -------------------------------------
                                                       Pro Forma
                                          Historical  Adjustments     Pro Forma
                                          ----------  -----------     ---------
                                           (Dollars in thousands, except
                                                    share data)
Statement of Operations Data:
Net sales................................ $ 312,131     $    --       $ 312,131
Cost of sales............................  (199,636)        (47)(/1/)  (199,683)
                                          ---------     -------       ---------
  Gross profit...........................   112,495         (47)(/1/)   112,448
Selling, general and administrative
 expenses................................   (26,453)       (703)(/1/)   (27,156)
Research and development.................    (4,676)         --          (4,676)
Nonrecurring charge for obsolete
 equipment ..............................   (12,340)         --         (12,340)
                                          ---------     -------       ---------
  Operating income.......................    69,026        (750)         68,276
Other income, net........................     1,048          --           1,048
Interest expense.........................   (18,994)     (7,049)(/2/)   (26,043)
Recapitalization costs...................    (6,813)         --          (6,813)
                                          ---------     -------       ---------
  Income (loss) before provision for
   income taxes..........................    44,267      (7,799)         36,468
(Provision) benefit for income taxes.....    (9,558)        863(/3/)     (8,695)
                                          ---------     -------       ---------
  Net income (loss)...................... $  34,709     $(6,936)      $  27,773
                                          =========     =======       =========
  Net income per share(/4/).............. $    0.06     $    --       $    0.05
                                          =========     =======       =========
Other Financial Data:
Depreciation and amortization............ $  25,513          --       $  25,513
Capital expenditures.....................    56,036          --          56,036

---------------------
Notes to Unaudited Pro Forma Consolidated Statements of Operations

Year Ended April 30, 2000

  1. In connection with our recapitalization, ASAT incurred the following additional costs:

                                                                     Year Ended
                                                                   April 30, 2000
                                                                   --------------
                                                                    (Dollars in
                                                                     thousands)
   (a)  Annual compensation for Chief Executive and Financial
        Officers................................................        $515
   (b) Additional costs for management information service and
     other personnel transferred from QPL to ASAT...............         188
                                                                        ----
    Adjustment to selling, general and administrative expenses..        $703
                                                                        ====
   (c) Additional waste disposal costs under agreement with QPL
     included in cost of sales..................................        $ 47
                                                                        ====

  2. The increase to pro forma interest expense as a result of the recapitalization is summarized as follows:

                                                                  Year Ended
                                                                April 30, 2000
                                                                --------------
                                                                 (Dollars in
                                                                  thousands)
   Interest on revolving credit facility.......................    $   --
   Interest on term loan facility--9.5%........................      3,800
   Interest on senior notes due 2006--12.5%....................     19,375
   Bank commitment fees........................................        188
                                                                   -------
   Cash interest expense.......................................     23,363
   Amortization of debt discount and issuance costs............      2,680
                                                                   -------
   Interest expense from recapitalization related debt
    requirements...............................................     26,043
   Less: historical interest expense...........................    (18,994)
                                                                   -------
   Net increase................................................    $ 7,049
                                                                   =======

  Interest on the term loan facility is LIBOR plus 3.5%, which for the purposes of the above table is assumed to be 9.5%.

  An increase or decrease in the assumed weighted average interest rate on the term loan facility of 0.125% would change pro forma interest expense by $25,000 for the year ended April 30, 2000.

  3. The adjustment to income tax expense to reflect the additional expenses detailed in notes 1 and 2 above, on the basis that such expenses are partially deductible for tax purposes, has resulted in an effective tax rate of approximately 11%.

  4. The computation of net income per share is calculated as the net income for the period divided by the weighted number of shares outstanding during the year, as adjusted on a retroactive basis for all periods presented to reflect the 576,000,000 ordinary shares issued and outstanding following a share dividend of 47 ordinary shares for each outstanding ordinary share, which we undertook contemporaneously with completion of the offering of our ADSs on July 14, 2000.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following table presents the selected historical consolidated statements of operations, balance sheet, and other data of ASAT Holdings for the periods presented, as if these companies were separate from the QPL group of companies during the periods presented. The selected historical consolidated financial data below as of April 30, 1999 and 2000 and for the years ended April 30, 1998, 1999 and 2000 was derived from our consolidated financial statements for such periods. Deloitte Touche Tohmatsu has audited these consolidated financial statements and their report, together with the consolidated financial statements and the related notes, are included elsewhere in this prospectus. The selected historical financial data below as of April 30, 1998 and for the year ended April 30, 1997 was derived from our audited consolidated financial statements and such data as of April 30, 1996 and 1997, as of July 31, 1999 and 2000, for the year ended April 30, 1996 and for the three months ended July 31, 1999 and 2000 was derived from our unaudited consolidated financial statements.

  You should read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, included elsewhere in this prospectus.

                                                                                   Three Months
                                  Fiscal Year Ended April 30,                     Ended July 31,
                          ------------------------------------------------       -----------------
                            1996      1997      1998      1999      2000          1999      2000
                          --------  --------  --------  --------  --------       -------  --------
                              (Dollars in thousands, except for share and ADS data)
Statement of Operations
 Data:
Net sales...............  $259,362  $213,508  $243,103  $220,623  $312,131       $65,963  $103,033
Cost of sales...........   179,278   162,391   167,350   152,469   199,636        41,961    67,454
                          --------  --------  --------  --------  --------       -------  --------
 Gross profit...........    80,084    51,117    75,753    68,154   112,495        24,002    35,579
                          --------  --------  --------  --------  --------       -------  --------
Operating expenses:
 Selling, general and
  administrative
  expenses..............    31,099    28,552    27,706    26,082    26,453         6,566     8,407
 Research and
  development...........     3,668     4,091     4,467     4,437     4,676         1,157     1,561
 Nonrecurring charge for
  obsolete equipment....       --        --        --        --     12,340(/3/)      --        --
                          --------  --------  --------  --------  --------       -------  --------
 Total operating
  expenses..............    34,767    32,643    32,173    30,519    43,469         7,723     9,968
                          --------  --------  --------  --------  --------       -------  --------
 Income from
  operations............    45,317    18,474    43,580    37,635    69,026        16,279    25,611
Other income, net(/1/)..     2,000       355     1,751     1,184     1,048            65     1,151
Interest expense........   (15,166)   (8,772)   (9,949)   (7,204)  (18,994)       (1,882)   (6,812)
Recapitalization costs..       --        --        --        --     (6,813)(/4/)     --        --
                          --------  --------  --------  --------  --------       -------  --------
Income before income
 taxes and extraordinary
 loss...................    32,151    10,057    35,382    31,615    44,267        14,462    19,950
Provision for income
 taxes..................    (7,095)   (1,970)   (5,043)   (5,569)   (9,558)       (2,194)   (3,840)
                          --------  --------  --------  --------  --------       -------  --------
Income before
 extraordinary loss.....  $ 25,056  $  8,087  $ 30,339  $ 26,046  $ 34,709       $12,268  $ 16,110
Extraordinary loss on
 early extinguishment of
 debt (net of income tax
 benefit of $223).......       --        --        --        --        --            --     (2,565)(/5/)
                          --------  --------  --------  --------  --------       -------  --------
 Net income.............  $ 25,056  $  8,087  $ 30,339  $ 26,046  $ 34,709       $12,268  $ 13,545
                          ========  ========  ========  ========  ========       =======  ========
 Net income per share
  (basic and
  diluted)(/2/).........  $   0.04  $   0.01  $   0.05  $   0.05  $   0.06       $  0.02  $   0.02
                          ========  ========  ========  ========  ========       =======  ========
 Net income per ADS
  (basic and
  diluted)(/2/).........  $   0.22  $   0.07  $   0.26  $   0.23  $   0.30       $  0.11  $   0.11
                          ========  ========  ========  ========  ========       =======  ========
Balance Sheet Data (at
 end of period):
Cash and cash
 equivalents............  $  2,960  $  2,016  $  3,248  $  1,409  $ 10,892       $ 4,608  $170,001
Total assets............   197,013   202,611   253,068   218,683   283,481       224,716   490,921
Total debt(/6/).........    23,367    76,681    95,472    95,142   198,217       175,914   149,437
Total shareholders'
 equity (deficit).......    41,945    50,845    82,399    76,994    14,124       (1,273)   249,671
Other Data:
Adjusted EBITDA(/7/)....  $ 73,308  $ 49,262  $ 65,147  $ 61,991  $105,516       $22,484  $ 32,340
Net cash provided by
 operating activities...       --     47,826    47,155    62,272    81,720        16,720    18,778
Net cash used in
 investing activities...       --    (35,597)  (37,702)  (23,905)  (69,814)       (3,182)  (32,288)
Net cash (used in)
 provided by financing
 activities.............       --    (13,173)   (8,221)  (40,206)   (2,423)      (10,339)  172,619
Depreciation and
 amortization...........    27,991    30,788    21,567    24,356    25,513         6,205     7,402
Capital expenditures....    22,428    34,379    43,978    27,518    56,036         6,315    33,247

---------------------
(1) Other income, net, mainly consists of net foreign currency exchange gains (losses), gains on dealing in foreign exchange contracts and options, and interest income. See note 10 of the notes to our consolidated financial statements included in this prospectus.
(2) The computation of net income per share is calculated as the net income for the period divided by the weighted number of shares outstanding during the year, as adjusted on a retroactive basis for all periods presented to reflect the 576,000,000 ordinary shares issued and outstanding following a share dividend of 47 ordinary shares for each outstanding ordinary share, which we undertook contemporaneously with completion of the offering of our ADSs.
(3) Reflects a one-time, non-cash charge of $12.3 million for obsolete equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 6 of the notes to our consolidated financial statements included in this prospectus.
(4) Reflects costs incurred in connection with our recapitalization in October 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 2 of the notes to our consolidated financial statements included in this prospectus.
(5) Reflects a non-cash charge incurred in connection with the early repayment of our $40.0 million senior secured loan and the $17.0 million outstanding balance on our revolving credit facility.
(6) Debt consists of bank debt, senior notes, capital lease obligations and secured accounts payable. At July 31, 2000, debt included the senior notes. At April 30, 2000, debt included the senior notes, the term loan facility and the revolving credit facility. As of April 30, 1997 and 1998, debt also included the construction financing loan payable to QPL.
(7) "Adjusted EBITDA" is defined in this prospectus as income from operations, plus depreciation and amortization and nonrecurring charges, and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of ASAT's profitability or liquidity. Adjusted EBITDA, as defined in this prospectus, may not be comparable to similarly titled measures used by other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the financial condition and results of operations is based on the financial statements in this prospectus which were prepared to reflect the consolidated financial position, results of operations and cash flows of ASAT Holdings. These consolidated financial statements may not be representative of the consolidated financial condition and results of operations of ASAT Holdings and its subsidiaries had they actually operated separately from QPL. Furthermore, the discussion covers periods prior to the completion of our recapitalization. Since we have a different capital structure after our recapitalization, the results of operations for periods after our recapitalization are not necessarily comparable to prior periods. The following discussion should be read in conjunction with our consolidated financial statements and the pro forma financial statements contained elsewhere in this prospectus.

Overview

  We are one of the world's largest independent providers of semiconductor assembly and testing services. We offer a broad selection of semiconductor packages, including standard and advanced leaded packages and ball grid array, or BGA, packages. Semiconductor packaging protects the enclosed semiconductor chip and provides a network of connections between the chip and a printed circuit board. Leaded packages encapsulate the chip in plastic with metal leads surrounding the edge of the package that connect the chip to the circuit board. BGA packages, however, connect the chip to the circuit board using solder balls on the bottom of the package. We also provide semiconductor testing services, particularly for mixed-signal semiconductors which perform both analog and digital functions.

  Industry Demand. Our business is substantially affected by market conditions in the semiconductor industry. According to the Semiconductor Industry Association, worldwide semiconductor market sales have grown at a compound annual rate of approximately 15.3% between 1980 and 1999, reaching $149.4 billion in 1999. Semiconductor growth continues to be driven by strong end-user demand for telecommunications services, networking applications, computers and consumer products. According to Electronic Trend Publications, total packaging sales for the semiconductor industry were $18.3 billion in 1999, 39.4% of which were generated by independent assembly companies like ASAT.

  The semiconductor industry is highly cyclical. The industry experienced sustained growth during the first half of the 1990s as global demand for semiconductors expanded at an accelerated pace due to the increasing pervasiveness of semiconductor applications and increased demand for semiconductors with greater functionality, increased speed and smaller size. In 1996 and 1998, the industry experienced downturns characterized by reduced product demand, production over-capacity, increased competition and lower pricing. More recently, the industry has experienced strong growth which has allowed us to improve our production levels, revenue, gross margins and operating margins above our historical levels. Any future industry downturns, combined with our expected higher levels of expenses and capacity associated with our upcoming expansion, could have a severe adverse effect on our financial performance and condition.

  We have pursued a strategy of reducing our exposure to the semiconductor industry's cycles by developing a customer base that produces semiconductor products for end-user applications that have experienced sustained growth in recent years. We have decreased our exposure in recent years to semiconductor applications for the personal computer and memory markets, which experienced particularly sharp price declines and demand volatility in 1996 and 1998. For the fiscal year ended April 30, 2000, 4% of our net sales was from assembling and testing semiconductors for personal computers and memory applications. We also seek to develop advanced packaging products which generally have been less affected by industry cycles than standard packaging products.

  Technology Migration. The semiconductor industry is subject to technology migration as increasingly complex semiconductor applications with higher performance requirements and greater functionality are developed. Typically, the newest semiconductor applications with the highest performance initially demand the highest price. Pricing and margins on these products generally decline as they are replaced by newer products with enhanced performance characteristics. Accordingly, the semiconductor industry (including the packaging industry) must continually develop products with greater functionality and performance.

  Our strategy is to capitalize on this technology migration by continually developing and offering advanced packaging and testing services that enable our customers' products to achieve high levels of performance. Our results in recent years reflect this strategy, as sales from BGA packages and advanced leaded packages increasingly replaced sales from standard leaded packages. Since fiscal 1997, our overall gross margin generally has increased due to this shift to advanced packaging. The following table illustrates the growth of BGA packages and advanced leaded package sales as a percentage of our total net sales:

                                                   Fiscal Year Ended
                                                       April 30,
                                             ---------------------------------
                                             1996   1997   1998   1999   2000
                                             -----  -----  -----  -----  -----
Standard leaded packages....................  86.8%  77.1%  72.5%  37.2%  31.5%
Advanced leaded packages....................   1.9    9.8   13.5   22.0   24.1
Standard BGA packages.......................   --     1.8    4.1   14.0    6.3
Advanced BGA packages.......................   --     --     1.9   14.2   29.2
Testing.....................................   5.4    6.3    6.5   11.9    8.9
Other.......................................   5.9    5.0    1.5    0.7    --
                                             -----  -----  -----  -----  -----
  Total..................................... 100.0% 100.0% 100.0% 100.0% 100.0%
                                             =====  =====  =====  =====  =====

  Going forward, we expect net sales from our advanced packaging, which includes advanced leaded, standard BGA and advanced BGA packages, and testing to increase as a percentage of total net sales. Our customers are increasingly demanding advanced packaging and testing services. We focus our research and development on creating and improving advanced packages and are increasing our capacity to produce and test advanced packages. In addition, our customers are increasingly seeking turnkey services which we intend to provide by expanding our mixed-signal test capacity. We expect the combination of these factors will cause our net sales from advanced packaging and testing to increase as a percentage of our overall net sales.

  Pricing and Revenue Recognition. Our pricing is significantly influenced by general demand in the semiconductor industry and by the sophistication of our packaging and testing services. Other factors affecting pricing include the order size, strength and history of our relationship with the customer and our capacity utilization. We believe that we have been able to obtain favorable pricing as a result of the premium our customers place on our ability to provide them with sophisticated, timely and customer-focused design and production services. Revenues are recognized when the relevant assembly or testing services are provided.

  Cost of Goods Sold and Gross Profit. The most significant components of cost of goods sold are raw materials, labor and depreciation. Industry trends significantly affect the price of our services. They also affect our raw materials costs, which account for a majority of our cost of goods sold. Accordingly, our gross margin historically has fluctuated less than our gross profit.

  Gross Margins. BGA and advanced leaded packages tend to have higher margins than standard leaded packages due to the complexity and time sensitivity of end-products requiring advanced assembly. Testing, particularly mixed-signal testing, enjoys an even greater gross margin. Manufacturers of end-products that require advanced semiconductor assembly and testing typically utilize leading edge technology and compete primarily on the basis of speed to market and added features. Manufacturers of these advanced products are willing to pay a premium to receive assembly and testing services at a reduced time-to-market from the current six to twelve years. During the fourth quarter ended April 30, 2000, we revised the estimated useful lives for new production and test equipment to five years from the current six to twelve years. This was necessitated by the continued rapid rate of advancements in technologies used in new production and test equipment now available on the market. The net book value of equipment purchased during the last quarter of fiscal year 2000 which is subject to the five year useful life is approximately $7.1 million. This had a limited negative impact on gross margins for the fourth quarter ended April 30, 2000 but we expect it to have a more significant negative impact starting in our third quarter of fiscal 2001 and thereafter as we purchase new equipment in connection with our capacity expansion program. As a result of this revision to the estimated useful lives for our new production and test equipment, we expect our depreciation for fiscal year 2001 to increase by approximately 30.3% over what it would have been if we had not made the revision.

  Nonrecurring Charge for Obsolete Equipment. During the quarter ended January 31, 2000 and as a result of changes that have occurred in manufacturing technologies, we undertook a review of our property, plant and equipment to determine whether any of its value had been impaired. Based on this review, we determined that some of our loose toolings and plant and machinery were no longer generating income. Due to the evolution of wafer fabrication technology, semiconductor chip design and packaging technology over the last few years, some of our older equipment, molds and tools cannot accommodate the newer formats and technologies. As a result of the specialized nature of these assets, we do not anticipate any resale value. Accordingly we recorded a non-cash charge of $12.3 million in the quarter ended January 31, 2000 to reflect this impairment. These assets were removed from service on or before the date the charge was recognized.

  Research and Development. Because our new packaging technologies usually involve extensions and evolutions of existing technologies, we have been able in recent years to develop new products without significantly increasing our research and development expenditures. Our focus on working closely in the package design process with customers to develop tailor-made BGA and advanced leaded packages enables us to use our research and development resources efficiently. During our last three fiscal years, our research and development expenditures ranged between $4.4 million and $4.7 million or approximately 2.0% of net sales. We expect to increase our research and development expenditures as necessary to develop technologies that satisfy our customer's future requirements.

  Foreign Exchange Exposure. Substantially all of our net sales, costs, assets and liabilities have been denominated in either U.S. dollars or Hong Kong dollars which have been officially linked to the U.S. dollar at a relatively fixed rate. As a result of this, we have not experienced material foreign exchange gains or losses. Substantially all our net sales are denominated and received in U.S. dollars. We purchase raw materials and machinery and equipment primarily in a mix of U.S. dollars and Japanese yen. Labor and administrative costs are incurred primarily in Hong Kong dollars and, to a lesser extent, U.S. dollars. Overall, we estimate that in the fiscal year ended April 30, 2000 approximately 29.4% of our costs (excluding depreciation) were in Hong Kong dollars and 4.8% were in Japanese yen. Historically, our borrowings have been in both U.S. dollars and Hong Kong dollars, but following our recapitalization, substantially all of our borrowings have been in U.S. dollars.

  Our Recapitalization. Historically we were a wholly-owned subsidiary of QPL International Holdings Limited. On October 29, 1999, three groups of private equity funds separately managed by or affiliated with Chase Capital Partners Asia, Olympus Capital Holdings Asia and Orchid Asia Holdings purchased a 50% equity interest in ASAT Holdings. Following the completion of the offering of our ADSs on July 14, 2000, this investor group held a 42.6% equity interest in ASAT Holdings. This investor group paid $60,000 to ASAT Holdings as the total par value of the ordinary shares purchased and $111.6 million directly to QPL for its causing ASAT Holdings to issue ordinary shares to the investor group. Under a post-closing adjustment, the investor group is required to pay QPL an additional $25.0 million due to ASAT's positive financial performance during calendar 1999. Following our recapitalization, QPL retained a 50% equity interest in ASAT Holdings. Following the completion of the offering of our ADSs, QPL held a 42.6% equity interest in ASAT Holdings.

  In connection with our recapitalization, we repaid all of our outstanding debt by issuing units, which consisted of senior notes due 2006 of our finance subsidiary ASAT Finance and warrants for ordinary shares of ASAT Holdings, and by obtaining a five year $40.0 million secured term loan facility. We also obtained a $25 million revolving credit facility. All intercompany payables and receivables between QPL and ASAT were extinguished and we discontinued our financial support of QPL. The recapitalization involved a corporate restructuring, in which ASAT US, our sales operations in the United States, and Timerson, a company that owns a plot of commercial property in China, were transferred by QPL to ASAT Holdings and are now indirect wholly owned subsidiaries of ASAT Holdings. We also acquired an option to purchase ASAT S.A., QPL's semiconductor assembly and test business in France, on or before December 31, 2000. Currently, we have not decided whether we will exercise the option. The decision whether to exercise the option will be made after we complete our business and legal due diligence. We are carrying the option at its initial value of $20.0 million, subject to periodic impairment review. If we choose not to exercise the option or the option expires, we will incur a one-time, non-cash charge to earnings of the carrying value at that date.

  Development of Land in China. ASAT Holdings' subsidiary Timerson owns rights to use a commercial plot of land in the People's Republic of China which is subject to development deadlines. Although we have not developed the land and the deadlines have passed, we have retained rights to use the land. We may be subject to penalties for failure to develop the land, most of which we have accrued already. In March 2000, we entered into a Land Swap Memorandum of Understanding, subject to agreement on final terms, to swap our current land use right for a new land use right on a similar plot of land in Shenzhen. Under the Memorandum of Understanding, Shenzhen Hengang Investment Co., Ltd, the government-related company that owns the land use right, agreed to assist us in seeking a reduction or exemption from any penalties or liabilities which may have arisen from our delay in developing the current land. In addition, once the land swap is completed, we will have new development deadlines for the new property and will no longer face the risk of confiscation associated with the lapsed deadlines. We believe that the costs incurred to date to develop the current land will be transferable to the new land and therefore no provision for impairment is considered necessary. If we are unable to complete the land swap and our right to use the current land is revoked, we could incur a one-time, non-cash charge to earnings of approximately $9.0 million representing the write down in the book value of such land use right. Although we are not currently developing this property, we may consider expanding our operations using this site or an alternative site in Shenzhen at some point within the next several years.

  Customers. For the fiscal year ended April 30, 2000, our largest single customer accounted for approximately 16% of net sales, our top ten customers accounted for approximately 77% of net sales and each of Motorola, Analog Devices and Broadcom accounted for 10% or more of net sales.

Selected Quarterly Information

  The following tables set forth our unaudited quarterly results of operations since May 1, 1998. The results of operations in any quarter are not necessarily indicative of the results of any future period. We expect that quarterly sales may fluctuate significantly.

                                                               Three Months Ended
                         ----------------------------------------------------------------------------------------------------
                         July 31,  October 31, January 31, April 30, July 31,  October 31, January 31,     April 30, July 31,
                           1998       1998        1999       1999      1999       1999        2000           2000      2000
                         --------  ----------- ----------- --------- --------  ----------- -----------     --------- --------
                                                        (Dollars in thousands)
Statement of Operations
 Data:
Net sales..............  $51,112     $52,563     $53,523    $63,425  $65,963     $78,749    $  83,688       $83,731  $103,033
Cost of sales..........   37,883      37,102      37,333     40,151   41,961      48,027       53,175        56,473    67,454
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
 Gross profit..........   13,229      15,461      16,190     23,274   24,002      30,722       30,513        27,258    35,579
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
Operating expenses:
 Selling, general and
  administrative ......    7,168       7,423       6,357      5,134    6,566       7,550        4,803         7,534     8,407
 Research and
  development..........    1,054       1,054       1,161      1,168    1,157       1,182        1,168         1,169     1,561
 Nonrecurring charge
  for obsolete
  equipment ...........       --          --          --         --       --          --       12,340(/1/)       --        --
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
 Total operating
  expenses ............    8,222       8,477       7,518      6,302    7,723       8,732       18,311         8,703     9,968
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
 Income from
  operations...........  $ 5,007     $ 6,984     $ 8,672    $16,972  $16,279     $21,990    $  12,202       $18,555  $ 25,611
                         =======     =======     =======    =======  =======     =======    =========       =======  ========
Other Data:
Depreciation and
 amortization..........  $ 6,328     $ 5,860     $ 6,124    $ 6,044  $ 6,119     $ 6,150    $   7,145       $ 6,099  $  7,402
                                                          As a percentage of net sales
                         ----------------------------------------------------------------------------------------------------
                         July 31,  October 31, January 31, April 30, July 31,  October 31, January 31,     April 30, July 31,
                           1998       1998        1999       1999      1999       1999      2000(/1/)        2000      2000
                         --------  ----------- ----------- --------- --------  ----------- -----------     --------- --------
Statement of Operations
 Data:
Net sales..............    100.0%      100.0%      100.0%     100.0%   100.0%      100.0%       100.0%        100.0%    100.0%
Cost of sales..........     74.1        70.6        69.8       63.3     63.6        61.0         63.5          67.4      65.4
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
Gross profit...........     25.9        29.4        30.2       36.7     36.4        39.0         36.5          32.6      34.5
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
Operating expenses:
 Selling, general and
  administrative.......     14.0        14.1        11.9        8.1      9.9         9.6          5.7           9.0       8.2
 Research and
  development..........      2.1         2.0         2.1        1.8      1.8         1.5          1.4           1.4       1.5
 Nonrecurring charge
  for obsolete
  equipment............       --          --          --         --       --          --    14.8(/1/)            --        --
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
 Total operating
  expenses.............     16.1        16.1        14.0        9.9     11.7        11.1         21.9          10.4       9.7
                         -------     -------     -------    -------  -------     -------    ---------       -------  --------
 Income from
  operations...........      9.8        13.3        16.2       26.8     24.7        27.9         14.6          22.2      24.9
                         =======     =======     =======    =======  =======     =======    =========       =======  ========
Other Data:
Depreciation and
 amortization..........     12.4%       11.1%       11.4%       9.5%     9.3%        7.8%         8.5%          7.3%      7.2%
                         =======     =======     =======    =======  =======     =======    =========       =======  ========

---------------------
(1) Reflects a one-time, non-cash charge of $12.3 million for obsolete equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 6 of the notes to our consolidated financial statements included in this prospectus.

  As indicated in the above table, we have experienced a strong increase in net sales and gross profit in the last four quarters compared to the prior four quarters of the prior fiscal year. This improvement reflects:

  . growth from newly qualified customers and increased demand from existing customers;

  . our expansion into advanced packaging, particularly advanced BGA packaging which has been subject to strong demand and generates higher gross margins than standard packaging; and

  . an upswing in demand for the semiconductor industry from its low point during 1998.

  Net sales for the fourth quarter ended April 30, 2000 were approximately the same as those for the third quarter ended January 31, 2000. This result reflected a decline in net sales in February and early March due to reduced wafer deliveries from foundries because of supply constraints experienced by the semiconductor industry generally. Net sales in the second half of March and throughout April were strong as wafer supply from foundries normalized.

  Gross profits for the fourth quarter were lower than for the second and third quarters and gross margins for the fourth quarter were lower than for the prior three quarters primarily due to a temporary shift in product mix. Fourth quarter gross profits were reduced due to a temporary shift in our product mix during the first half of the quarter which yielded lower gross margins. Gross margins significantly improved in the second half of the quarter. Operating income declined in the fourth quarter compared to the third quarter due to the foregoing factors and an increase in operating expenses but was comparable to operating income in the first quarter. Operating expenses in the third quarter were unusually low due to non-recurring reductions in selling, general and administrative expenses.

Results of Operations

  The following table sets forth ASAT's results of operations as a percentage of net sales during the periods shown:

                            Years Ended April 30,
                           --------------------------
                           1997   1998   1999   2000
                           -----  -----  -----  -----
Net sales................. 100.0% 100.0% 100.0% 100.0%
Cost of sales.............  76.1   68.8   69.1   64.0
                           -----  -----  -----  -----
Gross profit..............  23.9   31.2   30.9   36.0
                           -----  -----  -----  -----
Operating expenses:
 Selling, general and
  administrative
  expenses................  13.4   11.4   11.8    8.5
 Research and
  development.............   1.9    1.8    2.0    1.5
 Nonrecurring charge for
  obsolete equipment......    --     --     --    3.9(/1/)
                           -----  -----  -----  -----
  Total operating
   expenses...............  15.3   13.2   13.8   13.9
                           -----  -----  -----  -----
Income from operations....   8.6   18.0   17.1   22.1
Other income (expense),
 net......................   0.2    0.7    0.5    0.3
Interest expense..........   4.1    4.1    3.3    6.1
Recapitalization costs....    --     --     --    2.2(/2/)
                           -----  -----  -----  -----
Income before income
 taxes....................   4.7   14.6   14.3   14.1
Provision for income
 taxes....................   0.9    2.1    2.5    3.1
                           -----  -----  -----  -----
  Net income..............   3.8%  12.5%  11.8%  11.0%
                           =====  =====  =====  =====

---------------------
(1) Reflects a one-time, non-cash charge of $12.3 million for obsolete equipment. See note 6 of the notes to our consolidated financial statements included in this prospectus.
(2) Reflects costs incurred in connection with our recapitalization in October 1999. See note 2 of the notes to our consolidated financial statements included in this prospectus.

  Capitalization. We raised $240 million in capital through our initial public offering on July 14, 2000 with the issuance of 20 million American depositary shares ("ADSs") priced at $12 per ADS. Each ADS, which trades on NASDAQ under the symbol "ASTT," represents five of our ordinary shares. The net proceeds from the offering were used in part to repay a $40.0 million term loan and $17.0 million outstanding on our revolving credit facility. On August 23, 2000, we repaid 35% of our high yield notes due in 2006. The remaining cash balance of approximately $104.0 million will be used for general corporate purposes, including funding our expansion program.

 Three Months Ended July 31, 1999 Compared to Three Months Ended July 31, 2000

Net Sales

  The following table contains a breakdown of net sales by product category for the periods listed (U.S. dollars in millions and as a percentage of net sales):

                                                         Three Months Ended
                                                    ----------------------------
                                                    July 31, 1999  July 31, 2000
                                                    -------------- -------------
                                                      ($ in millions; % of net
                                                               sales)
Leaded:
 Standard.......................................... $ 23.2   35.1% $ 25.3  24.6%
 Advanced..........................................   16.3   24.7%   24.1  23.4%
BGA:
 Standard..........................................    5.0    7.5%    4.9   4.8%
 Advanced..........................................   13.7   20.8%   42.1  40.8%
Testing                                                7.8   11.9%    6.6   6.4%
   Total........................................... $ 66.0  100.0% $103.0 100.0%

  Net sales increased 56.1% from $66.0 million in the three months ended July 31, 1999 to $103.0 million in the three months ended July 31, 2000. This increase was mainly due to strong growth in sales of BGA and advanced leaded packages. The change in product mix to higher price products increased per unit average selling prices 35.6%. Revenue from BGA and advanced leaded packages accounted for 28.3% and 24.7% of sales, respectively in the three months ended July 31, 1999, compared to 45.6% and 23.4% of sales in the three months ended July 31, 2000. The sales growth also reflected a continuation of the recovery of the semiconductor industry from its low point in 1998, and to a lesser extent the increase in our production capacity of more than 60% at the end of July 2000 as compared with the end of July 31, 1999.

 Gross Profit

  Gross profit increased 48.2% from $24.0 million in the three months ended July 31, 1999 to $35.6 million in the three months ended July 31, 2000, resulting in a gross margin of 36.4% in the three months ended July 31, 1999 compared to 34.5% in the three months ended July 31, 2000. Gross margin decreased primarily due to price pressure and a 5.5% decrease in testing revenue as a percentage of net sales. As a consequence, raw materials and direct labor costs increased by 8.5% of net sales. However, with the increased sales volume in the three months ended July 31, 2000 giving rise to higher material purchases, we were able to negotiate lower prices for raw materials from our vendors, which counteracted some of the selling price pressure. In addition, the higher volume of production enabled us to increase our manufacturing efficiency and reduce our unit fixed manufacturing costs.

 Selling, General and Administrative

  Selling, general and administrative expenses increased 28.0% from $6.6 million in the three months ended July 31, 1999 to $8.4 million in the three months ended July 31, 2000. However, as a percentage of net sales, these expenses decreased from 10.0% to 8.2%. The increased costs reflect higher staff costs as a result of an increase in headcount as we added people who can facilitate and manage our expansion program, as well as higher travel and entertainment costs due to increased contact with customers. These increases were partly offset by the elimination of the management fee paid to QPL in the three months ended July 31, 1999.

 Research and Development

  Research and development increased 34.9% from $1.1 million in the three months ended July 31, 1999 to $1.6 million in the three months ended July 31, 2000. These costs decreased however, as a percentage of net sales from 1.7% to 1.5%. A significant portion of these expenditures, including additional staff costs and outside consulting services, was focused on developing additional advanced semiconductor packaging technologies.

 Interest Expense

  Interest expense increased from $1.9 million during the three months ended July 31, 1999 to $6.8 million during the same period in 2000, a $4.9 million increase. Interest in the period ended July 31, 2000 was related to our secured term loan facility, our senior unsecured notes and our revolving bank facility, all of which were obtained as part of our recapitalization in October 1999.

 Other Income and Expense

  Other income and expense, combined, increased from $0.1 million in the three months ended July 31, 1999 to $1.2 million in the three months ended July 31, 2000. This increase was due to increased interest income principally from investment of the proceeds from our initial public offering and a gain from disposal of obsolete equipment.

 Income Taxes

  Income tax expense increased by $1.6 million from $2.2 million in the three months ended July 31, 1999 to $3.8 million in the three months ended July 31, 2000 mainly due to an increase in our income and an increase in the effective tax rate from 15.2% in the three months ended July 31, 1999 to approximately 19.2% in the three months ended July 31, 2000.

 Extraordinary Loss

  During the three months ended July 31, 2000, we used a portion of the proceeds from our initial public offering of ADSs to repay early our $40.0 million senior secured loan and the outstanding balance on our revolving credit facility of $17.0 million. As a result of the early repayment of these obligations, we recorded an extraordinary loss of $2.6 million representing a non-cash charge consisting of the unamortized deferred costs related to obtaining the refinancing and is net of an income tax benefit of $0.2 million.

 Adjusted EBITDA

  Adjusted EBITDA increased $9.8 million from $22.5 million in the three months ended July 31, 1999 to $32.3 million in the three months ended July 31, 2000. The adjusted EBITDA margin decreased from 34.1% to 31.4% in the same periods. This improvement is the result of the rise in sales of our high margin products combined with our management in the growth of our production and administrative costs and the benefits of economies of scale. The continuing strength of semiconductor demand, growing sales, plus our ongoing transition to more advanced products all contributed to our sales increase.

  Adjusted "EBITDA" is income from operations plus depreciation and amortization, nonrecurring charges and extraordinary loss, and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Adjusted EBITDA, as defined in this footnote, may not be comparable to similarly titled measures used by other companies.

 Subsequent Event

  On August 23, 2000, we used an additional portion of the proceeds from our initial public offering of ADSs to redeem 35% of the aggregate principal amount of the 12.5% senior notes due November 2006, at a price of

112.5% of the principal, as provided under the terms of issue of the senior notes. As a result of this early redemption, we recorded an extraordinary loss of approximately $11.0 million for the three months ended October 31, 2000. The loss consists primarily of the redemption premium and a non-cash charge of approximately $5.0 million of unamortized deferred finance costs, and is net of income tax benefit of approximately $0.9 million.

 Fiscal Year Ended April 30, 2000 Compared to Fiscal Year Ended April 30, 1999

  Net Sales. Net sales increased 41.5% from $220.6 million in the fiscal year ended April 30, 1999 to $312.1 million in the fiscal year ended April 30, 2000. This increase was mainly due to improved sales volumes driven by strong growth in sales of BGA and advanced leaded packages, partially offset by per unit average selling price reductions which resulted in an overall average selling price decline of 11.4% in fiscal year 2000 compared to fiscal year 1999. Net sales from BGA and advanced leaded packages accounted for 35.5% and 24.1% of net sales, respectively, in fiscal year 2000 compared to 28.2% and 22.0% of net sales in fiscal year 1999. The sales growth reflected an increase in our production capacity added during the second half of the fiscal year as well as the continuation of the recovery of the semiconductor industry from its low point in 1998.

  Gross Profit. Gross profit increased 65.1% from $68.2 million in fiscal year 1999 to $112.5 million in fiscal year 2000, resulting in a gross margin of 36.0% in fiscal year 2000 compared to 30.9% in fiscal year 1999. Gross margin improved primarily due to our increased unit sales volume and the product mix shift to increased levels of BGA and advanced leaded packages, which have higher margins than standard leaded packages. With the increased sales in fiscal year 2000 giving rise to higher material purchases, we were able to negotiate lower prices for raw materials from our vendors. In addition, the higher volume of production enabled us to increase our manufacturing efficiency and reduce unit labor costs. As a consequence of this and of the product mix shift to increased levels of BGA and advanced leaded packages, raw materials and direct labor costs decreased by 2.7% of net sales resulting in a comparable increase in gross profit. Also, while there was an 18.8% increase in fixed manufacturing costs from fiscal year 1999, these costs declined as a proportion of net sales in fiscal year 2000 compared to fiscal year 1999, resulting in a rise in gross profit.

  Selling, General and Administrative. Despite a 41.5% increase in net sales, selling, general and administrative expenses increased 1.4% from $26.1 million in fiscal year 1999 to $26.5 million in fiscal year 2000. This increase reflects higher employee costs, particularly in the fourth quarter, due to increased personnel in anticipation of our planned growth and higher travel and entertainment costs due to increased customer demand, offset by a reduction of management fees and equipment rental expenses as part of our continued cost reduction efforts.

  Research and Development. Research and development expenses increased approximately 5.4% from $4.4 million in fiscal year 1999 to $4.7 million during fiscal year 2000. A significant portion of these expenditures were focused on developing additional advanced semiconductor packaging technologies.

  Other Income and Expense. Other income and expense, combined, included interest income, foreign currency exchange gains and loss on sale of marketable securities and decreased from $1.2 million other income in fiscal year 1999 to $1.0 million other income in fiscal year 2000. This decrease was due principally to lower gains on foreign exchange transactions, loss on disposal of marketable securities and offset by the partial recovery of an amount receivable that had been previously written off.

  Interest Expense. Interest expense increased 163.7% from $7.2 million during fiscal year 1999 to $19.0 million during fiscal year 2000. Of this increase, $2.4 million was attributable to interest on the $83.25 million note payable to QPL, which was repaid in October 1999 upon the closing of our recapitalization. The remaining $9.4 million of this increase represented interest on our secured term loan facility, our senior unsecured notes and our revolving credit facility, all of which were obtained as part of our recapitalization.

  Recapitalization Costs. In fiscal year 2000, we incurred costs of approximately $6.8 million in connection with our recapitalization. The recapitalization costs represent professional fees attributable to the issuance of a 50% interest in ASAT Holdings to the investor group.

  Income Taxes. Income tax expense increased by $4.0 million from $5.6 million in fiscal year 1999 to $9.6 million in fiscal year 2000 due to higher taxable income. The effective tax rate was approximately 21.6% in fiscal year 2000 versus approximately 17.6% in fiscal year 1999, primarily attributable to the non-deductibility of costs related to our recapitalization.

 Fiscal Year Ended April 30, 1999 Compared to Fiscal Year Ended April 30, 1998

  Net Sales. Net sales decreased 9.2% from $243.1 million in the fiscal year ended April 30, 1998 to $220.6 million in the fiscal year ended April 30, 1999. The decrease reflected the decline in semiconductor industry demand in 1998, which led to lower selling prices and volumes. While our traditional leaded packages were particularly affected by the slowdown, the decline was partially offset by higher unit sales of BGA and advanced leaded packages which resulted in a 24.9% increase in our average selling price. Net sales from BGA and advanced leaded packages accounted for 28.2% and 22.0% of net sales in fiscal year 1999 compared to 6.0% and 13.5% of net sales in fiscal year 1998.

  Gross Profit. Gross profit decreased 10.0% from $75.8 million in fiscal year 1998 to $68.2 million in fiscal year 1999 primarily due to lower sales volumes. Gross margins remained approximately the same at 31.2% and 30.9% in fiscal years 1998 and 1999, respectively, as improved sales of higher margin BGA and advanced leaded packages offset decreased unit volumes and lower prices for standard packages.

  Selling, General and Administrative. Selling, general and administrative expenses declined 5.9% from $27.7 million in fiscal year 1998 to $26.1 million in fiscal year 1999. The decrease in selling, general and administrative expenses in fiscal 1999 was due to reduction of salaries of $1.2 million and depreciation of $0.7 million.

  Research and Development. Research and development expenses remained approximately constant at nearly $4.5 million in both fiscal years 1998 and 1999.

  Other Income and Expense. Other income and expense, combined, included interest income, foreign currency exchange gain and loss on sale of marketable securities and declined 32.4% from $1.8 million other income in fiscal year 1998 to $1.2 million other income in fiscal year 1999 primarily due to lower gains on foreign exchange transactions.

  Interest Expense. Interest expense decreased 27.6% from $9.9 million in fiscal year 1998 to $7.2 million in fiscal year 1999. This decrease was due to lower borrowings during the year.

  Income Taxes. Income tax expense increased 10.4% from $5.0 million in fiscal year 1998 to $5.6 million in fiscal year 1999. The effective tax rate was approximately 14.3% in fiscal year 1998 versus approximately 17.6% in fiscal year 1999. ASAT Holdings' subsidiary ASAT, Inc., referred to as ASAT US in this prospectus, incurred tax losses in both fiscal years 1998 and 1999. In fiscal 1998, the tax loss was utilized by its former 95% U.S. shareholder (a member of the QPL group) resulting in a reduction to ASAT's effective tax rate. However, in fiscal 1999, ASAT US's tax loss was not utilized because its former 95% U.S. shareholder (a member of the QPL group) incurred a loss as well. Consequently, for fiscal 1999 ASAT US saw its valuation allowance increase (and also its effective tax rate) due to both the additional tax loss carryforwards and increased reserves and accruals within its gross deferred tax assets.

Liquidity and Capital Resources

  In fiscal years 1998, 1999 and 2000 and the three months ended July 31, 2000, our capital expenditures totaled approximately $44.0 million, $27.5 million, $56.0 million and $33.2 million, respectively. These expenditures were incurred primarily to develop our BGA and other advanced packaging capabilities and expand our testing capabilities.

  We financed these expenditures through net operating cash flow, debt from outside financial institutions, including capital leases and advances from QPL. Net cash generated by operating activities was $47.2 million, $62.3 million, $81.7 million and $18.8 million in fiscal years 1998, 1999 and 2000 and the three months ended July 31, 2000. Our net operating cash flow was also used to support QPL during the financial difficulties it incurred during the fiscal years 1998, 1999 and the period in fiscal 2000 until our recapitalization. Since our recapitalization, we have discontinued our financial support of QPL.

  Prior to our recapitalization in October 1999, we used a varying combination of short-term and long-term, secured and unsecured bank borrowings to finance our activities. We also made increasing use of capital leases to finance part of our capital expenditures programs during those years. As part of our recapitalization in fiscal year 2000, we refinanced our outstanding debt by issuing $155.0 million aggregate principal amount of 12.5% senior notes due in 2006 and obtaining a five year $40.0 million secured term loan facility and a $25.0 million revolving credit facility.

  We expect our future capital requirements to consist primarily of purchases of production machinery and equipment to expand capacity. We currently intend to incur an aggregate of approximately $300.0 million of expenditures during fiscal years 2001 and 2002. We expect to focus these expenditures primarily on acquiring assembly and test equipment. A portion will also be used for conversion of available space in our building for assembly use and expansion of our testing operations using our recently acquired facility in Hong Kong. We intend to finance our planned expansion of capacity during fiscal years 2001 and 2002 with the net proceeds from our initial public offering and cash generated from operations. We used part of the net proceeds from the initial public offering to repay our $40.0 million term loan facility and the $17.0 million revolving credit facility in the three months ended July 31, 2000. We also used the net proceeds from this offering to redeem 35% of the aggregate principal amount of the outstanding notes at a price of 112.5% of the principal amount in August 2000. Upon repayment of the term loan facility, our revolving credit facility was terminated. We intend to obtain a new revolving credit facility for working capital purposes shortly. We did not incur any expenditure in connection with our undeveloped property in the People's Republic of China during fiscal year 2000 and the three months ended July 31, 2000. We cannot at this time estimate the costs, if any, to be incurred in developing this property.

  We believe that, based on current market conditions and our current business plan, our existing cash balances and cash flow from operations will be sufficient to meet our projected capital expenditures, working capital and other cash requirements for the fiscal years 2001 and 2002.

Market Sensitivity

  We have market risk primarily in connection with the pricing of our packaging products and services and the purchase of raw materials. Both pricing and cost of raw materials are significantly influenced by semiconductor market conditions. Historically, during cyclical industry downturns, we have been able to offset pricing declines for our products through a combination of improved product mix and success in obtaining price reductions in raw material costs.

  We generally have not been significantly affected by foreign exchange fluctuations because (1) substantially all of our revenues are in U.S. dollars and (2) the largest share of our non-U.S. dollar costs historically has been denominated in Hong Kong dollars which have been pegged to the U.S. dollar at a relatively constant exchange rate since 1983.

Inflation

  We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not able to fully offset such higher costs through price increases. Our inability or failure to do so could adversely affect our business, financial conditions and results of operations.

                                   INDUSTRY

  Semiconductor chips are used in virtually all electronic applications, ranging from automobiles to computers to communications equipment. As design and manufacturing technologies have improved and become more complex, smaller and less costly, prices of electronic products have decreased which has improved demand. These advances have also increased semiconductor content in electronic products, both in terms of the number of products using semiconductors and the number of semiconductors in each electronic product.

  According to the Semiconductor Industry Association, or SIA, worldwide semiconductor market revenues were approximately $149.4 billion in 1999, growing since 1980 at a compound annual rate of approximately 15.3%. In a June 2000 report, the SIA estimates that revenues for the worldwide semiconductor market will reach $278.7 billion in 2002, representing a compound annual growth rate of 23.1% over 1999 revenues. The SIA forecasts that one of the principal drivers of growth in the semiconductor industry during the next several years will be increased sales of communications products used in applications such as cellular telephones, computer modems, internet and electronic commerce hardware and appliances and networking equipment. Electronic Trend Publications, or ETP, estimates that independent semiconductor assembly revenues will grow from $7.2 billion in 1999 to $12.3 billion in 2002, or at a compound annual growth rate of 19.5%, as semiconductor manufacturers focus on their core strengths, such as chip design, and continue to outsource their assembly requirements. Some segments of the independent assembly market are expected to grow at a significantly higher rate. For example, revenues for the BGA market are expected to grow at a compound annual growth rate of approximately 32.1% during the same period, according to ETP.

  The following table sets forth the total industry revenues for the semiconductor manufacturing industry and the semiconductor assembly industry from 1995 through 1998 and projected total industry revenues for 1999 through 2002:

                                       Historical                                 Projected
                         --------------------------------------------  -----------------------------------
                          1995    1996    1997    1998    1999   CAGR   2000    2001    2002   CAGR(1)
                         ------  ------  ------  ------  ------  ----  ------  ------  ------  -------
                                                  (Dollars in billions)
Total semiconductor
 manufacturing
 revenue(2)............. $144.4  $132.0  $137.2  $125.6  $149.4   0.9% $195.1  $244.3  $278.7   23.1%
Total assembly
 revenue(3).............   12.9    15.3    17.3    16.2    18.3   9.1%   21.5    24.9    28.0   15.2%
Outsourced assembly
 revenue(3).............    3.7     5.0     5.6     6.1     7.2  18.1%    8.5    10.4    12.3   19.5%
% of total assembly
 revenue................   28.9%   32.4%   32.4%   38.0%   39.4%   --    39.6%   41.6%   44.0%    --

---------------------
(1) Represents the projected compound annual growth rate from 1999 through 2002.
(2)  Source:  The Semiconductor Industry Association.
(3)  Source:  Electronic Trend Publications.

Semiconductor Assembly Process: Fabrication, Assembly and Testing

  The production of a semiconductor is a complex process that requires sophisticated engineering and manufacturing expertise. The production process can be broadly divided into three primary stages: (1) wafer fabrication; (2) assembly and processing of chips into finished semiconductor devices; and (3) testing of these finished semiconductor devices.

 Wafer Fabrication

  The wafer fabrication process begins with the generation of a mask that defines the circuit patterns for the transistors and interconnect layers that will be formed on the raw silicon wafer. The transistors and other circuit elements are formed by repeating a series of steps in which a photosensitive material is first deposited on the wafer, the material is exposed to light through the mask in a photolithography process, and the unwanted material is etched away, leaving only the desired circuit pattern on the wafer. By stacking the various patterns, individual elements of the semiconductor chip are defined. Each wafer contains a number of individual chips. Wafer probe, the final step in the wafer fabrication process, involves electrically testing each individual chip on the wafer in order to identify properly functioning chips for assembly.

 Assembly

  Fabricated wafers are then transferred to assembly facilities. Semiconductor assembly serves to protect the chip, facilitate its integration into electronic systems, limit electrical interference and enable the dissipation of heat from the device. In the assembly process, a wafer is diced into many individual chips which are then separated from the wafer and attached to a substrate via an epoxy adhesive. Leads on the substrate typically are then connected by extremely fine gold wires to the input/output terminals on the chip through the use of automated machines known as wire bonders. Each chip is then encapsulated in a plastic molding compound, forming the package. The chip then goes through several additional finishing steps to prepare it for testing.

 Testing

  Following assembly, each assembled device is tested utilizing sophisticated testing equipment and programs which tests different operating specifications of the semiconductor, including functionality, voltage, current and timing. The completed devices are either shipped to the customers or to their final end-use destination.

  The three primary steps of the semiconductor production process are illustrated below:

                                   [GRAPHIC]

 Outsourcing of Semiconductor Assembly and Testing Services

  Historically, vertically integrated semiconductor companies primarily manufactured semiconductors in their own facilities. Independent semiconductor assembly and testing services were used only when semiconductor companies' production requirements exceeded their capacity constraints. Fabless semiconductor companies, which emerged in the mid-1980s, outsource virtually every step of the semiconductor production process in order to focus entirely on semiconductor design. According to Dataquest's 1999 report, fabless companies generated approximately $9.1 billion in revenues during 1998 and these revenues are expected to grow at a compound annual growth rate of 21% from 1998 to 2003. The ability to outsource nearly every step of the semiconductor manufacturing process has enabled fabless semiconductor companies to introduce new semiconductor product designs very quickly without committing significant amounts of capital and other resources to wafer fabrication, assembly and testing.

  Semiconductor companies are increasingly outsourcing their assembly and test services for a number of reasons:

  Semiconductor Manufacturing is Increasingly Expensive. Semiconductor assembly and test are complex processes requiring significant investment in equipment and facilities. Shorter product life cycles, increasing number of and speed at which new products are being introduced and the need to update or replace assembly and test equipment to accommodate new products and processes have made it more difficult for semiconductor companies to sustain the high levels of capacity utilization required to be cost competitive. Independent assembly and test providers, on the other hand, can use existing equipment at high utilization levels over a longer period of time by providing services for a broad range of customers.

  Semiconductor Companies are Experiencing Increased Time-to-Market
Pressures. End-users are increasingly demanding more sophisticated products in a market in which product life cycles are becoming more compressed and manufacturers that are "first to market" can gain a significant advantage. As a result, semiconductor companies are increasingly seeking to shorten their time-to-market for new products. Having the right assembly and test technology and capacity in place is a critical factor in reducing time-to-market. Semiconductor companies frequently do not have the equipment or expertise to implement new assembly solutions and test services or sufficient time to develop these capabilities before introducing a new product into the market. For this reason, semiconductor companies are increasingly utilizing the resources and capabilities of independent assembly and test companies to deliver their new products to market more quickly.

  Advanced Semiconductor Applications Require Sophisticated Assembly Expertise and Technological Innovation. Semiconductor companies are facing ever-increasing demands for miniaturization, integration of functions, higher lead counts for more connections and improved thermal and electrical performance from semiconductor packaging. As a result, semiconductor assembly and test are now viewed as enabling technologies requiring sophisticated expertise and technological innovation. Independent providers of assembly and testing services have developed substantial expertise in semiconductor assembly and test technologies. Moreover, the multitude of assembly and test options required to support the proliferation of new semiconductor technologies makes it extremely difficult for semiconductor companies to invest their time and resources in assembly research and development and capacity. For example, BGA packages, which only commenced large scale production during 1993, accounted for approximately 38.6% of all outsourced assembly revenues in 1999 according to ETP.

                                    BUSINESS

  We are one of the world's largest independent providers of semiconductor assembly and testing services. We offer a broad selection of semiconductor packages, including standard and advanced leaded and ball grid array, or BGA. Semiconductor packaging protects the enclosed semiconductor chip and provides a network of connections between the chip and a printed circuit board. Leaded packages encapsulate the chip in plastic with metal leads surrounding the edge of the package that connect the chip to the circuit board. BGA packages, however, connect the chip to the circuit board using solder balls on the bottom of the package.

  During the quarter ended July 31, 2000, 74% of our assembly net sales were from advanced leaded packages and BGA packages. Of our net sales from BGA packages during this period, 90% was from advanced BGA packages. We also provide semiconductor testing services, particularly for mixed-signal semiconductors which perform both analog and digital functions. During the quarter ended July 31, 2000, 47% of our net sales from testing were from the testing of mixed-signal semiconductors.

  We target the communications sector of the semiconductor industry, including mobile communications, data networking and broadband communications. These industries have experienced rapid growth over the last several years and this growth is expected to continue to increase. We differentiate our company from competitors by providing timely and comprehensive solutions to customers' complex semiconductor performance needs. We work closely with customers to design and provide advanced packaging and test solutions for each new generation of products. We have over 110 customers and many of our top customers are among the world's largest and fastest growing semiconductor companies. Our top ten customers by net sales during the fiscal year ended April 30, 2000 were:

                  Altera              Lucent Technologies
                  Analog Devices      Motorola
                  Broadcom            Philips Electronics
                  Conexant Systems    STMicroelectronics
                  Infineon            Vitesse
                  Technologies        Semiconductor

  For the fiscal year ended April 30, 2000 our top ten customers generated approximately 77% of our net sales and 81% of our net sales was from packaging and testing semiconductors for communications applications. During the same period, approximately 83% of our net sales was generated from sales to U.S. multinational companies, 16% to European multinational companies and 1% to Asian companies. In terms of net sales during the same period, we shipped approximately 63% of our packages to destinations in the United States, 35% to destinations in Asia and 2% to destinations in Europe.

  We provide assembly and testing services from our Hong Kong facilities where we operate 660 wire bonders, which are machines that attach connectivity wires to the semiconductor packages, and 35 semiconductor testing machines as of July 31, 2000. We recently purchased an additional testing facility close to our Hong Kong facilities. We expect our combined facilities will provide us sufficient space for expanding our advanced assembly and mixed-signal testing businesses and could accommodate approximately 990 wire bonders and 120 testers. In addition, we have an option to lease an additional 100,000 square feet in our current Hong Kong building. We also provide package design services, computer testing of package designs for thermal and electrical performance and testing support services from our facilities in Fremont, California and Hong Kong. Our sales offices and representatives are strategically located in the United States, Europe, Hong Kong, South Korea and Singapore, allowing us to work directly with customers at their facilities to provide effective design, testing and customer service. Through this network we are able to provide highly focused design and production services with rapid time-to-market design and production solutions.

  We believe that we are differentiated from our competitors on the following bases:

 . Leadership in Advanced Packaging. We are a leader in developing and providing advanced semiconductor assembly. We have a proven track record of introducing innovative packages to the market and in the last two years have introduced five new types of semiconductor packages, including advanced tape BGA (TBGA), fine pitch BGA (fpBGA) and leadless plastic chip carriers (LPCC). We are currently working closely with customers to develop additional advanced packages for launch in mid to late calendar 2000, such as flexible BGA (fxBGA), flip chip and CamPak packages, as described more fully below in "--Assembly of Semiconductor Packages".

 . Established High Growth Customer Base. We target customers in high growth industries, particularly the communications sector. These industries have the added advantage of having been less susceptible to price and demand volatility than other industries in recent years, such as the personal computer and memory markets. Our assembly and testing customer base includes both established leaders in advanced technology and rapidly growing emerging companies, such as Altera, Analog Devices, Broadcom, Conexant, Infineon, Lucent Technologies, Motorola, STMicroelectronics and Vitesse.

 . Demonstrated Capabilities in Complex Mixed-Signal Testing. We have demonstrated experience in providing complex mixed-signal testing services to the fast growing communications industry. Mixed-signal testing can be extremely complex due to the high level of functional integration in mixed-signal semiconductors. We believe that due to our significant experience in servicing the mixed-signal testing requirements of the communications semiconductor industry, we are well positioned to capture a larger portion of this market both from existing customers and new customers.

 . Rapid Time to Volume Production. Through our on-site customer service and integrated design and assembly facility in Hong Kong, we are able to rapidly develop and implement packaging solutions for our customers' complex design and performance requirements. We have teams of customer application engineers and customer service representatives in Fremont, California and in four other locations around the United States, as well as locations in Europe and Hong Kong. These teams work directly with customers at their facilities to develop packaging solutions. With these capabilities we can offer our customers assembly and test services adapted to meet the changing requirements of their end-products while maintaining a rapid time to volume production.

 . Advanced Manufacturing Capabilities. We introduce new, complex packaging technologies into our manufacturing operations in an efficient and focused manner. We use computer modelling, computer testing of package designs for thermal and electrical performance and advanced design capabilities to address the challenging features of these new technologies and have developed a comprehensive, flexible and time sensitive approach to transitioning new packaging technologies into production. This allows us to provide innovative packaging in high volumes with reduced time to market.

 . Experienced Management Team. Our senior managers have on average more than a decade of experience in the semiconductor industry. Key members of our engineering and marketing teams have established track records in the semiconductor assembly and testing industries delivering revenue and product growth, developing new designs, penetrating new markets, improving assembly efficiency and streamlining supply chains in the United States, Europe and Asia.

 . Strategically Located Hong Kong Based Operations. We benefit from having our facilities in Hong Kong, which is Asia's leading communications and transportation hub with a large, well-educated English speaking labor pool. Our location in Asia enables us to receive raw materials and distribute packaged devices rapidly, reduce time-to-market and lower shipping costs.

Strategy

  Our strategy is to be the leading developer and provider of advanced semiconductor assembly and testing services. The principal elements of our strategy include to:

 . Increase Advanced Assembly and Testing Capacity. Demand from our existing customers for advanced packaging and mixed-signal testing currently exceeds our capacity. To meet this demand, we plan to significantly increase our assembly and testing capacity during that time. We believe that by increasing our capacity to satisfy our customers' current demand and demand from new customers, we will strengthen our position as a preferred manufacturing partner for the next generation of semiconductors and end-applications.

 . Increase Mixed-Signal Testing Through Existing Packaging Customers. We intend to capitalize on our well established advanced packaging customer base to expand our mixed-signal testing business. We plan to increase the amount of testing we provide to assembly customers already using our testing services and commence testing services for our other assembly customers. To do so, we are expanding our mixed-signal testing capacity and will seek to increase the number and strength of our strategic relationships with existing customers. We have developed strategic relationships with many of our customers through which we provide a turnkey service involving design, engineering, assembly, testing and drop shipment. We believe these relationships position us to capture additional assembly and test outsourcing business, as semiconductor companies generally rely on firms with which they have established relationships to meet their assembly and testing needs.

 . Continue to Target High Growth, Advanced Technology Industries. We will continue to focus on leading edge companies in high growth industries that require advanced semiconductor packaging technologies and testing solutions. In particular, we are focusing on companies in the communications industry, many of which use semiconductors that require our advanced packages and mixed-signal testing capabilities. We believe that the communications semiconductor market is very attractive because these semiconductors are used extensively in fast growing communications applications such as mobile communications, data networking and broadband communications. With our increased capacity and ability to provide both advanced assembly and testing services to these companies, we will be well positioned to provide turnkey solutions to our customers' semiconductor performance needs.

 . Continue Timely Market Introduction of Leading Innovative Packages. We intend to maintain our leadership in introducing innovative packaging technology for advanced semiconductors. In the last two years, we have introduced five new types of advanced semiconductor packages. We intend to continue working closely with customers to understand their new semiconductor designs and end-products and to design advanced packaging solutions for each new generation of products. We recently introduced our advanced leadless plastic chip carrier product and currently are developing additional advanced packages for launch in mid to late calendar 2000, such as, fxBGA, flip chip and CamPak.

 . Maintain High Quality of Service to Customers. We will continue to emphasize providing a superior level of service to customers. We focus on providing comprehensive and timely solutions to customers' performance requirements in package design, assembly and testing. We locate customer application engineers and support personnel near our major customers' locations to provide prompt and effective service at their facilities. We also plan to expand our design and engineering services to more fully participate in the early stages of their design process. We believe our customers place a premium on this combination of services because they improve the performance of advanced semiconductor products and enhance our customers' ability to capture a leading position in the early stages of product cycles. As our customer base grows, we plan to continue our interaction with customers by expanding our sales, service and engineering teams.

Semiconductor Assembly and Testing Services

  We offer a broad selection of semiconductor packages, including standard and advanced leaded and BGA, as well as semiconductor testing services. The following table sets forth the breakdown of net sales by product category for the periods indicated:

                                                                              Three Months
                                  Fiscal Year Ended April 30,                Ended July 31,
                          ------------------------------------------------  -----------------
                            1996      1997      1998      1999      2000     1999      2000
                          --------  --------  --------  --------  --------  -------  --------
                                             (Dollars in thousands)
Net sales:
Leaded packages:
  Standard..............  $225,107  $164,630  $176,224  $ 82,177  $ 98,215  $23,150  $ 25,344
  Advanced..............     5,010    20,779    32,704    48,578    75,441   16,295    24,143
                          --------  --------  --------  --------  --------  -------  --------
   Subtotal.............   230,117   185,409   208,928   130,755   173,656   39,445    49,487
BGA packages:
  Standard..............        11     3,854    10,027    30,678    19,592    4,970     4,882
  Advanced..............       --        105     4,513    31,429    91,185   13,693    42,052
                          --------  --------  --------  --------  --------  -------  --------
   Subtotal.............        11     3,959    14,540    62,107   110,777   18,663    46,934
Testing.................    13,945    13,407    15,855    26,172    27,698    7,855     6,612
Other...................    15,289    10,733     3,780     1,589       --       --        --
                          --------  --------  --------  --------  --------  -------  --------
    Total...............  $259,362  $213,508  $243,103  $220,623  $312,131  $65,963  $103,033
                          ========  ========  ========  ========  ========  =======  ========
As a percentage of total
 net sales:
Leaded packages:
  Standard..............      86.8%     77.1%     72.5%     37.2%     31.5%    35.1%     24.6%
  Advanced..............       1.9       9.8      13.5      22.0      24.1     24.7      23.4
                          --------  --------  --------  --------  --------  -------  --------
   Subtotal.............      88.7      86.9      86.0      59.2      55.6     59.8      48.0
BGA packages:
  Standard..............       0.0       1.8       4.1      14.0       6.3      7.5       4.8
  Advanced..............       0.0       0.0       1.9      14.2      29.2     20.8      40.8
                          --------  --------  --------  --------  --------  -------  --------
   Subtotal.............       0.0       1.8       6.0      28.2      35.5     28.3      45.6
Testing.................       5.4       6.3       6.5      11.9       8.9     11.9       6.4
Other...................       5.9       5.0       1.5       0.7       --       --        --
                          --------  --------  --------  --------  --------  -------  --------
    Total...............     100.0%    100.0%    100.0%    100.0%    100.0%   100.0%    100.0%
                          ========  ========  ========  ========  ========  =======  ========

 Assembly of Semiconductor Packages

  Semiconductors are an integral component in a wide variety of everyday products, including telecommunications systems, personal computers, consumer electronics, office equipment and automotive products. Semiconductor packages are critical to the chip's performance and functionality and facilitate the integration of the semiconductor device into the end-product. We offer a wide range of semiconductor packages for a broad spectrum of electronic products. Our products can be grouped into three categories: leaded packages, BGA packages and testing services. In both the leaded and BGA package categories, we focus our research and development activities, marketing campaigns and production facilities on advanced packages. Although we have shifted our focus away from standard to advance packaging over the last several years, we continue to offer customers a variety of standard packages.

  Leaded Packages

  Leaded packages are characterized by a semiconductor chip encapsulated in a plastic mold compound with metal leads surrounding the perimeter of the package. The chip is attached to a leadframe, which is a multi-site carrier used in assembly. The chip is then encapsulated in a plastic package, with the ends of the leadframe protruding from the edges of the package to enable connection to a printed circuit board. This packaging type has evolved from packages designed to be plugged into the printed circuit board by inserting the leads into holes on the printed circuit board to the more modern surface mount design, in which the leads or pins are soldered to the surface of the printed circuit board. Specific packaging customization and evolutionary improvements are continually being engineered to improve electrical and thermal performance, reduce the size of packages and enable multi-chip assembly capability.

  The following are illustrations of one of our advanced leaded packages:

           [GRAPHIC]                                      [GRAPHIC]

  Standard Leaded Packages. Standard leaded packages are used in almost every electronics application, including automobiles, household appliances, desktop and notebook computers, and telecommunications products. We offer several types of standard leaded packages to satisfy the variations in our customers' end-products.

  The table below sets forth information regarding our standard leaded packages(/1/):

                          Number of
     Package Format       Leads(2)                   Description                            Applications
     --------------       --------- ---------------------------------------------- -------------------------------
Thin Quad Flat Package--    32-208  QFP with thickness of 1.0 mm for use           Mobile phones, notebook
 TQFP...................            in low profile, space constrained applications computers and hard disk drives
Quad Flat Package--QFP..   144-208  Package with leads on all four sides attached  Networking systems, consumer to a printed circuit board by surface mounting products and personal computers
Plastic Leaded Chip          28-84  Standard leaded package designed for           Personal computers and
 Carrier --PLCC.........            applications that do not have space            consumer electronics
                                    constraints or high numbers of interconnects

-------------------------------------------------------------------------------
(1)The full names and explanations of these packages and applications are set forth in the "Glossary of Semiconductor Terms".
(2)Indicates the number of input/output connections between the semiconductor package and the printed circuit board.

  Advanced Leaded Packages. Our advanced leaded packages are similar to standard leaded packages but have advanced thermal and electrical characteristics. These advanced characteristics are necessary to maximize the performance of high frequency semiconductor chips used in sophisticated end-products. We offer a variety of lead counts and body sizes within this packaging group.

    EDQUAD. Our major patented class of advanced leaded products is EDQUAD. This group of packages is designed specifically for applications that require significantly higher thermal and electrical performance than standard plastic packages can provide.

    LPCC. In addition to the packages listed in the table below, we recently introduced our Leadless Plastic Chip Carrier, or LPCC, packages, a new class of advanced packaging that could replace current standard leadframe packages. LPCCs are designed for use in mobile communications, particularly cellular telephones, and analog to digital interfaces. These packages are based on a new technology which relies on conventional lead frames as base material. Unlike traditional leadframe packages, however, the leads in LPCC packages do not protrude from the package but are flush with the package surface. LPCCs are chip scale packages with a high density lead count and improved thermal and electrical performance similar to BGAs, a combination that enhances board level performance. LPCCs can be manufactured using conventional tooling, and therefore do not require large scale capital expenditures.

    CamPak. We are developing our CamPak package for use in digital imaging applications such as fingerprint recognition systems, digital cameras and video conferencing. This package is a transparent leaded package that serves to direct images onto the enclosed semiconductor chip. The chip then converts the image into a digital signal. We are developing CamPak in response to a customer's interest in replacing aspects of its existing digital imaging technology. We expect to start the qualification process during mid to late calendar 2000.

  The table below sets forth information regarding our advanced leaded packages(/1/):

                          Number of
     Package Format       Leads(2)           Description                Applications
     --------------       --------- ----------------------------  ------------------------
Enhanced Dissipation        32-240  Advanced leaded product with  Microcontrollers,
 Quad Flat Pack EDQUAD--            significantly better thermal  advanced logic and
 QFP....................            and electrical performance    networking systems,
                                    than conventional plastic     advanced testing
                                    packages                      equipment
EDQUAD Shrink Small
 Outline Package--           16-28  Thermal enhancement of SSOP   Microcontrollers,
 EDQUAD--SSOP...........            packages designed for         advanced logic and
                                    portable products which       networking systems,
                                    require reduced size and      advanced testing
                                    weight                        equipment
SLUG--QFP...............    32-240  Thermally enhanced QFP with   Microcontrollers,
                                    a copper slug attached to     advanced logic and
                                    the back of the chip paddle   networking systems,
                                                                  advanced testing
                                                                  equipment
Integrated Thermally       128-208  Thermally enhanced QFP with   Microcontrollers,
 Enhanced QFP--INT-TEP-             an aluminum flag attached to  advanced logic and
 QFP....................            the back of the chip paddle   networking systems,
                                                                  advanced testing
                                                                  equipment
Leadless Plastic Chip        8-196  Enhanced thermal and          Mobile communications,
 Carrier Package-LPCC...            electrical performance        analog to digital
                                    leaded product with leads     interfaces
                                    that are flush with surface
CamPak (under                   44  Transparent leaded package    Fingerprint recognition
 development)...........            developed for digital         systems, digital
                                    imaging                       cameras,
                                                                  video conferencing

-------------------------------------------------------------------------------
(1) The full names and explanations of these packages and applications are set forth in the "Glossary of Semiconductor Terms".
(2) Indicates the number of input/output connections between the semiconductor package and the printed circuit board.

  Ball Grid Array Packages

  Ball grid array, or BGA, assembly represents the newest and fastest growing area in the semiconductor assembly industry. BGA technology is used primarily in high-growth end markets, including hand held consumer products such as wireless products, personal digital assistants and video cameras, computing platforms and networks such as high speed telecommunications switching stations and routers and consumer electronic products such as digital video disk players and home video game machines.

  BGA technology was first developed to accommodate the increasingly high lead counts required for advanced semiconductors and to provide an increased circuit density per unit area. In a typical BGA package, the semiconductor chip is placed on top of a laminate (plastic or tape) substrate rather than a leadframe. The chip is connected to the circuitry in the substrate by a series of fine gold wires that are bonded to the top of the substrate near its edges. On the bottom of the substrate is a grid of solder balls that connect the packaged device to a printed circuit board.

  BGA packages generally provide semiconductor manufacturers numerous benefits over leaded packages, including:

  .  smaller package size;

  .  more leads per unit area and higher circuit density;

  .  greater reliability;

  .  reduced likelihood of damage during handling;

  .  better electrical and thermal performance; and

  .  ease of attachment to a printed circuit board.

  The following are illustrations of one of our advanced BGA packages:


        [GRAPHIC]                                            [GRAPHIC]
  As with leaded packages, BGA packages can be categorized into standard and advanced packages.

  Standard BGA Packages. Standard BGA packages have a grid array of balls on the underside of the integrated circuit, and are utilized in high-performance applications such as personal computer chipsets, graphics controllers and microprocessors.

  The following table sets forth information regarding our standard BGA packages(/1/):

 Package     Number of
  Format     Leads(2)                Description                       Applications
 -------     --------- ---------------------------------------- ---------------------------
Plastic       225-388  Standard BGA package                     Personal computer chipsets,
 Ball Grid                                                      graphics controllers and
 Array--                                                        microprocessors
 PBGA.....
BGA           119-208  BGA package with a transfer              Personal computer chipsets,
 Overmold--            molded encapsulent                       graphics controllers and
 BGA-OM...                                                      microprocessors
BGA--GT...    119-208  BGA package with a dispersed epoxy       Personal computer chipsets,
                       encapsulation and higher circuit density graphics controllers and microprocessors

-------------------------------------------------------------------------------
(1) The full names and explanations of these packages and applications are set forth in the "Glossary of Semiconductor Terms".
(2) Indicates the number of input/output connections between the semiconductor package and the printed circuit board.

  Advanced BGA Packages. We specialize in developing and assembling leading edge BGA packages. We currently offer our customers a variety of advanced packages and are in the process of designing additional packages as our next generation of advanced BGA packages. The primary differences between standard and advanced BGA packages are their electrical and thermal performance levels.

  TBGA. Tape BGA packages have higher density than our other standard BGA packages and are designed for use in complex semiconductor products such as high speed test systems, wireless communications systems and networking systems.

  Two Layer TBGA. We are currently developing two layer TBGA, which is a two level tape process that improves electrical performance. This further enhances the TBGA to allow it to operate at even higher frequencies. This product is designed for use in complex, high speed applications, such as internet routers.

  Chip Scale Family. The chip scale family includes packages which are slightly larger than a semiconductor chip and have a substrate base. Chip scale packages are designed for high pin count semiconductors that require dense ball arrays in very small package sizes, such as wireless telephones, personal digital assistants, video cameras, digital cameras and wireless pagers. Within the chip scale family of packages, we currently offer fpBGA and are developing fxBGA, a new, flexible BGA package to be introduced in 2000. Our fxBGA packages are thinner, have higher circuit density and improved electrical and thermal performance.

  Flip Chip Packages. Like BGA, flip chip packages use balls to connect to the printed circuit board. Within the flip chip package, however, the chip is connected to these balls by the use of an array of solder bumps on the bottom of the chip as opposed to the traditional method used in BGA of wire bonding the chip to the balls. This method of attachment further improves thermal and electrical performance of the chip and enables a higher density of interconnections which facilitates smaller packages. Flip chip technology can be used in a wide array of applications ranging from consumer products to highly sophisticated application specific integrated circuits, digital signal processors, and memory packages. Flip chip technology is considered by many in the semiconductor industry to be the next generation of BGA packaging technology. We intend to offer flip chip packages to our customers during late calendar 2000.

  The following table sets forth information regarding our advanced BGA packages(/1/):

                         Number of
     Package Format      Leads(2)                  Description                              Applications
     --------------      --------- ------------------------------------------- ---------------------------------------
Tape BGA--TBGA..........  208-352  High performance thermal and electrical     High speed test systems, wireless
                                   BGA package                                 communication systems and
                                                                               networking systems, set top boxes
Two Layer TBGA..........  256-440  Two layer tape process that improves        Complex, high speed applications
                                   electrical performance                      such as internet routers
Fine Pitch BGA--fpBGA...   36-600  A BGA in the chip scale family mounted      Wireless telephones, personal digital
                                   on tape substrate that has a solder ball    assistants, video cameras, digital
                                   pitch of less than 1.0 mm                   cameras and wireless pagers
Flexible BGA--fxBGA.....   36-600  A new and flexible advanced BGA in the      Wireless telephones, personal digital
                                   chip scale family package that is thinner,  assistants, video cameras, digital
                                   has a higher circuit density and improved   cameras and wireless pagers
                                   electrical and thermal performance
Flip Chip (under             600+  Semiconductor chip that uses the latest     High end wireless telephones and
 development)...........           interconnect technology and improves        personal digital assistants, networking
                                   density, electrical and thermal performance systems and set top boxes

-------------------------------------------------------------------------------
(1) The full names and explanations of these packages and applications are set forth in the "Glossary of Semiconductor Terms".
(2) Indicates the number of input/output connections between the semiconductor package and the printed circuit board.

 Testing Services

  We provide testing services for digital logic, analog and mixed signal products. Testing is the final stage in semiconductor production and involves using sophisticated test equipment and programs to electronically test different operation specifications of the semiconductor, including functionality, voltage, current and timing. We are able to test semiconductor chips upon initial delivery from the foundry as well as when they are packaged and ready for integration into the end-product. We have engineers and testing personnel located globally who work closely with customers at their facilities to develop testing programs and provide testing services.

  Mixed-Signal Testing. We specialize in mixed-signal testing, which we began providing in 1993. We test a variety of mixed-signal semiconductors, including those used in communications applications such as network routers and switches; broadband products such as internet and set-top boxes; mobile telecommunications products such as cellular phones and wireless networks and consumer electronics products such as personal digital assistants and video games. Mixed-signal testing involves testing both analog and digital functions on a single chip. Mixed-signal semiconductors require a large number of parameters to be tested and a more precise level of measurement of the analog functions. This in turn requires specialized testing equipment and a high degree of engineering capability. Our team of engineers has over 35 years of combined experience in mixed-signal testing with companies such as Analog Devices, Intel, Texas Instruments and Philips.

  Digital Testing. We test a variety of digital semiconductors, including high performance semiconductors used in personal computers, disk drives, modems and networking systems. Specific digital semiconductors tested include digital signal processors, field programmable gate arrays, microcontrollers, central processing units and application specific integrated circuits.

 Design Services

  We have a dedicated team of engineers in Hong Kong and the United States to provide design services and computer modelling. These services focus on both thermal and electrical performance to ensure that our customers' packaged semiconductor devices can operate at optimal levels. When the selection of a package is critical to the overall development of a semiconductor device, our design engineers select, design and develop the appropriate package for that device by simulating the semiconductor's performance and end-use environment.

Research and Development

  We focus our research and development efforts on developing new package designs and assembly processes and on improving the performance of our existing packages. We believe that providing timely and effective improvements in assembly technology is a key factor for success in the advanced packaging market. We believe we have a distinct advantage in this area. We have a proven track record of introducing innovative packages to the market. In the last two years, we have introduced five new types of semiconductor packages, including our TBGA, fpBGA and LPCC packages. We are currently developing additional advanced packages for launch in mid to late calendar 2000, such as our fxBGA, flip chip and CamPak packages. For a further explanation of these packages, see above "Assembly of Semiconductor Packages--Leaded Packages" and "Assembly of Semiconductor Packages--Ball Grid Array Packages".

  We work closely with our customers to ensure that our assembly and testing services meet our customers' changing needs. Our design and engineering teams participate in the early stages of our customers' design process to better understand the requirements of their end-products. We have teams of customer application engineers at five locations around the United States and in Hong Kong to work directly with customers at their facilities. This coordination with customers allows us to develop timely and innovative package designs to meet their needs. As an example, we developed our fpBGA, BGA-GT and CamPak packages through these interactive relationships with customers.

  In addition to our internal development work and co-development work with our customers, we also work closely with our equipment and material suppliers in developing advanced processing capabilities and materials for use in our assembly processes.

Marketing, Sales, Distribution and Customer Support

  We sell our packaging and test services to our customers and support them through a network of international offices. To better serve our customers, our offices are located near our largest customers or near a concentration of several of our customers. Our offices and representatives are located in the United States (California, Arizona, Texas, Massachusetts, North Carolina and South Carolina), Hong Kong, South Korea, the Netherlands, Switzerland and Singapore. We offer global drop shipment services, whereby we deliver packaged semiconductors to destinations in any part of the world as instructed by our customers, including to their end-customers.

  We dedicate account managers and support sales staff, application engineers and customer service representatives to work as teams in servicing customers. Each of these teams focused on specific customers and/or geographic regions. As part of this emphasis on customer service, these teams:

  .  actively participate in the design process at the customers' facilities;

  .  resolve customer assembly and testing issues; and

  .  promote timely and individualized resolutions to customers' issues.

  Our marketing efforts focus on creating a brand awareness and familiarity with ASAT and our high-end advanced packaging and testing services. We emphasize our position as a leader in BGA and advanced leaded packaging and mixed-signal testing and our focused strategy of providing our customers comprehensive solutions to their technological requirements. We focus our marketing efforts on publishing research articles in trade journals and periodicals, holding technical seminars for advanced packaging engineers and making technical presentations to our customers' end customers.

Customers

  We provide semiconductor assembly and testing services to over 110 customers worldwide. Substantially all of our customers are either U.S. multinational companies or European multinational companies. We design, assemble and test semiconductor packages for end-applications in a variety of industries. During the fiscal year ended April 30, 2000, 81% of our total net sales was from assembling and testing semiconductors for communications semiconductors, 4% from semiconductors for personal computer applications and the remainder from semiconductors for consumer products and field programmable logic applications. The table below sets forth information regarding a number of our customers that are important to our business in terms of percentage of revenues, volume, strategic relationships, advanced technology demand or potential growth:

Industry                             Customers                           Applications(/1/)
----------------------  ----------------------------------- --------------------------------------------
Wireless Communication  Analog Devices, Inc., Infineon      Cellular phones for Alcatel, Bosch,
                        Technologies Corporation,           Ericsson, Motorola, Nokia, Siemens and
                        Lucent Technologies, Inc.,          Sony; Global Positioning System
                        Motorola, Inc.,                     products
                        STMicroelectronics N.V.
Networking/Broadband    Altera Corporation, Broadcom        Cable modems; ethernet; high speed
Communication           Corporation, Conexant Systems,      networking applications; digital
                        Inc., CommQuest Technologies        communication applications; internet set-top
                        (IBM), Vitesse Semiconductor        boxes; network servers and routers;
                        Corporation                         optical network systems
Consumer Multimedia     Analog Devices, Inc., Philips       Camcorders; CD and DVD players;
                        Electronics N.V., Texas Instruments digital cameras; fingerprint recognition
                        Inc., VLSI Technology, Inc.         systems; home audio and video
                                                            entertainment; mobile communications
                                                            interface; personal digital assistants;
                                                            professional audio applications; set-top
                                                            boxes for direct satellite broadcast; video
                                                            capture applications
Automotive              STMicroelectronics N.V., Temic      Automotive entertainment;
                        Semiconductors (Atmel)              instrumentation and systems
Computer Systems and    Adaptec, Inc., National             CD-recordable products; co-processors;
Peripherals             Semiconductor Corporation, Lucent   central processing units; high speed
                        Technologies, Inc., VLSI            interfaces; power management systems;
                        Technology, Inc.                    printers; system controllers

-------------------------------------------------------------------------------
(1) An explanation of these applications is set forth in the "Glossary of Semiconductor Terms".

  Many of our customers are leading telecommunications and networking product manufacturers, whose products require sophisticated semiconductor capabilities. Our success in becoming a leading provider of advanced BGA and other advanced technology is due in significant part to (1) our strong relationships with these customers and (2) our dedication to working closely with them to develop innovative solutions for their increasingly complex semiconductor performance requirements. For the fiscal year ended April 30, 2000, our largest single customer accounted for approximately 16% of our net sales, our top ten customers accounted for approximately 77% of net sales and each of Motorola, Analog Devices and Broadcom accounted for 10% or more of our net sales.

Operations and Facilities

  Our headquarters, administrative offices and assembly operations are located in a 250,000 square foot facility in Hong Kong. In this facility, we currently operate 660 wire bonders. We recently purchased an additional 131,000 square foot testing facility in Hong Kong that is close to our existing facility. We have moved our Hong Kong testing operations to this new facility. In this facility we currently operate 35 testers. We expect our combined facilities could accommodate approximately 990 wire bonders and 120 testers. We intend to use the extra space in our existing building to expand our assembly operations. We expect that our combined facilities will provide us sufficient space for our planned expansion of our assembly and testing operations. In addition, we also have an option to rent an additional 100,000 square feet in our current Hong Kong building. We lease our current Hong Kong facility from QPL under a lease with a five year term and have an option to renew for an additional five years.

  We believe that total quality management is a key element of our semiconductor assembly operations. Our 250,000 square foot facility in Hong Kong is ISO 9001, ISO 9002, QS-9000 and SAC level 1 certified. ISO 9001 and 9002 are worldwide manufacturing quality certification programs regarding product design and industrial quality that are administered by an independent standards organization. QS 9000 is a manufacturing quality certification program administered by an independent standards organization that is used primarily by United States automotive manufacturers. SAC level 1 is a worldwide manufacturing quality certification program administered by the Subcontractor Assembly Council for which assemblers must be sponsored by a major customer. We have also received the Hong Kong Governor's Award for Quality Achievement and are working towards receiving an ISO 14001 certification for environmental control.

Suppliers

  The principal materials used in our assembly process are rigid and flexible substrates, leadframes, gold wire and molding compound. We work closely with our primary materials suppliers to insure that materials are available and delivered on time. We are not dependent on any one supplier for our substrates, gold wire or molding compounds. In the ordinary course of business, we purchase substantially all of our leadframe requirements from QPL Limited, a wholly owned subsidiary of QPL, and the remaining amount from three to four other suppliers. We purchase our substrate requirements from several suppliers in Japan, Korea and Hong Kong. We purchase our wire bonders from major international manufacturers, including Kulicke & Soffa Industries and ESEC and our testing equipment from Teradyne Inc., Credence Systems Corporation and LTX Corporation. Other than our arrangement with QPL for leadframes, we have no significant supply contracts or arrangements with any supplier of materials. See "Risk Factor--Inadequate supplies of key materials such as ball grid array substrates, leadframes and gold wires could adversely affect our semiconductor assembly operations. This would limit our ability to grow". Generally, our customers agree to purchase from us any unused materials that we purchase to meet their demand forecasts. We believe such agreements are becoming customary for the semiconductor assembly industry.

  We periodically purchase equipment through several suppliers to meet our assembly and testing requirements. We work closely with major suppliers to insure that equipment is delivered on time and that the equipment meets our stringent performance specifications.

Competition

  There are over 40 companies worldwide providing independent semiconductor assembly and testing services. We believe our primary competitors are Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., ASE Test Limited, ChipPac, Inc., Siliconware Precision Industries Co., Ltd., and ST Assembly Test Services Ltd. We also compete with the internal assembly and testing resources of many of our largest customers. We compete indirectly with other semiconductor assemblers, many of whom only focus on specific geographic regions or do not provide advanced packaging.

  We believe the principal elements of competition in the overall independent semiconductor assembly market include technical competence, sophistication of design services, quality, time-to-market, array of assembly services, production yields, customer service and price. In the area of test services, we compete on the basis of quality, cycle time pricing, location, available capacity, engineering capability, technical competence, customer service and flexibility. We believe that generally we compete favorably in these areas. In addition, we believe that competition in the advanced BGA, advanced leaded packaging and testing industries centers primarily on service, technology and expertise.

  In general, our customers principally rely on at least two independent assembly and test providers. Semiconductor assembly and test providers must pass a lengthy and rigorous qualification process that typically can take from three to six months. In addition, customers incur substantial costs in qualifying each new semiconductor assembler. Due to these factors and the heightened time-to-market demands of semiconductor end-users, semiconductor manufacturers incur significant costs in switching assembly and test providers and thus are often reluctant to change or add their providers.

  Each of our primary competitors has significant assembly and testing capacity, financial resources, research and development operations, marketing and other capabilities, and has been operating for some time. These companies have also established relationships with many large semiconductor companies which are our current or potential customers.

Backlog

  Because of the fast-changing technology and functionality of semiconductor chip design, customers requiring semiconductor assembly and testing services generally do not place purchase orders far in advance. However, we engage in discussion with customers starting as early as three months in advance of the placement of purchase orders regarding such customers' expected assembly and testing requirements. In addition, our customers generally agree to purchase from us any unused materials that we purchase to meet their forecasted demand. While we have long term sales arrangements with a number of customers, our customers generally may cancel or reschedule orders without significant penalty. Accordingly, our backlog as of any particular date may not be indicative of our future sales.

Employees

  As of July 31, 2000, we employed approximately 2,600 full-time employees. We believe our relationship with our employees is generally good.

Intellectual Property

  We have obtained or applied for patents in the United States relating to a number of our advanced semiconductor packages. In addition, we have entered into patent and cross-licensing agreements with leading companies in the semiconductor industry including Motorola and VLSI Technology (Philips Electronics). Through these agreements, we have use of technologies and patents related to packages developed by these leading industry players. Our primary trademarks, trade names and service marks are "ASAT" and "Total Testing Services".

  We believe that our continued success depends in large part on the technological skills of our employees and their ability to continue to innovate. While we will continue to file patent applications when appropriate to protect our proprietary technologies, we will also encourage our employees to continue to invent and innovate so as to maintain our competitiveness in the international marketplace.

  Although we are not currently a party to any material litigation regarding intellectual property, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If a third party were to bring a valid legal claim against us, we could be required to:

  .  discontinue the use of any of our processes considered infringing;

  .  cease the manufacture, use, import and sale of infringing products;

  .  pay substantial damages;

  .  develop non-infringing technologies; or

  .  acquire licenses to the technology that we had allegedly infringed.

  We may also need to enforce our patents and other intellectual property rights against infringements. If any of the above events occurs, we could incur substantial costs.

Environmental Matters

  Semiconductor assembly and testing services produce a small amount of chemical waste. Since our assembly facility is located in Hong Kong, disposal and storage of chemical waste from our assembly and testing services are subject to Hong Kong laws and government regulations which impose various controls on the generation, storage, handling, discharge, treatment, transportation and disposal of chemicals. For instance, a manufacturing facility is required under Hong Kong law to obtain a license from the government before it can dispose of chemical waste.

  Historically we have shared chemical waste treatment and disposal facilities with QPL, whose leadframe manufacturing operations are located in the same building as our assembly operations. QPL has obtained the required license from the Hong Kong government to operate its waste treatment facility pursuant to which it disposes of chemical waste generated by our facility in Hong Kong. The license must be renewed annually. Following our recapitalization, we began sharing these chemical waste treatment and disposal facilities through a long term agreement with QPL pursuant to which we pay QPL a portion of the costs associated with our use of the facilities. We do not expect to incur significant costs relating to our waste disposal under this arrangement. See "Risk Factors--Environmental, health and safety laws could impose material liability on us and could require us to incur material capital and operational costs. Any new regulatory developments are beyond our control, and our financial condition may be negatively affected if we are required to incur significant costs of compliance".

  The directors believe that we have been and are currently in material compliance with all the environment-related laws and regulations in Hong Kong.

  We do not anticipate making material environmental capital expenditures in connection with our current operations. We cannot predict whether future environmental, health and safety laws will require additional capital equipment or impose other process requirements upon us, curtail our operations, or restrict our ability to expand our operations. We could be subject to material liabilities if the government adopts new environmental, health and safety laws, we fail to comply with new or existing laws, or other issues relating to hazardous substances arise.

Legal Proceedings

  We are not a party to any legal proceedings, the outcome of which the directors believe would have a material adverse effect on our business, financial condition or results of operations.

                                  MANAGEMENT

Directors and Executive Officers

  The following table sets forth information about the persons who serve as executive officers and directors of ASAT. Executive officers are appointed by, and serve at the discretion of, the Board of Directors. All directors hold office until they resign, are removed or otherwise vacate their office.

Name                     Age Position
----                     --- --------
Jerry Lee...............  58 Director and Chief Executive Officer
J. Stanley Baumgartner,   50 Chief Financial Officer
 Jr.....................
James Healy.............  60 Senior Vice President of Worldwide Sales and Marketing
John Lo.................  48 Senior Vice President of Operations
Joseph Martin...........  51 Director and Senior Vice President of Strategic Planning
Edward Combs............  54 Vice President of Engineering
Jerry Herrera...........  39 Vice President of Operations
Neil Mclellan...........  38 Chief Technology Officer
Jimmy Ng................  41 Vice President of Quality Control
Christopher Buckley.....  33 Vice President of Asia/European Sales
Andrew Liu..............  44 Director and Chairman
Edward Cheng............  44 Director
Henry Cheng.............  53 Director
Tung Lok Li.............  47 Director
Lawrence Miao...........  35 Director
Gordon Campbell.........  55 Director
Maura Wong..............  34 Director

  Jerry Lee was hired in September 1999 in connection with our recapitalization. From 1998 until joining ASAT, Mr. Lee served as Senior Vice President of SCI Systems, Inc., an electronics manufacturer with $7.0 billion of sales, where he headed the Asian division. From 1996 until 1998, Mr. Lee was President of Alpha-TI Ltd., a joint venture wafer fabrication facility in Thailand and from 1993 to 1995 he was Vice President of International Operations for Read-Rite, Inc., a corporation with operations in Thailand, Malaysia and Singapore. Mr. Lee served with Texas Instruments for 28 years in various capacities, mostly semiconductor related and primarily in semiconductor assembly and test, the most recent of which was Managing Director and Country Managing Director of TI Malaysia Sdn. Bhd. Mr. Lee received an undergraduate degree in science from Texas A&M University.

  J. Stanley Baumgartner, Jr recently joined ASAT. From 1988 until joining our Company, Mr. Baumgartner worked at Henkel KGaA in several capacities, including Vice President of Strategic Planning and Chief Financial Officer. Mr. Baumgartner is a Certified Public Accountant and holds a Masters of Business Administration from Harvard Business School and an undergraduate degree from the Georgia Institute of Technology.

  James Healy recently joined ASAT. From May 1998 until joining our company, Mr. Healy was the Executive Vice President of Sales & Marketing, and General Manager of the WOW Business Unit at FormFactor, Inc., a manufacturer of process technologies and interfaces. From 1996 to 1998, Mr. Healy was the President & CEO of Genus Corporation, a manufacturer of semiconductor fabrication equipment. Mr. Healy has had extensive experience with semiconductor testing and test equipment manufacturing companies, including as President and CEO of Credence Systems and in various capacities at Trillium Corporation (LTX Corporation), GenRad Semiconductor Test Inc. and Fairchild Semiconductor Corporation (Test Systems Division). Mr. Healy has a Bachelor's degree and a Master's of Science degree from California State University at Hayward.

  John Lo has been with ASAT since May 1999. From 1986 until joining ASAT, Mr. Lo was Vice President of Operations at Hana Technologies where he was responsible for semiconductor packaging operations. From 1978 to 1986, Mr. Lo was the Group Accountant in Swire Pacific Limited. Mr. Lo was Senior Manager at KPMG in Hong Kong in the auditing department from 1972 to 1978. Mr. Lo is a certified public accountant and a Fellow Member of the Chartered Association of Certified Accountants and Hong Kong Society of Accountants.

  Joseph Martin has been with ASAT since 1993. From 1983 until to joining ASAT, Mr. Martin served as Vice President of European Sales and Vice President of Marketing for advanced products for Amkor Electronics. From 1981 to 1983, Mr. Martin held several sales and managerial positions with TRW and prior to 1981 he held positions in factory and engineering management at Thompson CSF and Texas Instruments. Mr. Martin received an undergraduate degree in chemistry from Lamar University.

  Edward Combs has been with ASAT since 1987 and previously served as Executive Vice President of Customer Engineering at ASAT Inc. From 1985 until joining ASAT, Mr. Combs served as Vice President of Sales and Marketing at Swire Technologies, and as Operations Manager at Amkor from 1980 to 1985. Mr. Combs attended San Diego State University and holds several U.S. and international patents in semiconductor packaging.

  Jerry Herrera has been with ASAT since 1989. From 1986 until joining ASAT, he worked at Swire Technologies in Hong Kong, where he was primarily responsible for process development and engineering. From 1982 to 1986, he worked for the manufacturing division of AMD in the Philippines. Mr. Herrera received an undergraduate degree in electronics and communications and engineering from University of Santo Tomas, Philippines.

  Neil Mclellan has been with ASAT since 1996. From 1993 until joining ASAT, he was with Dallas Semiconductor and with Texas Instruments from 1989 until 1993. Mr. Mclellan holds approximately 10 U.S. and international patents in semiconductor packaging. Mr. Mclellan received a bachelor of science degree in materials science from Rice University and an MBA from Southern Methodist University.

  Jimmy Ng has been with ASAT since 1989. From 1986 until joining ASAT, Mr. Ng was with Swire Technologies in Hong Kong, where he was primarily responsible for engineering. From 1984 to 1986, Mr. Ng worked with National Semiconductor (Malaysia) and from 1981 to 1984 he worked with Motorola (Malaysia). Mr. Ng received an undergraduate degree in mechanical and production engineering from Leeds University, U.K.

  Christopher Buckley has been with ASAT since 1990. He has held various position in ASAT, including Vice President/General Manager, Director of Asia Sales and Manager of customer services. From 1988 until joining ASAT, he worked at Integrated Device Technology in Santa Clara, California as a production control analyst, where he was primarily responsible for analyzing and forecasting production capacities for its Sub-System Division. Mr. Buckley also serves as a director on the Board of ASAT France. Mr. Buckley holds a bachelor of science degree in economics from Santa Clara University.

  Andrew Liu was appointed as a director in connection with our recapitalization on October 29, 1999 and was recently appointed as Chairman of our Board of Directors. Mr. Liu is the Chief Executive Officer of Chase Capital Partners Asia. Mr. Liu heads a team of investment professionals responsible for advising the Chase Asia Investment Fund and the Asia Opportunity Fund, private investment funds with a combined committed capital of $1.1 billion. Mr. Liu is also a non-Executive Director of Liu Chong Hing Bank Limited, a commercial bank based in Hong Kong. He was an Executive Director of the Bank from September 1997 to May 1999. Mr. Liu joined Morgan Stanley in 1981 and from 1990 through 1997 was President and Managing Director of Morgan Stanley Asia Limited. From 1993 to 1997, Mr. Liu was a member of the Stock Exchange Council of Hong Kong and was also a member of its Listing Committee.

  Edward Cheng was appointed as a director in connection with our recapitalization on October 29, 1999 and is a member of our audit committee. Mr. Cheng currently is the Chief Executive of USI Holdings Limited and the Co-Chairman of SUNDAY Communications Limited. USI, a publicly listed company on the Hong Kong

Stock Exchange, is a member of the Wing Tai Asia Group. Mr. Cheng has held several positions with The Wharf Group from 1987 to 1994, including Executive Director responsible for Group Finance, Group Corporate Affairs and the Hotel Group. From 1985 to 1987, he was with the Hutchison Whampoa Group in China business development. Mr. Cheng currently is a member of the Hong Kong SAR Government's Mandatory Provident Fund Schemes Appeal Board, the Securities and Futures Commission's Takeovers and Mergers Panel and the Takeovers Appeal Committee, the Operations Review Committee of the Independent Commission Against Corruption, and the Executive Committee of the Hong Kong Housing Society.

  Henry Cheng was appointed as a director in connection with our recapitalization on October 29, 1999 and is a member of our audit committee. Dr. Cheng joined the New World Group, a major Hong Kong conglomerate, in 1972. He is Managing Director of New World Development Company Limited, a publicly listed company on the Hong Kong Stock Exchange, and Chairman of four other listed companies in the New World Group. Dr. Cheng is a director of Marriott International Inc. and HKR International Limited. He is the Chairman of the Advisory Council for The Better Hong Kong Foundation; Chairman of the Advisory Panel of the Asian Management Institute, University of Western Ontario; a member of the Advisory Committee for the Harvard Asia Center and the Asian Advisory Board of the Prudential Insurance Company of America. He is also a Committee Member of the Eight & Ninth Chinese People's Political Consultative Committee of the People's Republic of China. Dr. Cheng received an undergraduate degree and an MBA from the University of Western Ontario and has also been awarded honorary doctorates by the Johnson & Wales University, Rhode Island, and the University of Western Ontario.

  Tung Lok Li was previously Chairman of ASAT's Board and has served as the Chairman of the Board of QPL International Holdings Limited and QPL (Holdings) Limited since their formation and has served as Chairman of the Board of Peak Plastic since 1990. Mr. Li holds a bachelor of science degree in chemical engineering from the University of Wisconsin, Madison.

  Lawrence Miao was appointed as a director in connection with our recapitalization on October 29, 1999. Mr. Miao is a Managing Director and one of the co-founders of Olympus Capital. From 1994 through 1997, Mr. Miao served as Executive Director of both Hopewell Holdings Limited and Consolidated Electric Power Asia, two of Hong Kong's largest developers of private investment projects. His primary responsibilities included the formation and management of joint ventures and local partnerships throughout Asia. Mr. Miao remains on the Board of Directors of Hopewell Holdings Limited. Mr. Miao holds an MBA from the Stanford Graduate School of Business Administration and a BA degree from the Woodrow Wilson School for International Affairs at Princeton University.

  Gordon Campbell was recently appointed as a director of ASAT and is a member of our audit committee. Mr. Campbell has founded and operated numerous Silicon Valley technology companies, including SEEQ Technology, CHIPS and Technologies, Inc., 3dfx Interactive and most recently Techfarm. Mr. Campbell has held positions in engineering, sales, marketing and management at Honeywell, Intersil and Motorola. Mr. Campbell has pioneered many technological innovations in the semiconductor industry and has been a driving force in establishing the fabless semiconductor industry. Mr. Campbell currently serves as Chairman of the Board of Directors at numerous portfolio companies, including 3dfx Interactive and Cobalt Networks, and various other Boards of Directors including Palm, Inc. and Bell Micro.

  Maura Wong was recently appointed as a director. Ms. Wong is a Managing Director of Chase Capital Partners Asia with responsibilities for the private equity funds' activities in Hong Kong, China and Taiwan. From 1996 to 1999, she was Vice President of Exor Asia Limited, the international investment holding company of the Agnelli Group. Prior to that, Ms. Wong was Head of Business Development of Pacific Century Group, a venture capital group engaged in technology, telecommunications and financial services in Asia. Before joining Pacific Century Group, Ms. Wong worked at Goldman Sachs in both New York and Asia. Ms. Wong received an MBA from Harvard Business School as a Baker Scholar. She also holds a BA degree from the Woodrow Wilson School for International Affairs at Princeton University.

Board of Directors

  Under the Articles of Association, the Board consists of nine directors, at least three of which shall be independent directors. Shareholders are entitled to re-elect the Board of Directors at each annual general meeting. Vacancies on the Board can be filled by a majority of the directors present at a Board meeting and vacancies of independent director seats also requires approval by a majority of the independent directors.

  Pursuant to the shareholders agreement among the investor group and QPL, those parties have agreed to vote their shares so that: (1) three of the directors are individuals selected by QPL, (2) three of the directors are individuals selected by AOF and (3) three of the independent directors are individuals selected by AOF and nominated by QPL, subject to decrease as their respective shareholding decreases. See "Principal Shareholders--Shareholders Agreement". The investor group and QPL also agreed that as their respective shareholding decreases below specified thresholds, they will cause a related number of directors which they previously appointed to resign and those seats shall be filled by nominee(s) approved by a majority of the continuing directors present at a Board meeting and a majority of the independent directors.

Duties of Directors

  Under Cayman Islands laws, the directors have a duty of loyalty and must act honestly and in good faith and in our best interests. The directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duties to us, the directors must ensure compliance with the Memorandum and Articles of Association and the class rights vested thereunder in the holders of the shares. A shareholder may have rights to damages if a duty owed by the Directors is breached.

Compensation of Directors

  ASAT reimburses members of the board of directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. Although ASAT is permitted to compensate its independent directors for services provided in such capacity, it currently does not pay any compensation to its independent directors.

  We have entered into an agreement with Mr. Tung Lok Li under which he provides us strategic planning and sales development services for our assembly and testing services. Under the agreement, we will pay Mr. Li $1.0 million annual compensation which is subject to a yearly review by our Board of Directors.

Executive Compensation

  For the year ended April 30, 2000, ASAT paid an aggregate compensation to its executive officers and directors as a group of approximately $4.6 million. Assuming our recapitalization had occurred on May 1, 1999, this aggregate compensation would have increased to $5.1 million. For the year ended April 30, 2000, the aggregate amount accrued by us to provide pension retirement or similar benefits for our directors and executive officers as a group was approximately $73,000.

Stock Option Plan

  We adopted a stock option plan on July 6, 2000. We have authorized approximately 110,000,000 ordinary shares for issuance under the plan. The plan is a non-qualified, discretionary option grant program under which eligible individuals may be granted options to purchase ordinary shares. Under the plan, the Board will determine which individuals will be granted options, the number of ordinary shares subject to the option, the exercise price for the shares, the vesting periods and any other terms that will apply as the Board deems appropriate. The individuals eligible to participate in our stock option plan will include key officers, employees, consultants and non-employee directors of the ASAT group of companies. The plan is designed to attract employees and important individuals to the ASAT group of companies and to provide recipients with a proprietary interest in ASAT.

  Our stock option plan includes the following features:

  . The Board will specify the dates each option will begin and terminate and may also accelerate the date on which the options may be exercised. The plan will terminate in 10 years, except for options then outstanding. No options may be granted after this 10 year period.

  . The Board will be authorized to grant options for ordinary shares which may be made available from authorized but unissued ordinary shares or ordinary shares that we hold in treasury.

  . The exercise price for any options granted under the plan may be paid in cash, or, at the option of the Board, a combination of cash and ordinary shares owned for at least six months.

  . In the event of a merger or other business combination, the Board may replace granted options with options for shares of the surviving entity or may cancel outstanding options and cash out the affected participants for all unexercised options (whether then exercisable or not).

  . If a dividend or distribution is made or a recapitalization, reorganization or other event occurs which would dilute the stock option plan benefits, the Board may adjust the number of ordinary shares authorised under the plan, the number of ordinary shares subject to outstanding options and the exercise price under any option, or cancel the outstanding options and cash out the affected participants.

  . The Board may amend, suspend or terminate the plan and may amend the terms of any option. If any of these actions would materially and adversely affect the rights of an option recipient, the Board must first obtain that individual's consent.

  We have granted stock options for 85,254,575 ordinary shares, 75,965,065 ordinary shares of which have been granted at a per share exercise price equal to $12.00 per ADS, and 9,289,510 ordinary shares of which have been granted at a per share exercise price equal to $7.69 per ADS. Of this amount, we granted stock options to our directors and executive officers as a group for 38,926,275 ordinary shares, 34,842,065 ordinary shares of which have been granted at a per share exercise price equal to $12.00 per ADS, and 4,084,210 ordinary shares of which have been granted at an exercise price of $7.69 per ADS.

                            PRINCIPAL SHAREHOLDERS

  The following table contains information concerning the ownership of our ordinary shares by each person who we know beneficially owns our ordinary shares and by all of our directors and executive officers as a group.

                                               Number of  Before the After the
                                               Ordinary    Offering  Offering
                                                Shares      of our    of our
Shareholder                                    Owned(7)      ADSs     ADSs(8)
-----------                                   ----------- ---------- ---------
Chase Capital Partners Asia related
 funds:(1)(2)
 Chase Asia Investment Partners II (Y), LLC..  74,766,576   12.98%     11.06%
 Asia Opportunity Fund, L.P.................. 120,497,424   20.92%     17.83%
                                              -----------   -----      -----
                                              195,264,000   33.90%     28.89%
                                              ===========   =====      =====
Olympus Capital Holdings Asia related
 funds(2)(3).................................  72,288,000   12.55%     10.69%
                                              ===========   =====      =====
Orchid Hong Kong Investment Holdings(2)(4)...  20,448,000    3.55%      3.02%
                                              ===========   =====      =====
QPL International Holdings Limited(2)(5)..... 288,000,000   50.00%     42.60%
                                              ===========   =====      =====
Directors and executive officers as a
 group(6)....................................          --      --         --
                                              ===========   =====      =====

---------------------
(1) See "--Chase Capital Partners Asia" below. CAIP and AOF have entered into a credit support agreement with QPL's creditors which could result in them acquiring additional shares of ASAT Holdings. See "--Other Arrangements" below.
(2) QPL has pledged to the investor group a portion of its shares in ASAT Holdings to secure its indemnification of the investor group with respect to tax liabilities. See "--Other Arrangements" below.
(3) Held by Olympus Capital Holdings Asia I, L.P., Reservoir-Olympus II, L.P., Olympus KB, L.P., Olympus Capital Asia, L.P., Olympus Capital Asia Offshore, L.P., Olympus Holdings, L.P. and ZAM-Olympus Co-Invest, L.L.C. and may be transferred among Olympus Capital Holdings Asia affiliates. See "--Olympus Capital Holdings Asia" below.
(4) See "--Orchid Asia Holdings" below.
(5) Held by The Industrial Investment Company Limited and QPL (US) Inc. (formerly Worltek International Limited), wholly owned subsidiaries of QPL. All shares of ASAT Holdings owned by QPL are pledged to the investor group and a number of QPL's creditors.
(6) Mr. Tung Lok Li, one of our directors, beneficially owns approximately 40% of QPL, which in turn indirectly owns approximately 42.6% of ASAT Holdings' ordinary shares. Mr. Andrew Liu, our Chairman of the Board, is the chief executive officer and a significant equity holder of Chase Asia Equity Advisors, the management company of CAIP and AOF, who own approximately 11% and 18% of ASAT Holdings' ordinary shares, respectively. Mr. Lawrence Miao, one of our directors, is a managing director and significant equity holder of Olympus Capital Holdings Asia and its affiliates which manage funds owning approximately 10.70% of ASAT Holdings' ordinary shares. ASAT Holdings adopted a stock option plan on July 6, 2000. ASAT has stock options for 85,254,575 ordinary shares outstanding. ASAT has granted options to its directors and officers as a group for 38,926,275 ordinary shares. Of these, 34,842,065 ordinary shares have been granted at a per share exercise price equal to $12.00 per ADS, and 4,084,210 ordinary shares have been granted at an exercise price of $7.69 per ADS.
(7) Takes into account the reclassification of all shares as ordinary shares in connection with the offering of our ADSs and a share dividend of 47 ordinary shares for each outstanding ordinary share, which we undertook contemporaneously with completion of the offering of our ADSs.
(8) Assumes no exercise of the underwriters' over-allotment option in connection with the issue of our ADSs.

Chase Capital Partners Asia

  Chase Asia Investment Partners II (Y), LLC ("CAIP") and the Asia Opportunity Fund L.P. ("AOF") are private equity funds managed by Chase Asia Equity Advisors LDC, an affiliate of Chase Capital Partners Asia . The funds were created in April 1999 to capitalize on investment opportunities created by current economic conditions in Asia. The funds have agreed to co-invest on a proportional basis in leading companies in Asia and have a combined committed capital of $1.1 billion. This committed capital includes investment by The Chase Manhattan Corporation and its affiliates (in the case of CAIP) and by the International Finance Corporation (the private sector equity and loan financing arm of the World Bank) and leading Asian and U.S. families (in the case of AOF). CAIP is the principal direct private equity investment vehicle of Chase Capital Partners in East and Southeast Asia. Chase Capital Partners is a global private equity firm managing proprietary funds for The Chase Manhattan Corporation and is one of the world's largest private equity organizations, with over $17.0 billion under management.

Olympus Capital Holdings Asia

  Olympus Capital Holdings Asia I, L.P., Reservoir-Olympus II, L.P., Olympus KB, L.P., Olympus Capital Asia, L.P., Olympus Capital Asia Offshore, L.P. and Olympus Holdings, L.P. are direct investment funds managed by Olympus Capital Holdings Asia. Olympus Capital Holdings Asia is a direct investment firm that targets significant investments in public and private companies operating in Asia. Olympus Capital currently has more than $450 million of committed capital under management. Since the onset of the Asian crisis, Olympus Capital has invested and committed over $300 million in investments on behalf of its funds and partners.

  ZAM-Olympus Co-Invest, L.L.C. is a co-investment vehicle for Olympus Capital Holdings Asia and Ziff Asset Management, L.P., an investment fund managed by Ziff Brothers Investments for the Ziff family. Ziff Brothers Investments currently has several billion dollars under management focusing on a number of areas, including real estate, entertainment, energy, and technology.

Orchid Asia Holdings

  Orchid Hong Kong Investment Holdings is managed by Orchid Asia Holdings, a private equity investment firm headquartered in San Francisco with offices in Hong Kong and Shanghai. Orchid Asia Holdings and its affiliates have over $100.0 million of committed capital from a group of leading institutional investors and families in the United States, approximately $70.0 million of which is allocated for Asia. Orchid Asia Holdings seeks to invest in high quality companies with long term potential in Asia. Orchid has invested in companies focused in consumer goods, high technology, media, and manufacturing around the region.

QPL International Holdings Limited

  QPL (Holdings) Ltd. was formed in 1981 under the name of Quality Platers Limited and redomiciled as a Bermuda company in 1989 when it changed its name to QPL International Holdings Limited. QPL International
Holdings Limited became listed on The Stock Exchange of Hong Kong Limited in 1989 pursuant to a redomicile. In addition to its investment in ASAT Holdings, QPL International Holdings Limited is involved in the manufacture of leadframes for semiconductor assembly and owns real estate properties through its various subsidiaries.

Shareholders Agreement

  In connection with our recapitalization, the shareholders listed in the table above entered into a shareholders agreement relating to transfers of ASAT Holdings' ordinary shares, voting rights and competition. Under the shareholders agreement, the parties agreed to vote their ordinary shares and take all action so that three directors on the Board are appointed by AOF, three by QPL and three independent directors are selected by AOF and agreed to by QPL, subject to decrease as their respective shareholding decreases. The current Board of Directors includes ASAT Holdings' chief executive officer and chief financial officer as QPL appointees. Under the shareholders agreement, the investor group and QPL also agreed that as their respective shareholding decreases below specified thresholds, they will cause a related number of directors which they previously appointed to resign and those seats shall be filled by nominee(s) approved by a majority of the continuing directors present at a Board meeting and a majority of the independent directors.

  The agreement also limits the ability of shareholders party to the agreement to transfer their ordinary shares in ASAT Holdings, except with respect to sales over an internationally recognized stock exchange or in a registered offering by the selling shareholder. Under these restrictions:

  (1) resales of ASAT Holdings' ordinary shares by the shareholders will be subject to a right of first offer to the non-selling shareholders;

  (2) shareholders generally will have the right to participate in the sale of ordinary shares by another shareholder to a third party; and

  (3) QPL, AOF and CAIP will have the right to force the other shareholders to participate in a sale of ordinary shares to a third party if the per share purchase price meets a minimum threshold and other conditions are met, as more fully described in the shareholders agreement.

  The shareholders agreement also restricts QPL from competing with ASAT in the design, assembly, testing marketing and sales of integrated circuits so long as QPL directly or indirectly owns at least 20% of ASAT Holdings' outstanding ordinary shares, subject to exceptions more fully described in the shareholders agreement.

  The investor group has signed an agreement generally to vote in unison.

Other Arrangements

  The investor group has agreed to arrangements whereby shares of ASAT Holdings owned by QPL may be acquired by members of the investor group. AOF has entered into a credit support agreement with creditors of QPL. These arrangements could result in AOF acquiring from QPL on or before the fifth anniversary of our recapitalization around 30% of ASAT Holdings' outstanding shares. As part of our recapitalization, QPL indemnified the investor group for various tax liabilities of ASAT and pledged its shares in its ASAT Holdings to the investor group to secure this indemnification. The pledge initially applies to 70% of QPL's shareholding in ASAT Holdings and decreases in stages to 0% over six years (subject to any tax indemnification amounts arising prior to the expiration of the six year period and that remain outstanding upon expiration of this period). Upon the shares being released from this indemnification pledge, these shares will become subject to a pledge in favor of QPL's creditors. In addition, as part of these arrangements, QPL has effectively pledged for the benefit of a number of its creditors all ASAT Holdings' shares owned by it, subject to inter-creditor arrangements relating to QPL's indemnity in favor of the investor group and rights of AOF under these arrangements.

                          RELATED PARTY TRANSACTIONS

  Before our recapitalization, ASAT Limited and ASAT, Inc., referred to in this prospectus as ASAT HK and ASAT US, engaged in a wide range of transactions with affiliates. Most significantly, ASAT HK provided substantial financial support to QPL to assist it in servicing its debt and other obligations. ASAT HK also purchased substantially all its leadframe requirements from QPL, as well as, to a significantly lesser extent, raw materials, finished goods, production machinery, tooling, testing machines and spare parts. ASAT HK leased from QPL office and assembly space and obtained a number of services from QPL, including management information services, administrative and management services, chemical waste treatment and disposal facilities and services. The expenses incurred by ASAT HK in connection with these purchases, leased facilities and services from QPL totaled in the aggregate approximately $67.2 million, $40.2 million and $53.8 million in fiscal years 1998, 1999 and 2000, respectively.

  During ASAT's 1997 fiscal year, QPL advanced ASAT HK approximately $47.4 million to finance the expansion of its assembly facilities. These advances were repaid in full in the 1998 and 1999 fiscal years.

  ASAT HK has purchased packing materials from and paid tooling charges to Peak International Limited, a company in which Mr. Tung Lok Li, one of our directors, indirectly owned approximately 58% of the outstanding share capital as of June 1, 1999. For the 1998, 1999 and 2000 fiscal years, such purchases totaled approximately $7.0 million, $2.7 million and $4.4 million respectively.

  As part of our recapitalization, ASAT HK terminated all of its financial support of QPL and all intercompany payables and receivables between QPL and ASAT were paid or extinguished. As a result of our recapitalization, ASAT now operates as a stand-alone company and all its dealings with QPL are on an arm's length basis on terms no less favorable than with unaffiliated parties. The terms of our senior notes impose a similar requirement.

  We have entered into an agreement with Mr. Li under which he provides strategic planning and sales development services for our assembly and testing services. Under the agreement, we will pay Mr. Li $1.0 million annual compensation which is subject to a yearly review by our board of directors.

  We have agreed to grant to the investor group and QPL unlimited demand registration rights and piggy back registration rights for registration under the Securities Act, subject to minimum offering amounts of $50 million. The registration rights apply to all of the 576,000,000 ordinary shares owned by these shareholders on the date of the agreement. When exercising a demand registration right, the exercising shareholder may offer to sell all or some of the ordinary shares it owns. The investor group and QPL are not entitled to request registration until six months after this offering.

  Mr. Li beneficially owns approximately 40% of QPL, which in turn indirectly owns approximately 42.6% of ASAT Holdings' ordinary shares. Mr. Andrew Liu, our Chairman of the Board, is the chief executive officer and a significant equity holder of Chase Asia Equity Advisors, the management company of Chase Asia Investment Partners II (Y), LLC and Asia Opportunity Fund L.P., who own approximately 11% and 18% of ASAT Holdings' ordinary shares, respectively. Mr. Lawrence Miao, one of our directors, is a managing director and significant equity holder of Olympus Capital Holdings Asia and its affiliates which manage funds owning approximately 10.70% of ASAT Holdings' ordinary shares.

  ASAT Holdings has granted stock options for 38,926,275 ordinary shares to its directors and executive officers as a group under the stock option plan adopted on July 6, 1999. Of these, 34,842,065 ordinary shares have been granted at a per share exercise price equal to $12.00 per ADS, and 4,084,210 ordinary shares were granted at an exercise price of $7.69 per ADS.

ASAT Finance

  The issuer of the notes is ASAT (Finance) LLC, a Delaware limited liability company formed on August 23, 1999. ASAT Finance is a wholly owned subsidiary of ASAT HK. ASAT Finance was formed for the sole purpose of issuing the notes and has no other business activities other than those related to issuing the notes. ASAT Finance has loaned the proceeds of the offering of the units to ASAT HK and ASAT HK has paid the fees and expenses related to the offering and interest to ASAT Finance in an amount equal to the interest due under the notes, including required payment of additional amounts and liquidated damages (as explained in "Description of Notes"), and (3) make principal and premium payments on such loan in amounts as are necessary in order to permit ASAT Finance to meet its obligations under the notes and the indenture.

  Under the terms of the indenture, ASAT Finance is prohibited from engaging in any business activity or undertaking any other activity, except activity related to:

  (1)the offering, sale and issuance of the notes,

  (2)the lending or otherwise advancing the proceeds thereof to ASAT HK,

  (3)the guaranteeing of the debt under the Senior Secured Facilities, and

  (4)any other activities in connection therewith.

  The registered office of ASAT Finance is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, USA.

                       DESCRIPTION OF OTHER INDEBTEDNESS

  In connection with our recapitalization in October 1999, ASAT HK obtained a $40 million secured term loan facility and a $25 million secured revolving facility.

  The net proceeds to ASAT Holdings from the offering of its ADSs, after deducting underwriting discounts and estimated expenses of the offering, were approximately $222,000,000 based on the initial public offering price of $12.00 per ADS. We have used approximately $118 million of the net proceeds of this offering to repay amounts owing under our revolving credit facility and repay debt that was incurred in October 1999 as part of our recapitalization to refinance other debt. Specifically:

  . ASAT Holdings repaid the full amount owing under our $40 million senior secured term loan from The Chase Manhattan Bank and other syndicate banks, bearing interest at a rate of LIBOR plus 3.50% per annum and maturing on October 29, 2004 with quarterly amortization installments starting January 31, 2001. This rate was 9.8% per annum as of April 30, 2000;

  . ASAT Holdings permanently repaid the approximately $17 million which was outstanding under our $25 million revolving credit facility at the completion of the offering of our ADSs. This debt was incurred primarily to fund purchases of equipment and machinery. The revolving credit facility has the same maturity and interest rate as the term loan and terminated upon repayment of the term loan.

  . ASAT Holdings used part of the proceeds to redeem 35% of the aggregate principal amount outstanding of our original notes, on August 23, 2000, at a price of 112.5% of the principal amount, as provided in the notes. The notes bear interest at 12.5% per annum. In addition, we have been required to pay liquidated damages on the original notes since April 28, 2000 and will continue to pay liquidated damages on the original notes until the registration statement for this exchange offer is declared effective, at the rates set forth in "The Exchange Offer--Liquidated Damages". As of August 24, 2000, we have had $100,750,000 aggregate principal amount of notes outstanding.

                             DESCRIPTION OF NOTES

  The forms and terms of the new notes and the original notes are identical in all respects except that the registration rights, the related contingent increase in interest rate and the transfer restrictions applicable to the original notes do not apply to the new notes. Except where the context otherwise requires, references below to "notes", are references to both original notes and new notes.

  The new notes will be issued under the indenture dated as of October 29, 1999 between ASAT Finance, ASAT Holdings and its subsidiaries as guarantors and the Chase Manhattan Bank, as trustee. The following discussion includes a summary of the material provisions of the indenture and the new notes. For further information regarding the terms and provisions of the indenture and new notes, including the definitions of certain terms and those terms made part of the indenture by the Trust Indenture Act of 1939 (the "TIA"), please refer to the indenture and form of new notes which we have filed as exhibits to the registration statement.

  You can find the definitions of certain capitalized terms in this section under the subheading "--Certain Definitions".

  ASAT Finance is a wholly owned subsidiary of ASAT HK and was formed solely for the purpose of serving as the issuer of the notes in order to facilitate the offering of the units. ASAT Finance will not have any operations or assets and will not have any revenues. As a result, you should not expect ASAT Finance to participate in servicing the principal, interest, liquidated damages, if any, premium or any other payment obligations of the notes. See "--Certain Covenants--Restrictions on Activities of ASAT Holdings and ASAT Finance".

Brief Description of the notes and the guarantees

 The Notes

  The notes:

  .  are unsecured general obligations of ASAT Finance; and

  . have been unconditionally, jointly and severally, guaranteed by ASAT Holdings and each of its existing subsidiaries.

  The notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

  The term "Subsidiaries" as used in this Description of Notes does not include unrestricted subsidiaries. Under certain circumstances, ASAT Finance will be able to designate future Subsidiaries as unrestricted subsidiaries. Unrestricted subsidiaries will not be subject to the restrictive covenants set forth in the indenture. Currently all of our subsidiaries are restricted subsidiaries and thus guarantors of the notes.

 The Guarantees

  The notes will be irrevocably and unconditionally, jointly and severally, guaranteed on a senior basis by each of the guarantors. The guarantees will be:

  .unsecured general obligations of the guarantors;

  . effectively ranked junior in right of payment to all liabilities, including trade payables, and preferred stock of each guarantor's non-guarantor Subsidiaries, excluding ASAT Finance, and to all secured indebtedness of the guarantor, to the extent of the collateral;

  . ranked equally in right of payment to all existing and future unsubordinated, unsecured indebtedness of the guarantors; and

  . ranked senior in right of payment to all existing and future subordinated indebtedness of the guarantors.

  Each guarantor will agree that its obligations under its guarantee will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the notes or the indenture. Each guarantor also will agree to waive its right to require the trustee to pursue or exhaust its legal or equitable remedies against ASAT Finance prior to exercising its rights under its guarantee. The guarantees will not be discharged with respect to any note except by (1) payment in full of the principal thereof, premium, interest and liquidated damages thereon and all other amounts payable thereunder or (2) in the circumstances set forth under "Certain Covenants--Release of Guarantors". Moreover, if at any time any amount paid under a note is rescinded or must otherwise be restored, the rights of the holders of the notes under each guarantee will be reinstated with respect to such payments as though such payments had not been made. The obligations of each guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent transfer under applicable law. See "Certain Bankruptcy Limitations" below.

  As of April 30, 2000, there were:

  (1) in addition to indebtedness under the notes or the guarantees, $40.0 million of outstanding senior indebtedness and capacity to borrow up to $25.0 million under the revolving credit facility, all of which is secured and so effectively ranks senior to the notes and the guarantees, to the extent of the collateral; and

  (2) no outstanding indebtedness ranking behind the notes or the guarantees, as the case may be.

  The net proceeds to ASAT Holdings from the initial public offering of ASAT Holdings' ADSs, after deducting underwriting discounts and estimated expenses of the offering, were approximately $222 million based on the initial public offering price of $12.00 per ADS.

  Of the net proceeds from its offering of ADSs, ASAT Holdings has used or intends to use approximately $118 million as follows:

  . approximately $40 million was used to repay in full a senior secured loan from the Chase Manhattan Bank and other syndicate banks;

  . approximately $17 million was used to permanently repay all amounts outstanding under our revolving credit facility, which was used primarily to fund purchases of equipment and machinery;

  . upon this repayment, the revolving credit facility terminated and we intend to obtain a new revolving credit facility prior to or shortly after this offering.

  . We used part of the proceeds from the sale of ASAT Holdings' ADSs to redeem 35% of the aggregate principal amount of our $155 million senior unsecured notes due 2006, at a price of 112.5% of the principal amount, as provided in the notes. We redeemed these notes on August 23, 2000. As of August 24, 2000, we had $100,750,000 aggregate principal amount of notes outstanding.

  The indenture permits the guarantors, in certain circumstances, to incur additional indebtedness, including secured and unsecured indebtedness that ranks pari passu with the notes. Any secured indebtedness will, as to the collateral securing such indebtedness, be effectively senior to the notes to the extent of such collateral.

  No provision in the indenture or the notes will affect the obligation of ASAT Finance or the guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest, or if applicable, liquidated damages and additional amounts on the notes.

  The text of the guarantees are included in the notes, and can also be obtained at the offices of ASAT Finance.

Principal, Maturity and Interest

  ASAT Finance will issue notes with a maximum aggregate principal amount of $100,750,000. ASAT Finance will issue notes in denominations of $1,000 and integral multiples of $1,000.

  Unless redeemed prior to maturity, the notes will mature on November 1, 2006. The notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent date to which interest has been paid or provided for payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2000, to the Persons in whose names such notes are registered at the close of business on the April 15 or October 15 immediately preceding the interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

  Principal of, premium, if any, interest, and liquidated damages, if any, on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at ASAT Finance's office or agency maintained for such purpose in The City of New York. Except as set forth below, at ASAT Finance's option, payment of interest may be made by check mailed to the holders of the notes at the addresses set forth upon ASAT Finance's registry books. No service charge will be made for any registration of transfer or exchange of notes, but ASAT Finance may require payment of a sum sufficient to cover any tax or other connected governmental charge. Until otherwise designated by ASAT Finance, ASAT Finance's office or agency will be the corporate trust office of the trustee presently located in the Borough of Manhattan, The City of New York.

Certain Bankruptcy Limitations

  Holders of the notes will be direct creditors of each guarantor by virtue of its guarantee. Nonetheless, if a guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, its obligations may be subject to review under United States federal and state fraudulent transfer laws. Under those laws, among other things, a court could avoid the guarantor's obligations under its guarantee if it concludes that the guarantor incurred its obligations for less than reasonably equivalent value or fair consideration at a time when the guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the offering of the units. The obligations of each guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors--U.S. federal and state laws and Hong Kong laws allow courts, under specific circumstances, to void debts and require holders of debt to return payments received from debtors".

  If the obligations of a guarantor under its guarantee were avoided, holders of notes would have to look to the assets of any remaining guarantors or ASAT Finance for payment. There can be no assurance that, in that event, such assets would suffice to pay the outstanding principal and interest on the notes.

  The notes are governed by the laws of the State of New York. However, Hong Kong liquidation laws may apply to any winding-up of ASAT in Hong Kong. Under Hong Kong law, if ASAT were to go into liquidation, payments under its guarantee or payments under any security given by ASAT HK in respect of its obligations under the notes could be set aside under certain circumstances and amounts previously paid by it to the holders may need to be repaid to ASAT for the benefit of its creditors. This result could occur if:

  . the notes or ASAT's guarantee were found to have been issued with an intent to defraud other creditors of ASAT or for any fraudulent purpose, and the holders were found to have been party to the fraud;

  . a liquidation commenced within 6 months from the time ASAT gave its guarantee or made a payment under its guarantee, ASAT were found to have been insolvent at such time and the recipients of such payments were found to have been preferred over other ASAT creditors. In certain circumstances, the 6 months period mentioned may be extended to 2 years; or

  . ASAT's directors were found to be in breach of their fiduciary duties and the holders were found to have knowingly assisted in such breach.

  Regardless of whether ASAT HK is in liquidation, under Hong Kong law, the guarantees by ASAT HK of the notes and any security given by ASAT HK in respect of the obligations under the notes could be challenged or set aside by the shareholders of ASAT HK or any creditor or liquidator if there is no commercial benefit for ASAT HK.

  These consequences could also apply to other guarantors incorporated in Hong Kong. See "Risk Factors--U.S. federal and state laws and Hong Kong laws allow courts, under specific circumstances, to void debts and require holders of debt to return payments received from debtors".

  ASAT Holdings currently does not have any unrestricted subsidiaries, but ASAT Holdings may conduct certain of its operations through unrestricted subsidiaries. Accordingly, ASAT Finance's and the guarantors' ability to meet its cash obligations may in part depend upon the ability of future unrestricted subsidiaries to make cash distributions to ASAT Finance and the guarantors. In addition, any right ASAT Finance or any guarantor may have to receive the assets of any unrestricted subsidiary upon the unrestricted subsidiary's liquidation or reorganization, and the consequent right of the holders of the notes to participate in the distribution of the proceeds of those assets, effectively will be subordinated by operation of law to the claims of the unrestricted subsidiary's creditors, including trade creditors, and holders of its preferred stock, except to the extent that ASAT Finance or guarantors are recognized as creditors or preferred stockholders of the unrestricted subsidiary, in which case ASAT Finance's claims or the claims of the guarantors would still be subordinate to other indebtedness or preferred stock of the unrestricted subsidiary.

Optional Redemption

  Except as set forth below, ASAT Finance will not have the right to redeem any notes prior to November 1, 2003.

  At any time on or after November 1, 2003, ASAT Finance may redeem the notes for cash at its option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each holder of notes, at the following redemption prices, expressed as percentages of the principal amount, if redeemed during the 12-month period commencing November 1 of the years indicated below, in each case together with accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption of the notes ("Redemption Date"):

   Year                                                               Percentage
   ----                                                               ----------
   2003..............................................................  106.250%
   2004..............................................................  103.125%
   2005 and thereafter...............................................  100.000%

  At any time prior to November 1, 2002, upon any Public Equity Offering of Qualified Capital Stock of ASAT Holdings for cash, up to 35% of the aggregate principal amount of the notes issued pursuant to the indenture may be redeemed at ASAT Finance's option within 60 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each holder of the notes to be redeemed, with cash received by ASAT Holdings from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 112.5% of principal, together with accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the notes originally issued pursuant to the indenture on the issue date remain outstanding. On August 23, 2000, ASAT Finance redeemed 35% of the aggregate principal amount of its original notes.

  If the redemption date is on or after an interest record date on which the holders of record have a right to receive the corresponding interest due and liquidated damages and additional amounts, if any, and on or before the associated interest payment date, any accrued and unpaid interest and liquidated damages, if any, due on such interest payment date will be paid to the person in whose name a note is registered at the close of business on such record date, and such interest and liquidated damages, if any, will not be payable to holders whose notes are redeemed pursuant to such redemption and who were not holders on the record date.

Additional Amounts

  All payments of principal, premium, interest and liquidated damages, if any, in respect of each note or the guarantees shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Hong Kong, the People's Republic of China or the United States, and, in the case of a guarantor, the country of residence or incorporation of the guarantor, or any political subdivision or taxing authority, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction in respect of principal, premium, interest or liquidated damages is so required, ASAT Finance or the guarantors, as the case may be, shall pay such additional amounts as will result in receipt by each holder of any note of such amounts as would have been received by such holder with respect to such note or guarantee, as applicable, had no such withholding or deduction been required, except that no additional amounts shall be payable:

  (a) for or on account of:

    (1) any tax, duty, assessment or other governmental charge that would not have been imposed but for

      (A) the existence of any present connection between such holder or the beneficial owner of such note and Hong Kong, the People's Republic of China or the United States, as the case may be, other than merely holding such note or the receipt of, or enforcement of rights under, the guarantees or the notes, or the receipt of payments in respect thereof, including, without limitation, such holder or the beneficial owner of such note being a national, domiciliary or resident or being present or engaged in a trade or business or having a permanent establishment; or

      (B) the presentation of such note, where presentation is required, more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that such holder would have been entitled to such additional amounts if it had presented such note for payment on any day within such period of 30 days;

    (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

    (3) any combination of items (1) and (2); or

  (b) with respect to any payment of the principal of or any premium, interest, or liquidated damages, on such note or guarantee to such holder (including a fiduciary or partnership) to the extent that the beneficial owner of such note would not have been entitled to such additional amounts had it been the holder of the note.

  Whenever there is mentioned in any context, the payment of principal, premium, interest or liquidated damages, in respect of any note or the net proceeds received on the sale or exchange of any note, such mention shall be deemed to include the payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable pursuant to the indenture.

  ASAT Finance or the guarantors, as the case may be, will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes or the guarantees, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Hong Kong, the People's Republic of China or the United States, except those resulting from, or required to be paid in connection with, the enforcement of the notes or the guarantees following the occurrence of any Event of Default with respect to the notes. See "Certain Tax Considerations" for a description of certain currently applicable withholding taxes. ASAT Finance and the guarantors will provide to the trustee and paying agent a certified receipt evidencing payment of withholding taxes within 30 days after payment. Such receipts shall be provided to holders requesting such copies.

Optional Tax Redemption

  If, as a result of any change in or amendment to the laws, regulations or published tax rulings of Hong Kong, the People's Republic of China or the United States, or of any other taxing authority, which is proposed and becomes effective on or after the date of the indenture, in making any payment due or to become due under the notes or the indenture:

  (a)(1) ASAT Finance is or would be required on the next succeeding interest payment date to pay additional amounts and

    (2) each guarantor is, or on the next succeeding interest payment date would be, unable, for reasons outside its control, to cause ASAT Finance to pay amounts due under the notes, and with respect to any amount due under its guarantee or the indenture, each guarantor is, or would be required on the next succeeding interest payment date, to pay additional amounts and

  (b) the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to ASAT Finance or such guarantor, as the case may be, the notes may be redeemed at the option of ASAT Finance in whole but not in part, upon not less than 30 nor more than 60 days' notice in accordance with the procedures set forth in the indenture, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. ASAT Finance or such guarantor will also pay to holders on the date of redemption any additional amounts which are payable.

  Prior to the publication of any notice of redemption in accordance with the foregoing, ASAT Finance shall deliver to the trustee

  . an Officer's Certificate stating that such amendment or change has occurred, irrespective of whether such amendment or change is then effective, describing the facts leading thereto and stating that such requirement cannot be avoided by ASAT Finance or the guarantors, as the case may be, taking reasonable measures available to it and

  . an Opinion of Counsel, which counsel shall be reasonably acceptable to the trustee, to the effect that ASAT Finance has or will become obligated to pay additional amounts as a result of such change or amendment. Such notice, once delivered by ASAT Finance to the trustee, will be irrevocable.

Mandatory Redemption

  The notes will not have the benefit of any sinking fund and ASAT Finance will not be required to make any mandatory redemption payments with respect to the notes.

Selection and Notice

  In the case of a partial redemption, the trustee shall select the notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The notes may be redeemed in part in multiples of $1,000 only.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the holder of each note to be redeemed to such holder's last address as then shown upon the registry books of the registrar. Any notice which relates to a note to be redeemed in part only must state the portion of the principal amount equal to the current unredeemed portion and must state that on and after the date of redemption, upon surrender of such note, a new note or notes in a principal amount equal to the current unredeemed portion will be issued. On and after the date of redemption, interest will cease to accrue on the notes or portions called for redemption, unless there exists a default in the payment thereof.

Certain Covenants

  The indenture contains certain covenants that, among other things, restrict ASAT Holdings' and its Subsidiaries' ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The indenture also restricts the activities of ASAT Holdings and ASAT Finance. The following summary of certain covenants of the indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the indenture. You are urged to read the indenture because it, and not this description, details your rights as a holder of the notes.

 Repurchase of Notes at the Option of the Holder Upon a Change of Control

  The indenture will provide that if, after the issue date, a Change of Control occurs:

  .  ASAT Finance must promptly notify each holder of notes; and

  . each holder of notes will have the right, at such holder's option, pursuant to an offer, subject only to conditions required by applicable law, if any, by ASAT Finance (the "Change of Control Offer"), to require ASAT Finance to repurchase all or any part of such holder's notes, provided, that the principal amount of such notes must be $1,000 or an integral multiple thereof, on a date (the "Change of Control Purchase Date") that is no later than 60 business days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and liquidated damages, if any, to the Change of Control Purchase Date.

  The Change of Control Offer shall be made within 30 business days following a Change of Control and shall remain open for 20 business days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, ASAT Finance shall promptly purchase all notes properly tendered in response to the Change of Control Offer.

  As used herein, a "Change of Control" means:

  (1) prior to consummation of an Initial Public Equity Offering or Qualifying Subsidiary IPO, the Excluded Persons shall cease to own beneficially at least 35% of the Voting Equity Interests of ASAT Holdings or at least 35% of the Economic Equity Interests of ASAT Holdings;

  (2)(a) any merger or consolidation of ASAT Holdings or ASAT or the IPO Entity with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of ASAT Holdings' or ASAT's or the IPO Entity's assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group", other than the Excluded Persons, is or becomes the

        "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities or more than 50% of the Economic Equity Interests of the transferee(s) or surviving entity or entities,

    (b) any "person" or "group", other than the Excluded Persons, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of ASAT's or ASAT Holdings' or the IPO Entity's Capital Stock then outstanding normally entitled to vote in elections of directors or more than 50% of the Economic Equity Interests of ASAT or ASAT Holdings or the IPO Entity, or otherwise controls ASAT's or ASAT Holdings' Board of Directors,

    (c) the Continuing Directors cease for any reason to constitute a majority of ASAT's or ASAT Holding's or the IPO Entity's Board of Directors then in office, or

    (d) ASAT or ASAT Holdings or the IPO Entity adopts a plan of liquidation;

  (3) the first day on which ASAT fails to own 100% of the issued and outstanding membership interests of ASAT Finance; or ASAT Finance or ASAT Holdings undertakes Impermissible Activities under the covenant "Restrictions on Activities of ASAT Holdings and ASAT Finance;"

  (4) the first day on which ASAT Holdings fails to beneficially own 100% of the issued and outstanding share capital of ASAT unless and to the extent ASAT Holdings has effected a Qualifying Subsidiary IPO, in which case the first day on which the IPO Entity, if it is not ASAT, fails to beneficially own 100% of the issued and outstanding share capital of ASAT;

  (5) ASAT Finance is no longer classified as a "disregarded entity" separate from ASAT for United States federal income tax purposes and, as a result, either:

    . ASAT Finance becomes subject to or is required to withhold income tax on income necessary to make payments on the notes; or

    . any holder is required to file a United States federal income tax return and such holder would not otherwise have been required to file such a return; or

  (6)(a) ASAT or ASAT Finance receives a written assertion from the Internal Revenue Service to the effect that activities conducted by ASAT Finance have resulted in ASAT becoming engaged in a trade or business in the United States;

    (b) the trustee has received the opinion of nationally recognized tax counsel, reasonably acceptable to the trustee, that it is more likely than not that the Internal Revenue Service would prevail; and

    (c) the amount of net income tax imposed or required to be withheld as assessed, exceeds 5% of ASAT Holdings' Consolidated EBITDA in respect of the fiscal year for which such tax is assessed.

provided, however, that if (1) ASAT Holdings is the "beneficial owner" of less than 10% of ASAT and the IPO Entity (or their successors); and (2) at the relevant time, no "Change of Control" has occurred as a result of the decrease in such beneficial ownership since the issue date, any further decrease in such beneficial ownership shall not, in itself, trigger a "Change of Control".

  On or before the Change of Control Purchase Date, ASAT Finance will:

  (1) accept for payment of the notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  (2) deposit with the paying agent for ASAT Finance cash sufficient to pay the Change of Control Purchase Price, together with accrued and unpaid interest and liquidated damages, if any, of all notes so tendered, and

  (3) deliver to the trustee the notes so accepted together with an Officers' Certificate listing the notes or portions thereof being purchased by ASAT Finance.

  The paying agent promptly will pay the holders of notes so accepted an amount equal to the Change of Control Purchase Price, together with accrued and unpaid interest and liquidated damages, if any, and the trustee promptly will authenticate and deliver to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be delivered promptly by ASAT Finance to the holder thereof. ASAT Finance publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The indenture provides that, in the event a Change of Control occurs at a time when ASAT Finance is prohibited from purchasing notes under the Credit Agreement, prior to the mailing of the notice to holders described in the first paragraph of this covenant, but in any event within 30 days following any Change of Control, ASAT Finance shall:

  (1) repay in full all indebtedness outstanding under the Credit Agreement or offer to repay in full all such Indebtedness and repay the indebtedness owed to each lender which has accepted such offer; or

  (2) obtain the requisite consents under the Credit Agreement to the making of the Change of Control Offer and the purchase of the notes under this covenant.

  ASAT Finance must first comply with the preceding sentence before it shall be required to purchase notes in the event of a Change of Control; provided, however, that any failure by ASAT Finance to comply with the preceding sentence or to make a Change of Control Offer shall constitute a Default under this covenant and an Event of Default under clause (3) of the covenant entitled "Events of Default and Remedies".

  As a result of the foregoing a holder of the notes may not be able to compel ASAT Finance to purchase the notes unless ASAT Finance is able at the time to refinance all Indebtedness outstanding under the Credit Agreement or obtain requisite consent under the Credit Agreement.

  Future indebtedness that ASAT Holdings or any of its Subsidiaries may incur may also contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require ASAT Finance to repurchase the notes could cause a default under such indebtedness due to the financial effect of such repurchase on ASAT Holdings and its Subsidiaries, even if the Change of Control in and of itself does not cause a default. Finally, ASAT Finance's ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by ASAT Holdings' and its Subsidiaries' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to ASAT Finance's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of at least (1) prior to any Change of Control occurring, 50%; and (2) following the first Change of Control to occur hereunder, 66 2/3%, in aggregate principal amount of the notes then outstanding.

  The Change of Control purchase feature of the notes may make more difficult or discourage a takeover of ASAT Holdings, and, thus, the removal of incumbent management.

  The phrase "all or substantially all" of the assets of ASAT Holdings or ASAT or the IPO Entity will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of ASAT Holdings or ASAT or the IPO Entity has occurred. In addition, no assurances can be given that ASAT Finance will be able to acquire notes tendered upon the occurrence of a Change of Control.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, compliance by ASAT Finance or any guarantor with such laws and regulations shall not in and of itself cause a breach of ASAT Finance's or the guarantor's obligations under such covenant.

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  If the Change of Control Purchase Date hereunder is on or after an interest payment record date and on or before the associated interest payment date, any accrued and unpaid interest, and liquidated damages, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest, and liquidated damages, if applicable, will not be payable to holders who tender the notes pursuant to the Change of Control Offer who were not holders as of such record date.

 Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock

  The indenture provides that, except as set forth in this covenant, ASAT Finance and the guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to, including as a result of an acquisition, or otherwise become responsible for, contingently or otherwise incur, any indebtedness, including the issuance of Disqualified Capital Stock and the incurrence of Acquired Indebtedness, other than Permitted Indebtedness.

  Notwithstanding the foregoing if:

  (1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of indebtedness, and

  (2) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of ASAT Holdings for the reference period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least (a) 2.5 to 1.0 until 24 months after the issue date; and (b) 3.0 to 1.0 thereafter (the "Debt Incurrence Ratio"), then the subsidiary guarantors may incur such indebtedness, including Disqualified Capital Stock.

  In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

  (a) the incurrence by any subsidiary guarantor of Purchase Money Indebtedness; provided, that:

    (1) the aggregate amount of such indebtedness incurred and outstanding at any time pursuant to this paragraph (a) plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such indebtedness, shall not exceed $20.0 million,or the equivalent thereof, at the time of incurrence, in applicable foreign currency, and

    (2) in each case, such indebtedness shall not constitute more than 100% of the cost, determined in accordance with GAAP in good faith by ASAT Holdings' Board of Directors, to such subsidiary guarantor, as applicable, of the property so purchased, constructed, improved or leased;

  (b) if no Event of Default shall have occurred and be continuing, the incurrence by any subsidiary guarantor of indebtedness, plus any Refinancing indebtedness incurred to retire, defease, refinance, replace or refund such indebtedness, in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b) of up to $10.0 million, or the equivalent thereof, at the time of incurrence, in applicable foreign currency; and

  (c) the incurrence by ASAT, and guarantee thereof by ASAT Holdings, ASAT Finance and other subsidiary guarantors of indebtedness pursuant to the Credit Agreement, plus any Refinancing indebtedness incurred to retire, defease, refinance, replace or refund such indebtedness, in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (c) of up to the maximum amount, or the equivalent thereof, at the time of incurrence, in the applicable foreign currency, minus the amount of any such Indebtedness

    (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or commitments with respect to such indebtedness pursuant to clause (2) of the second paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock" or


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

    (2) assumed by a transferee in an Asset Sale,

  provided, however, that any Refinancing Indebtedness incurred under this clause (c) shall not exceed $65.0 million in aggregate amount incurred and outstanding at any time, comprised of a maximum of (1) $40.0 million in a term loan facility and (2) $25.0 million in a revolving credit facility.

  Indebtedness, including Disqualified Capital Stock, of any Person which is outstanding at the time such Person becomes a Subsidiary, including upon designation of any Subsidiary or other Person as a Subsidiary, or is merged with or into or consolidated with ASAT Holdings or one of its Subsidiaries shall be deemed to have been incurred at the time such Person becomes a Subsidiary or is merged with or into or consolidated with ASAT Holdings or one of its Subsidiaries, as applicable.

  Accretion or amortization of original issue discount in accordance with the original terms of any indebtedness will not be deemed to be an incurrence of indebtedness.

  Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of indebtedness of ASAT Finance or of a guarantor incurred in accordance with the terms of the indenture issued at the time such indebtedness was incurred or if later at the time the guarantor thereof became a Subsidiary, will not constitute a separate incurrence, or amount outstanding, of indebtedness. Upon each incurrence ASAT Finance may designate pursuant to which provision of this covenant such indebtedness is being incurred and such indebtedness shall not be deemed to have been incurred or be outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

  For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of indebtedness where the indebtedness incurred is denominated in a different currency, the amount of such indebtedness will be the U.S. dollar equivalent determined on the date of the incurrence of such indebtedness; provided, however, that if any such indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such indebtedness, the amount of such indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the indebtedness being refinanced will be the U.S. dollar equivalent of the indebtedness refinanced, except to the extent that (1) such U.S. dollar equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and
(2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the indebtedness being refinanced, in which case the U.S. dollar equivalent of such excess will be determined on the date such Refinancing Indebtedness is incurred.

  The indenture also provides that ASAT Finance and the guarantors will not, and will not permit any Subsidiary to, incur any indebtedness that is contractually subordinated in right of payment to any other indebtedness of any of ASAT Finance, any guarantor or any Subsidiary, unless such indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no indebtedness shall be deemed to be contractually subordinated in right of payment to any other indebtedness solely by virtue of being unsecured.

 Limitation on Restricted Payments

  The indenture provides that ASAT Finance and the guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment prior to the earlier of:

  (1) November 1, 2002 and


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  (2) the date of consummation of the Initial Public Equity Offering or
      Qualifying Subsidiary IPO, unless, at the time of such Restricted
      Payment:

    (a) ASAT Holdings and its Subsidiaries have no indebtedness of the types specified in paragraphs (a)(1) or (a)(2) of the definition thereof outstanding that ranks pari passu to the notes or the guarantees, it being understood that at no time may (1) ASAT Holdings have any indebtedness outstanding, except as a guarantor of the notes and under the Credit Agreement, and (2) ASAT or its Subsidiaries have any indebtedness outstanding that ranks senior to the notes or the guarantees, other than pari passu indebtedness not exceeding $25 million under the revolving credit facility pursuant to the Credit Agreement;

    (b) ASAT Holdings' Consolidated Debt/EBITDA Ratio does not exceed 1.25 to 1.0; and

    (c) none of the conditions in clauses (1), (2) or (3) of the following paragraph exists or is otherwise applicable.

  The indenture further provides that ASAT Finance and the guarantors will not, and will not permit any of their subsidiaries to, directly or indirectly, make any Restricted Payment after the relevant date, if after giving effect to such Restricted Payment on a pro forma basis:

  (1) a Default or an Event of Default shall have occurred and be continuing,

  (2) ASAT is not permitted to incur at least $1.00 of additional indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional indebtedness and Issuance of Disqualified Capital Stock," or

  (3) the aggregate amount of all Restricted Payments made by ASAT Holdings and its subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the issue date, would exceed, without duplication, the sum of:

    (a) 50% of the aggregate Consolidated Net Income of ASAT Holdings for the period, taken as one accounting period, commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which ASAT Holdings' consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the SEC, or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit,

    (b) 100% of the aggregate Net Cash Proceeds received by ASAT Holdings from the sale of its Qualified Capital Stock, other than (1) to one of its subsidiaries and (2) to the extent applied in connection with a Qualified Exchange, after the issue date, and

    (c) except, in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in investments, other than returns or proceeds of or from Permitted Investments, in any person resulting from distributions on or repayments of any such investments, including payments of interest on indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to ASAT Holdings or any Subsidiary or from the Net Cash Proceeds from the sale of any such investment or from redesignations of unrestricted subsidiaries as Subsidiaries, not to exceed, in each case, the amount of such investments previously made by ASAT Holdings or any Subsidiary in such person, including, if applicable, such unrestricted subsidiary, less the cost of disposition.

  The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

  (x) any dividend, distribution or other payments by any Subsidiary, other than the IPO Entity, on its Equity Interests that is paid pro rata to all holders of such Equity Interests, to the extent it constitutes a Restricted Payment,

  (y) a Qualified Exchange, or


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

  (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

  Nothing in this covenant "Limitation on Restricted Payments" will prohibit any cash payment by way of dividends or distributions by (1) ASAT Holdings and the IPO Entity to their respective shareholders, in an aggregate amount during the term of the indenture not to exceed the total amount of cash proceeds actually received in aggregate by ASAT Holdings or the IPO Entity from payments of the Exercise Price of Warrants, or equivalent securities received in an Initial Public Equity Offering or a Qualifying Subsidiary IPO, or (2) by ASAT Holdings of the Net Cash Proceeds actually received by ASAT Holdings from secondary sales of Capital Stock in the IPO Entity as part of a Qualifying Subsidiary IPO, in each case only so long as no Default or Event of Default shall have occurred and be continuing.

  The full amount of any Restricted Payment made pursuant to clause (1) of the immediately preceding paragraph or pursuant to the foregoing clauses (x) and
(z), but not pursuant to clause (y), of this covenant, however, will each be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph of this covenant.

  For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors of ASAT Holdings unless stated otherwise, at the time made or returned, as applicable. Additionally, within five days after each Restricted Payment, ASAT Finance shall deliver an Officers' Certificate to the trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the indenture.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The indenture provides that ASAT Finance and the guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, ASAT Holdings or any of its Subsidiaries, except:

  (1) restrictions imposed by the notes or the indenture or by other indebtedness, which may also be guaranteed by the guarantors, ranking pari passu with the notes or the guarantees, as applicable; provided, that such restrictions are no more restrictive, taken as a whole, than those imposed by the indenture and the notes,

  (2) restrictions imposed by applicable law,

  (3) existing restrictions under Existing Indebtedness,

  (4) restrictions under any Acquired Indebtedness not incurred in violation of the indenture or any agreement, including any Equity Interests, relating to any property, asset, or business acquired by any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

  (5) any restriction imposed by indebtedness incurred under the Credit Agreement pursuant to clause (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock"; provided, that such restriction or requirement is no more restrictive, taken as a whole, than those imposed by the Credit Agreement as of the issue date,


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

  (6) restrictions with respect solely to any Subsidiary, excluding ASAT, imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, excluding ASAT; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary, excluding ASAT, which are being sold,

  (7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to clause (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock"; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,

  (8) in connection with and pursuant to Permitted Refinancings, replacements of restrictions imposed pursuant to clauses (1), (3), (4) or (7) or this clause (8) of this paragraph that are not more restrictive, taken as a whole, than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the indebtedness so refinanced,

  (9) customary lock-up provisions in an underwriting agreement for a Qualifying Subsidiary IPO under which ASAT Holdings agrees not to transfer certain Capital Stock in the IPO Entity for a period not to exceed six months following the Qualifying Subsidiary IPO.

  Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is permitted under the indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

 Limitation on Liens

  ASAT Finance and the guarantors will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the indenture or upon any income or profits therefrom securing any of their Indebtedness, unless ASAT Holdings provides, and causes its Subsidiaries to provide, concurrently therewith, that the notes and the applicable guarantees are equally and ratably so secured; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the notes, and any related applicable guarantees, with the same relative priority as such Subordinated Indebtedness shall have with respect to the notes, and any related applicable guarantees.

 Limitation on Sale of Assets and Subsidiary Stock

  The indenture provides that ASAT Finance and the guarantors will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation, and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary, whether by ASAT Holdings or a Subsidiary and including any sale and leaseback transaction, any of the foregoing, an "Asset Sale", unless:

  (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale;

  (b) ASAT Holdings or its Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and


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

  (c) at least 75% of such consideration consists of cash or cash equivalents; provided, however, that (1) the amount of Purchase Money Indebtedness secured solely by the assets sold, fully assumed by the transferee and in respect of which ASAT Holdings and the Subsidiaries are fully released and (2) any securities, notes or other obligations received by ASAT Holdings or such Subsidiary from the purchaser that are converted within 30 days into cash or cash equivalents, to the extent of the cash or cash equivalents received, shall, in each case, be deemed to be cash for the purposes of the 75% limitation in clause
      (c) of this paragraph.

  Within 365 days of the Asset Sale or of any Event of Loss relating to a Material Facility, any Net Cash Proceeds from such Asset Sale or Event of Loss may be: (1) invested in assets and property, other than notes, bonds, obligations and securities, which in the good faith reasonable judgment of the Board of Directors of ASAT Holdings will immediately constitute or be a part of a related business of ASAT Holdings or such Subsidiary, if it continues to be a Subsidiary, immediately following such transaction; or (2) used to retire and repay Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale or to permanently prepay, repay, redeem or purchase indebtedness permitted pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock", provided that in the case of a revolving credit facility or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount. Any Net Cash Proceeds from any Asset Sale or Event of Loss that are not used in the manner referred to in clauses (1) and (2) of this paragraph shall constitute "Excess Proceeds" subject to disposition as provided below.

  If the aggregate amount of Excess Proceeds for all Asset Sales equals or exceeds $10.0 million, ASAT Finance and the guarantors will within 365 days of the Asset Sale, cause the Excess Proceeds to be applied by ASAT Finance (1) to make an optional redemption of the notes in accordance with the indenture and of all other Indebtedness ranking on parity with the notes, on a pro rata basis in proportion to the respective principal amounts, or accreted values, if applicable, of the notes and such other indebtedness then outstanding; or
(2) to make an offer, each, an "Asset Sale Offer", to purchase notes and all other indebtedness on a parity with the notes which has similar provisions requiring ASAT Holdings or any of its Subsidiaries to make an offer to purchase such indebtedness with the proceeds from such Asset Sale pursuant to a cash offer, subject only to conditions required by applicable law, if any, on a pro rata basis in proportion to the respective principal amounts, or accreted values, if applicable, of the notes and such other indebtedness then outstanding, at a purchase price of 100% of the principal amount, or accreted values, if applicable, thereof, together with accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of payment.

  To the extent that the aggregate principal amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Subsidiaries may use such deficiency for general corporate purposes.

  In any Asset Sale Offer involving a purchase of notes by ASAT Finance, the notes shall be purchased by ASAT Finance at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not later than 30 days from the date the notice is given to holders, or such later date as may be necessary for ASAT Finance to comply with the requirements under the Exchange Act. Upon completion of an Asset Sale Offer pursuant to this covenant, the amount of Excess Proceeds shall be reset to zero.

  ASAT Finance and the guarantors will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and ASAT Finance is required to purchase or redeem notes as described above.

  Notwithstanding, and without complying with, the provisions of this covenant:

  (a) the Subsidiaries may, in the ordinary course of business, (1) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (2) liquidate cash equivalents;

  (b) the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

  (c) the Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of such Subsidiary, as applicable;

  (d) the subsidiary guarantors may convey, sell, transfer, assign or otherwise dispose of assets to any of the other subsidiary guarantors;

  (e) the Subsidiaries may, in the ordinary course of business, convey, sell transfer, assign, or otherwise dispose of assets, or related assets in related transactions, with an aggregate fair market value during the term of the Indenture of less than $3.0 million;

  (f) the Subsidiaries may make Permitted Investments pursuant to clause (d) in the definition thereof; and

  (g) so long as no Default or Event of Default has occurred and is continuing, ASAT Holdings may sell Capital Stock in the IPO Entity by way of secondary sales as part of a Qualifying Subsidiary IPO.

  If the payment date in connection with an Asset Sale Offer is on or after an interest payment record date and on or before the associated interest payment date, any accrued and unpaid interest, and liquidated damages, if any, due on such interest payment date, will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest, or liquidated damages, if applicable, will not be payable to holders who tender notes pursuant to such Asset Sale Offer and who are not holders on the record date.

Limitation on Transactions with Affiliates

  The indenture provides that ASAT Finance and the guarantors will not, and will not permit any of their Subsidiaries on or after the issue date to, enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate, or any series of related affiliate transactions, other than exempted affiliate transactions,

  (1) unless it is determined that the terms of such affiliate transaction are fair and reasonable to ASAT Holdings or such Subsidiary, as the case may be, and no less favorable to ASAT Holdings or such Subsidiary, as the case may be, than could have been obtained in an arm's length transaction with a non-affiliate, and

  (2) if involving consideration to either party in excess of (a) for the 24 month period following the issue date, $1.0 million; and (b) at all times thereafter, $3.0 million, in each case unless such affiliate transaction(s) has been approved by a majority of the members of the Board of Directors of ASAT Holdings that are disinterested in such transaction, if there are any directors who are so disinterested, and

  (3) if involving consideration to either party in excess of (a) for the 24 month period following the issue date, $5.0 million, or $1.0 million if there are no disinterested directors for such transaction; and (b) at all times thereafter, $10.0 million, or $3.0 million if there are no disinterested directors for such transaction, in each case unless in addition ASAT Holdings, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to ASAT Holdings from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Limitation on Merger, Sale or Consolidation

  The indenture provides that neither ASAT Holdings, ASAT nor ASAT Finance may consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all

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of its assets, computed on a consolidated basis, whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

  (1) either (a) ASAT Holdings, ASAT or ASAT Finance is the continuing entity, (b) the resulting, surviving or transferee entity is a corporation organized respectfully under the laws of the Cayman Islands, Hong Kong or the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of ASAT Holdings', ASAT's or ASAT Finance's obligations in connection with the indenture, the notes and the guarantees, as applicable;

  (2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

  (3) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock";

  (4) in the case of such a transaction involving ASAT Finance, each guarantor, unless such guarantor is the person with which ASAT Finance has entered into a transaction under this section "Limitation on Merger, Sale or Consolidation" shall have by amendment to its guarantee confirmed that its guarantee shall apply to the obligations of ASAT Finance or the surviving entity in accordance with the notes and the indenture;

  (5) the resulting, surviving or transferee entity shall have delivered, immediately prior to the consummation of the transaction, to the trustee an Opinion of Counsel, which counsel shall be reasonably acceptable to the trustee, to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such transaction, and will be subject to United States federal income tax on the same amounts and at the same time as would be the case as if the transaction had not occurred; and

  (6) ASAT Holdings, ASAT or ASAT Finance shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and any supplemental indenture comply with the indenture.

  Upon any consolidation or merger or any transfer of all or substantially all of ASAT Finance's ASAT Holdings' or ASAT's assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which ASAT Finance, ASAT Holdings or ASAT is merged or to which such transfer is made shall succeed to and, except in the case of a lease, be substituted for, and may exercise every right and power of, ASAT Finance, ASAT Holdings, or ASAT, as the case may be, under the Indenture with the same effect as if such successor corporation had been named therein as ASAT Finance, ASAT Holdings or ASAT, and, except in the case of a lease, ASAT Finance, ASAT Holdings, or ASAT shall be released from its obligations under the notes, the guarantees and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

  For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, of all or substantially all of the properties and assets of one or more Subsidiaries, ASAT Holdings' or ASAT's direct or indirect interest in which constitutes all or substantially all of its properties and assets, shall be deemed to be the transfer of all or substantially all of ASAT Holdings' or ASAT's properties and assets.

Release of Guarantors

  The indenture provides that no guarantor will consolidate or merge with or into, whether or not such guarantor is the surviving Person, another Person unless, subject to the provisions of the following paragraph and certain other provisions of the indenture,

  (1) the Person formed by or surviving any such consolidation or merger, if other than such guarantor, assumes all the obligations of such guarantor pursuant to a supplemental indenture in form reasonably

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     satisfactory to the trustee, pursuant to which such Person shall unconditionally guarantee, on a senior basis, all of such guarantor's obligations under the indenture and such guarantor's guarantee, on the terms set forth in the indenture; and

  (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

  Upon the complete sale or disposition, whether by merger, stock purchase, Asset Sale or otherwise, of a guarantor to an entity which is not a guarantor, a Subsidiary or ASAT Finance, or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the indenture, including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock", such guarantor will be deemed released from its obligations under its guarantee of the notes; provided, however, that any such termination shall occur only to the extent that all obligations of such guarantor under all of its guarantees of any indebtedness of ASAT Holdings, ASAT Finance or any other Subsidiary shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any Indebtedness of ASAT Holdings, ASAT Finance or any other Subsidiary.

  The provisions of this covenant shall not apply to (1) the merger of any guarantors with and into each other, including with and into ASAT Holdings or ASAT; or (2) a consolidation or merger or other transaction involving ASAT Holdings or ASAT to which the covenant entitled "Limitation on Merger, Sale or Consolidation" shall apply.

Payments for Consent

  ASAT Finance and guarantors will not, and will not permit any Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms of provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in and in accordance with the solicitation documents relating to such consent, waiver or agreement.

Limitation on Lines of Business

  The indenture provides that neither ASAT Holdings or any of its Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of ASAT Holdings, is a related business.

Subsidiary Guarantors

  The indenture provides that ASAT Holdings and all of ASAT Holdings' present and future Subsidiaries, other than ASAT Finance, jointly and severally will guaranty irrevocably and unconditionally all principal, premium, interest and liquidated damages and additional amounts, if any, on the notes on a senior basis. The term Subsidiary does not include unrestricted subsidiaries.

Limitation on Status as Investment Company

  The indenture prohibits ASAT Holdings and its Subsidiaries from being required to register as an "investment company", as that term is defined in the Investment Company Act of 1940, as amended, or from otherwise becoming subject to regulation under the Investment Company Act.

Restrictions on Activities of ASAT Holdings and ASAT Finance

  Notwithstanding anything contained herein to the contrary, neither ASAT Holdings nor ASAT Finance may

  (1) hold any assets other than cash and cash equivalents,


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  (2) become liable for any obligations other than as issuer or guarantor of the notes and as a guarantor of the indebtedness under the Credit
      Agreement,

  (3) make any investments except that ASAT Holdings may make permitted investments,

  (4) create, incur, assume or suffer to exist any Lien of any kind other than Liens specified in clauses (e), (f) or (g) of the definition of Permitted Liens,

  (5) engage in any business activities;

provided that:
  (a) ASAT Finance may be the issuer and ASAT Holdings may be a guarantor of notes;

  (b) each of them may be a guarantor of the indebtedness under the Credit Agreement and may incur Permitted Indebtedness for the refinancing thereof pursuant to the terms of the indenture;

  (c) ASAT Holdings may effect an Initial Public Entity Offering or a Qualifying Subsidiary IPO, and

  (d) each of them may engage in any activities directly related to or necessary in connection with the activities permitted to be engaged in by it pursuant to clauses (a) to (c) hereof. The activities described in the foregoing clauses (1) through (5) together with any other activities other than the activities described in the foregoing proviso are Impermissible Activities for ASAT Finance and ASAT Holdings, respectively.

  During the term of the indenture and the notes, ASAT must continue to directly own, beneficially and of record, 100% of the membership interests of ASAT Finance, and any successor thereto.

  During the term of the indenture and the notes, ASAT Holdings must continue to own, beneficially, 100% of the issued and outstanding share capital of ASAT, and any successor thereto, unless and to the extent ASAT Holdings has effected a Qualifying Subsidiary IPO, in which case the IPO Entity, if it is not ASAT, must continue to beneficially own 100% of the issued and outstanding share capital of ASAT.

Reports

  The indenture provides that whether or not ASAT Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act applicable to a U.S. issuer, ASAT Holdings will deliver to the trustee and, to each holder and to prospective purchasers of notes identified to ASAT by an initial purchaser, within five days after ASAT Holdings is or would have been, if ASAT Holdings were a U.S. issuer subject to such reporting obligations, required to file such reports with the SEC, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC, if ASAT Holdings were a U.S. issuer subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by ASAT Holdings's certified independent public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which ASAT Holdings is or would have been required to file with the SEC. If ASAT Holdings has designated any of the Subsidiaries as unrestricted subsidiaries, and if such unrestricted subsidiaries taken as a whole would constitute a significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of ASAT Holdings and the Subsidiaries separate from the financial condition and results of operations of the unrestricted subsidiaries of ASAT Holdings.

  ASAT Finance is seeking consent in this exchange offer and consent solicitation to amend these reporting requirements so that neither ASAT Holdings nor any of its subsidiaries will be required to make disclosure required by items 400 to 405 of Regulation S-K, as amended. Items 400 to 405 require disclosure of certain information on directors, executive officers, promoters and control persons of issuers subject to the reporting requirements of the Exchange Act, including executive compensation and security ownership of certain beneficial owners and management, among other things.

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Events of Default and Remedies

  The indenture defines an "Event of Default" as:

  (1) the failure to pay any installment of interest, or additional amounts or liquidated damages, if any, on the notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

  (2) the failure to pay all or any part of the principal, or premium, if any, on the notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price on notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

  (3) the failure by ASAT Finance, ASAT Holdings or any Subsidiary to observe or perform any other covenant or agreement contained in the notes or the indenture and, except for the provisions under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitations on Sale of Assets and Subsidiary Stock," "Limitation on Merger, Sale or Consolidation" and "Limitation on Restricted Payments" for which no notice shall be required, the continuance of such failure for a period of 30 days after written notice is given to ASAT Finance by the trustee or to ASAT Finance and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding,

  (4) certain events of bankruptcy, insolvency or reorganization in respect of any of the ASAT Finance, ASAT Holdings or any of its Significant Subsidiaries, including ASAT,

  (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ASAT Finance, ASAT Holdings or any of its Subsidiaries, or the payment of which is guaranteed by ASAT Finance, ASAT Holdings or any of its Subsidiaries, whether such indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

    (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default"); or

    (b) results in the acceleration of such indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (6) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against ASAT Finance, ASAT Holdings or any of its Subsidiaries and not stayed, bonded or discharged within 60 days, or

  (7) any guarantee of ASAT Holdings or a guarantor that is a significant Subsidiary, including ASAT, ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void, other than in accordance with the terms of the guarantee, or ASAT Holdings or any guarantor that is a significant Subsidiary, including ASAT, denies or disaffirms its obligations under its guarantee.

  The indenture provides that if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default.

  If an Event of Default occurs and is continuing, other than an Event of Default specified in clause (4) above relating to ASAT Finance, ASAT Holdings or any of its significant Subsidiaries, then in every such case, unless the principal of all of the notes shall have already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to ASAT Finance, and to the trustee if given by holders, (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest, and liquidated damages, if any, thereon to be due and payable immediately. If

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an Event of Default specified in clause (4), above, relating to ASAT Finance,
ASAT Holdings or any of its significant Subsidiaries occurs, all principal and accrued interest, and liquidated damages, if any, thereon will be immediately due and payable on all outstanding notes without any declaration or other act on the part of the trustee or the holders. The holders of a majority in aggregate principal amount of notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the notes which have become due solely by such acceleration and except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders any Default, except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, and except a Default in the payment of principal of or interest on any note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity.

  Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

  In the case of any Event of Default occurring by reason of any willful action, or inaction, taken, or not taken, by or on behalf of ASAT Finance or any guarantor with the intention of avoiding payment of any premium that ASAT Finance or any guarantor would have had to pay if ASAT Finance then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law.

Prescription

  Any monies paid by ASAT Finance or the guarantors to the trustee or any paying agent for the payment of principal of or interest on any note and remaining unclaimed at the end of two (2) years after such principal or interest shall have become due and payable shall be repaid to ASAT Finance or such guarantor, as the case may be, upon its request and the holder of any note shall then look only to ASAT Finance or such guarantor for such payment.

Legal Defeasance and Covenant Defeasance

  The indenture provides that ASAT Finance may, at its option, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that ASAT Finance shall be deemed to have paid and discharged the entire indebtedness represented by the notes, and the Indenture shall cease to be of further effect as to all outstanding notes and guarantees, except as to:

  (a) rights of holders to receive payments in respect of the principal of, premium, if any, and interest, and liquidated damages, if any on such notes when such payments are due from the trust funds;

  (b) ASAT Finance's obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

  (c) the rights, powers, trust, duties, and immunities of the trustee, and ASAT Finance's and guarantors' obligations in connection therewith; and


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  (d) the Legal Defeasance provisions of the indenture.

  In addition, ASAT Finance may, at its option and at any time, elect to have its obligations and the obligations of the guarantors released with respect to certain covenants under the indenture, except as described otherwise in the indenture ("Covenant Defeasance"), and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, non-payment of guarantees, and bankruptcy, receivership, rehabilitation and insolvency events, relating to ASAT Finance described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. ASAT Finance may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) ASAT Finance must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest and liquidated damages, if any, on such notes, and the holders of notes must have a valid, perfected, exclusive security interest in such trust;

  (2) in the case of Legal Defeasance, ASAT Finance shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

    (a) ASAT Finance has received from, or there has been published by the Internal Revenue Service, a ruling or

    (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3) in the case of Covenant Defeasance, ASAT Finance shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which ASAT Finance, ASAT Holdings or any of its Subsidiaries are a party or by which any of the foregoing are bound;

  (6) ASAT Finance shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by ASAT Finance with the intent of preferring the holders of such notes over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other creditors or others; and

  (7) ASAT Finance shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate,
      (1) through (6) and, in the case of the opinion of counsel, clauses
      (1), (with respect to the validity and perfection of the security interest) (2), (3) and (5) of this paragraph have been complied with and

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     ASAT Finance shall have delivered to the trustee an Officers'
     Certificate, subject to such qualifications and exceptions as the trustee deems appropriate, to the effect that, assuming no holder of the notes is an insider of ASAT Holdings or any of its Subsidiaries, the trust funds will not be subject to the effect of any applicable Federal bankruptcy, insolvency, reorganization or similar laws affecting creditors' right generally.

  If the funds deposited with the trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the notes when due, then the obligations of ASAT Finance and the guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

  The indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of notes, as to all outstanding notes when either:

  (1) all such notes previously authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by ASAT Finance and thereafter repaid to ASAT Finance or discharged from such trust, have been delivered to the trustee for cancellation; or

  (2)(a) ASAT Finance shall have given irrevocable and unconditional notice of redemption for all of the outstanding notes within 60 days of such notice pursuant to the redemption provisions of the indenture, or all notes not previously delivered to the trustee for cancellation have become due and payable, and ASAT Finance has irrevocably deposited or caused to be deposited with the trustee as trust funds in the trust for such purpose an amount of money sufficient to pay and discharge the entire indebtedness, including all principal, premium, if any, and accrued interest, and liquidated damages, if any, on the notes not theretofore delivered to the trustee for cancellation,

    (b) ASAT Finance has paid all sums payable by it under the indenture,

    (c) ASAT Finance has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, which redemption date must be within 60 days thereof, as the case may be,

    (d) the holders of the notes have a valid, perfected, exclusive security interest in such trust,

    (e) no Default or Event of Default with respect to the notes shall have occurred and be continuing on such date of deposit; and

    (f) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which ASAT Holdings or any Subsidiary is a party or by which ASAT Holdings or any Subsidiary is bound.

  In addition, ASAT Finance must deliver an Officers' Certificate and an opinion of counsel stating that ASAT Finance has complied with all conditions precedent to satisfaction and discharge of the indenture.

Amendments and Supplements

  The indenture contains provisions permitting ASAT Finance, the guarantors and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, ASAT Finance, the guarantors and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders; provided, that following the occurrence of the first Change of Control hereunder, no such modification may, without the consent of holders of at least 66 2/3% in aggregate principal amount of notes at the time outstanding, modify the provisions, including the defined terms used therein, of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" and provided, that no such modification may, without the consent of each holder affected thereby:

  (1) change the Stated Maturity on any note, or reduce the principal amount thereof or the rate, or extend the time for payment, of interest thereon or any premium payable upon the redemption thereof at ASAT Finance's option or the amount of liquidated damages or additional amounts payable thereunder, or change the city of payment where, or the coin or currency in which, any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or, in the case of redemption at ASAT Finance's option, on or after the redemption date, or reduce the Change of Control Purchase Price or the Asset Sale Offer Price after the corresponding Asset Sale or Change of Control has occurred or alter the provisions, including the defined terms used therein, regarding ASAT Finance's right to redeem the notes as a right, or at ASAT Finance's option, in a manner adverse to the holders, or

  (2) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the indenture, or

  (3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby, or

  (4) cause the notes or any guarantor to become contractually subordinate in right of payment to any other indebtedness.

  For the purpose of determining a percentage of aggregate principal amount of notes outstanding at any time, notes held by ASAT Finance, ASAT Holdings or any of their respective affiliates shall be deemed not to be outstanding.

Governing Law

  The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

Enforceability of Judgements

  Since substantially all the operating assets of ASAT Finance and the guarantors are outside of the United States, any judgement obtained in the United States against ASAT Finance or a guarantor, including judgements with respect to the payment of principal, interest, liquidated damages, if any, additional amounts, redemption price and any purchase price with respect to the notes, may not be collectible within the United States. For a discussion of the enforceability in Hong Kong of judgements obtained in the United States, see "Enforceability of Civil Liabilities".

Consent to Jurisdiction and Service

  The indenture provides that ASAT Finance and each Guarantor will appoint ASAT, Inc. as its agent for actions under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

No Personal Liability of Partners, Stockholders, Officers, Directors

  The indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of ASAT Finance or the guarantors, including ASAT Holdings or any successor entity shall have any personal liability in respect of the obligations of ASAT Finance or the guarantors under the indenture or the notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any guarantor pursuant to any guarantee of the notes.

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Certain Definitions

  "Acquired Indebtedness" means indebtedness, including Disqualified Capital Stock, of any Person existing at the time such Person becomes a Subsidiary of ASAT Holdings, including by designation, or is merged or consolidated into or with ASAT Holdings or one of its Subsidiaries.

  "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with ASAT Holdings. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in ASAT Holdings and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control. Notwithstanding the foregoing, Affiliate shall not include Wholly Owned Subsidiaries.

  "Attributable Debt" means, all obligations, other than Capitalized Lease Obligations, of a Person with respect to leases, licenses or similar arrangements for the use of, personal property. For the purposes of the Indenture, Attributable Debt shall, at any date as of which the amount thereof is to be determined, have a value equal to the total net amount of rent required to be paid by such person under such lease during the remaining term thereof, whether or not such lease is terminable at the option of the lessee prior to the end of such term, including any period for which such lease has been, or may, at the option of the lessor, be extended, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with like term in accordance with GAAP.

  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Issue Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

  "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

  "Capital Contribution" means any contribution to the equity of ASAT Holdings from a direct or indirect parent of ASAT Holdings for no consideration other than the issuance of Qualified Capital Stock.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase, other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock, warrants, options, participations or other equivalents of or interests, however designated, in stock issued by that corporation.

  "Cash Equivalent" means:

  (1) securities issued or directly and fully guaranteed or insured by the United States of America or Hong Kong or any agency or instrumentality thereof, provided, that the full faith and credit of the United States of America or Hong Kong is pledged in support thereof, or by the Asian Development Bank, the World Bank or any other similar supranational organization,


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  (2) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any U.S. commercial bank of recognized standing having capital and surplus in excess of $500 million,

  (3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.,

  (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
      (2) above, or

  (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by an state, commonwealth or territory of the United States of America, or by an political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition.

  "consolidation" means, with respect to ASAT Holdings, the consolidation of the accounts of the Subsidiaries with those of ASAT Holdings, all in accordance with GAAP; provided, that except where the context otherwise requires "consolidation" will not include consolidation of the accounts of any unrestricted subsidiary with the accounts of ASAT Holdings. The term "consolidated" has a correlative meaning to the foregoing.

  "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses, exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person, exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date, during the Reference Period; provided, that for purposes of the calculation of such ratio:

  (1) acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of "Consolidated Net Income,"

  (2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of "Consolidated Net Income,"

  (3) the incurrence of any Indebtedness, including issuance of any Disqualified Capital Stock, during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date, and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness, shall be assumed to have occurred on the first day of the Reference Period, and

  (4) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest, or dividend, rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation, which shall remain in effect for the 12-month period immediately following the Transaction Date, that has the effect of fixing the interest rate on the date of computation, in which case such rate, whether higher or lower, shall be used.

  "Consolidated Debt/EBITDA Ratio" means, with respect to any Person, on any date of determination, on a pro forma basis after giving effect, to the extent applicable, to any Restricted Payment to occur on the payment date, the ratio of (a) the aggregate amount of Consolidated Indebtedness of such Person then outstanding to (b)

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the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses, exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, for the reference period, provided, that for purposes of the calculation of such ratio:

  (1) Acquisitions which occurred during the reference period or subsequent to the reference period and on or prior to the payment date shall be assumed to have occurred on the first day of the reference period without regard to the effect of clause (c) of the definition of "Consolidated Net Income,"

  (2) transactions giving rise to the need to calculate the Consolidated Debt/EBITDA Ratio shall be assumed to have occurred on the first date of reference period without regard to the effect of clause (c) of the definition of "Consolidated Net Income," and

  (3) the incurrence of any indebtedness, including issuance of any Disqualified Capital Stock, during the reference period or subsequent to the reference period and on or prior to the payment date, and the application of the proceeds therefrom to the extent used to refinance or retire other indebtedness, shall be assumed to have occurred on the first day of the reference period.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto, to the extent deducted from net revenues in determining Consolidated Net Income, without duplication, the sum of

  (a) Consolidated income tax expense,

  (b) Consolidated depreciation and amortization expense, and

  (c) Consolidated Fixed Charges,

less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of such Person in such Subsidiary.

  "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount, without duplication and determined in each case in accordance with GAAP, of:

  (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations, of such Person and its Consolidated Subsidiaries during such period, including

    (1) original issue discount and non-cash interest payments or accruals on any Indebtedness,

    (2) the interest portion of all deferred payment obligations, and

    (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period,

  (b) one-third of Consolidated Rental Expense for such period attributable to operating leases of such Person and its Consolidated Subsidiaries, and

  (c) the amount of dividends accrued or payable, or guaranteed, by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock, other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries.

  For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the indebtedness guaranteed.


                                      103
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  "Consolidated Net Income" means, with respect to any Person for any period, the net income, or loss, of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period, adjusted to exclude, only to the extent included in computing such net income, or loss, and without duplication:

  (a) all gains, but not losses, which are either extraordinary, as determined in accordance with GAAP, or are either unusual or nonrecurring, including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock,

  (b) the net income, if positive, of any other Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such other Person's net income for such period,

  (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and

  (d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

  "Consolidated Rental Expense" of any Person means the aggregate rental obligations of such Person and its Consolidated Subsidiaries, not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases, determined on a Consolidated basis in conformity with GAAP, payable in respect of such period under leases of real or personal property, net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease, whether or not such obligations are reflected as liabilities or commitments on a Consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, excluding, however, in any event, that portion of Consolidated Fixed Charges of such Person representing payments by such Person or any of its Consolidated Subsidiaries in respect of Capitalized Lease Obligations.

  "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person, whether now existing or hereafter created or acquired, the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

  "Continuing Director" means during any period of 12 consecutive months after the issue date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of ASAT Holdings or ASAT, as applicable, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of ASAT Holdings or ASAT, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of ASAT Holdings or ASAT, as applicable, if such agreement was approved by a vote of such majority of directors.

  "Credit Agreement" means the credit agreement, by and among ASAT, certain financial institutions and The Chase Manhattan Bank, as agent, providing for
(A) an aggregate $40.0 million term loan facility, and (B) an aggregate $25.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the

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generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, subject to the proviso to clause (c) of the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock", including any agreement:

  (a) extending the maturity of any indebtedness incurred thereunder or contemplated thereby,

  (b) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of ASAT and its Subsidiaries and their respective successors and assigns,

  (c) increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such indebtedness is incurred it would not be prohibited by clause (c) of the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock", or

  (d) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the indenture.

  "Currency Agreement" means in respect of any Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or beneficiary.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Capital Stock" means with respect to any Person,

  (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, except for customary change of control and asset sale provisions, including at the option of the holder thereof, by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and

  (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions.

  "Equity Interests" means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests.

  "Economic Equity Interests" means Equity Interests which have full rights as to distributions of capital and rights as to dividends or other distributions, in liquidation or otherwise.

  "Event of Loss" means, with respect to any property or asset, any

  (a) loss, destruction or damage of such property or asset or

  (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Excluded Person" means Chase Asia Investment Partners II(Y), LLC, ZAM-Olympus Co-Invest, L.L.C., Olympus Capital Holdings Asia I, L.P., Reservoir-Olympus II, L.P., Olympus KB, L.P., Orchid Hong Kong Investment Holdings and Asia Opportunity Fund, L.P. and all Related Persons of such Person.


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

  "exempted affiliate transaction" means

  (a) customary employee compensation arrangements approved by a majority of independent, as to such transactions, members of the Board of Directors of ASAT Holdings, provided that such arrangements are on customary arm's length terms in the ordinary course of business;

  (b) transactions solely among Wholly Owned Subsidiaries, including ASAT;

  (c) reasonable and customary financial advisory securities underwriting or similar arrangements with investment banking firms of national reputation in the United States;

  (d) payment of amounts under the lease with Parent in the form of such lease as of the Issue Date provided that such payments are made in the ordinary course of business on customary arm's length terms; and

  (e) payments permitted under the Covenant entitled "-Limitation on Restricted Payments".

  "Existing Indebtedness" means the indebtedness of ASAT Finance and the guarantors, other than indebtedness under the Credit Agreement, in existence on the issue date, reduced to the extent such amounts are repaid, refinanced or retired.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's- length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of ASAT Holdings in good faith.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the issue date.

  "guarantor" means ASAT Holdings and each of ASAT Holdings' present and future Subsidiaries, including ASAT but excluding ASAT Finance, that at the time are guarantors of the notes in accordance with the indenture.

  "indebtedness" of any Person means, without duplication,

  (a) all liabilities and obligations, contingent or otherwise, of any such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP,

    (1) in respect of borrowed money, whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof,

    (2) evidenced by bonds, notes, debentures or similar instruments,

    (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those, other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date, incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

  (b) all liabilities and obligations, contingent or otherwise, of such Person

    (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks,

    (2) relating to any Capitalized Lease Obligation or Attributable Debt, or

    (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

  (c) all net obligations of such Person under Interest Swap and Hedging Obligations;


                                      106
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  (d) all liabilities and obligations of others of the kind described in the preceding clauses (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person;

  (e) any and all deferrals, renewals, extensions, refinancing and refundings, whether direct or indirect, of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

  (f) all Disqualified Capital Stock of such Person, measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends.

  For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer, or managing general partner of the issuer, of such Disqualified Capital Stock.

  The amount of any indebtedness outstanding as of any date shall be:

  (a) the accreted value thereof, in the case of any indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and

  (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

  "Initial Public Equity Offering" means an initial underwritten offering of ordinary shares of ASAT Holdings for cash pursuant to an effective registration statement under the Securities Act or other applicable securities laws following which the ordinary shares of ASAT Holdings are listed on a national securities exchange or an internationally recognized securities exchange including, without limitation, The Stock Exchange of Hong Kong Limited, or quoted on the national market system of the Nasdaq stock market.

  "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "investment" by any Person in any other Person means, without duplication:

  (a) the acquisition, whether by purchase, merger, consolidation or otherwise, by such Person, whether for cash, property, services, securities or otherwise, of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

  (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person, including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person, or any commitment to make any such advance, loan or extension, but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business;

  (c) other than guarantees of indebtedness of any guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, indebtedness or other liability of such other Person;

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  (d) the making of any capital contribution by such Person to such other
      Person; and

  (e) the designation by the Board of Directors of ASAT Holdings of any Person to be an unrestricted subsidiary.

  ASAT Holdings shall be deemed to make an investment in an amount equal to the fair market value of the net assets of any subsidiary, or, if neither ASAT Holdings nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the investments being made, at the time that such subsidiary is designated an unrestricted subsidiary, and any property transferred to an unrestricted subsidiary from ASAT Holdings or a Subsidiary shall be deemed an investment valued at its fair market value at the time of such transfer. ASAT Holdings or any of its Subsidiaries shall be deemed to have made an investment in a Person that is or was required to be a Subsidiary of ASAT Holdings if, upon the issuance, sale or other disposition of any portion of ASAT Holdings' or the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary of ASAT Holdings. The fair market value of each investment shall be measured at the time made or returned, as applicable.

  "IPO Entity" means a subsidiary guarantor which (1) is the subject of a Subsidiary IPO; and (2) on consummation of the Subsidiary IPO, becomes the holding company for or owns all or substantially all of the business and operations of ASAT Holdings and its subsidiaries as in existence immediately prior to the Subsidiary IPO.

  "Lien" means any mortgage, charge, pledge, lien, statutory or otherwise, privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Material Facility" means the principal manufacturing and testing facilities of ASAT and its Subsidiaries from time to time, including, without limitation, the facilities located at 138 Texaco Road, Tsuen Wan, N.T., Hong Kong.

  "Maximum Amount" means $65.0 million, provided that following the date that is 12 months after the issue date, "Maximum Amount" shall mean the greater of
(1) $65.0 million; and (2) the Consolidated EBITDA of ASAT Holdings for the reference period immediately preceding the incurrence date for the incurrence of indebtedness under the Credit Agreement, calculated on a pro forma basis after giving effect to such incurrence and the use of the proceeds therefrom as if they had occurred on the first day of the reference period.

  "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by ASAT Holdings in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock and by ASAT Holdings and its Subsidiaries in respect of an Asset Sale or any Event of Loss relating to a Material Facility, other than any business interruption insurance, plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities, including options, warrants, rights and convertible or exchangeable debt, of ASAT Holdings or the IPO Entity that were issued for cash on or after the issue date or the proceeds of a secondary sale by ASAT Holdings of Capital Stock in the IPO Entity as part of a Qualifying Subsidiary IPO, the amount of cash originally received by ASAT Holdings or the IPO Entity upon the issuance or sale of such securities, including options, warrants, rights and convertible or exchangeable debt, less, in each case, the sum of all payments, fees, commissions and, in the case of Asset Sales, reasonable and customary, expenses, including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses, incurred in connection with such Asset Sale, sale of Qualified Capital Stock or recovery of insurance from such Event of Loss, and, in the case of an Asset Sale only, less the amount, estimated reasonably and in good faith by ASAT Holdings, of income, franchise, sales and other applicable taxes required to be paid by ASAT Holdings or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.


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

  "Non-Recourse" means

  (a) that none of ASAT Finance, the guarantors or any of the Subsidiaries

    (1) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute indebtedness,

    (2) is directly or indirectly liable, as a guarantor or otherwise, or

    (3) constitutes the lender, and

  (b) that no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an unrestricted subsidiary, would permit, upon notice, lapse of time or both, any holder of any other indebtedness of ASAT Holdings or any of its Subsidiaries to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Notes Registration Rights Agreement" means the Notes Registration Rights Agreement, dated as of the issue date, by and among ASAT Finance and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

  "obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by ASAT Finance or any guarantor under the terms of the notes, the guarantees or the indenture, including any liquidated damages due pursuant to the terms of the Notes Registration Rights Agreement.

  "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the indenture.

  "Parent" means QPL International Holdings Limited, a corporation formed under the laws of Bermuda, or its successor, which indirectly owned 100% of the Capital Stock of ASAT Holdings prior to the Recapitalization.

  "Permitted Indebtedness" means that:

  (a) ASAT Finance and the guarantors may incur indebtedness evidenced by the notes and the guarantees issued pursuant to the indenture up to the amounts being issued on the original issue date;

  (b) ASAT Finance and the guarantors, as applicable, may incur Refinancing Indebtedness with respect to any indebtedness, including Disqualified Capital Stock, described in clause (a) of this definition or this clause (b) or incurred pursuant to the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock," or Existing Indebtedness or which was refinanced pursuant to this clause (b);

  (c) any Wholly Owned Subsidiary Guarantor may incur indebtedness owed to, borrowed from, any other Wholly Owned Subsidiary Guarantor; provided, that such obligations shall be unsecured and contractually subordinated in all respects to such Wholly Owned Subsidiary Guarantor's obligations pursuant to the indenture and the guarantees and any event that causes such Wholly Owned Subsidiary Guarantor no longer to be a Wholly Owned Subsidiary Guarantor, including by designation to be an Unrestricted Subsidiary, shall be deemed to be a new incurrence subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock;"

  (d) the Subsidiary Guarantors may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate indebtedness that is permitted by the indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;


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

  (e) the Subsidiary Guarantors may incur indebtedness in connection with one or more standby letters of credit or performance bonds or pursuant to self-insurance obligations provided that in each case, such Indebtedness is incurred on customary terms in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit.

  "Permitted Investment" means investments in:

  (a) any of the notes;

  (b) Cash Equivalents;

  (c) intercompany notes to the extent permitted under clause (c) of the definition of "Permitted Indebtedness;"

  (d) investment of any Subsidiary in ASAT Holdings or by ASAT Holdings or a Subsidiary in any subsidiary guarantor or any investment by any Subsidiary in a Person in a related business if as a result of such investment such Person immediately becomes a guarantor or such Person is immediately merged with or into ASAT Finance or a guarantor in accordance with the terms of the indenture;

  (e) other investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such investments made on and after the issue date pursuant to this clause (e) that are outstanding, after giving effect to any such investments that are returned to the issuer or a guarantor that made such prior investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the investment made under this clause (e) in such Person, at any time does not in the aggregate exceed $5.0 million, measured by the value attributed to the investment at the time made or returned, as applicable.

  "Permitted Lien" means:

  (a) Liens existing on the issue date;

  (b) (1) Liens securing indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into a Subsidiary or Liens securing indebtedness incurred in connection with an acquisition, including an acquisition of assets, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation and do not extend to any other assets; and (2) any extension, renewal, replacement or other modification of such Liens, provided that any extension, renewal, replacement or other modification shall be no more restrictive than the Lien so extended, renewed, replaced or modified and shall not extend to any additional property or assets or secure any additional indebtedness.

  (c) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

  (d) Liens securing Refinancing Indebtedness incurred to refinance any indebtedness that was previously so secured which Liens securing Refinancing Indebtedness shall be in a manner no more adverse to the holders of the notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

  (e) Liens securing indebtedness incurred under the Credit Agreement in accordance with the terms of clause (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock";

  (f) Liens securing the notes or the guarantees;

  (g) Liens imposed by law for taxes, assessments and other governmental charges on claims that are not yet due or are being diligently contested in good faith by appropriate proceedings;


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

  (h) carriers', warehousemen's, mechanics', materialmen's , repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being diligently contested in good faith by appropriate proceedings;

  (i) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

  (j) deposits to secure the performance of bids, trade contracts, leases, statutory or regulatory obligations, surety return-of-money and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in a manner consistent with industry practice and in the ordinary course of business; and

  (k) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Subsidiary.

provided that no such Liens under any of clauses (g) to (l), inclusive, shall secure any indebtedness.

  "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

  "Preferred Stock" means any Equity Interests of any class or classes of a Person, however designated, which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

  "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

  "Public Equity Offering" means, (A) in the case of an offering of Qualified Capital Stock of ASAT Holdings in the United States, an underwritten public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended, and (B) in the case of an offering of Qualified Capital Stock of ASAT Holdings in any other jurisdiction, a widely distributed underwritten offering, in which both retail and institutional investors are eligible to buy in accordance with the securities laws of such jurisdiction, in each case, to the extent the cash proceeds therefrom are used as a Capital Contribution to ASAT Holdings.

  "Purchase Money Indebtedness" of any Person means any indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition, including in the case of a Capitalized Lease Obligation, the lease, construction, installation or improvement of any machinery or equipment which, in the reasonable good faith judgment of the Board of Directors of ASAT Holdings, is (1) being acquired, on customary terms, in the ordinary course of business, consistent with past practice and (2) directly for use in a Related Business of such Person, provided that such indebtedness is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

  "Qualified Capital Stock" means any Capital Stock of ASAT Holdings that is not Disqualified Capital Stock.

  "Qualified Exchange" means:

  (a) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, of ASAT Holdings issued on or after the issue date with the Net Cash Proceeds received by ASAT Holdings from the substantially concurrent sale of its Qualified Capital Stock; or

  (b) any issuance of Qualified Capital Stock of ASAT Holdings in exchange for any Capital Stock or Indebtedness of ASAT Holdings issued on or after the Issue Date.

  "Qualifying Subsidiary IPO" means a Subsidiary IPO in respect of which the following occur: (1) prior to consummation of the Subsidiary IPO, all holders of Warrants and Warrant Shares are given the right to exchange all their Warrants and Warrant Shares for equivalent equity securities of the IPO Entity; (2) following any such exchange, such equivalent equity securities of the IPO Entity, (a) represent at least the same percentage interest in the equity of the IPO Entity as the Warrants and Warrant Shares indirectly represented immediately prior thereto; (b) have no fewer rights nor greater restrictions than the Warrants and Warrant Shares; and (c) otherwise fairly represent an equivalent security and are fair and equitable to such holders; and (3) the United States federal and Hong Kong SAR taxation consequences of the transactions referred to in clauses (1) and (2) are no less favorable to such holders as a class than the consequences of an Initial Public Equity Offering by ASAT Holdings would have been for such holders.

  "Recapitalization" means consummation of the transactions described as such in the confidential offering memorandum for the Notes, to be consummated on the issue date, as contemplated in the Purchase Agreement for the initial sale and purchase of the notes among ASAT Finance, the guarantors and the initial purchasers named therein.

  "Reference Period" with regard to any Person means the four full fiscal quarters, or such lesser period during which such Person has been in existence, ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

  "Refinancing Indebtedness" means indebtedness, including Disqualified Capital Stock, issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, any indebtedness, including Disqualified Capital Stock, or constituting an amendment, modification or supplement to, or a deferral or renewal of any indebtedness, including Disqualified Capital Stock, any of the foregoing, a "Refinancing", in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed, after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing in accordance with the terms of the documents governing the indebtedness refinanced without giving effect to any modification thereof made in connection with or in contemplation of such refinancing, the lesser of

  (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the indebtedness, including Disqualified Capital Stock, so refinanced and

  (2) if such indebtedness being refinanced was issued with an original issue discount, the accreted value thereof, as determined in accordance with GAAP, at the time of such refinancing;

provided, that

  (A) such Refinancing Indebtedness shall only be used to refinance outstanding indebtedness, including Disqualified Capital Stock, of such Person issuing such Refinancing Indebtedness,

  (B) such Refinancing Indebtedness shall (x) not have an average life shorter than the indebtedness, including Disqualified Capital Stock, to be so refinanced at the time of such refinancing and, (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of holders of the notes than was the indebtedness, including Disqualified Capital Stock, to be refinanced,

  (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the indebtedness, including Disqualified Capital Stock, to be so refinanced or, if sooner, 91 days after the stated maturity of the notes, and

  (D) such Refinancing Indebtedness shall be secured, if secured, in a manner no more adverse to the holders of the notes than the terms of the Liens, if any, securing such refinanced indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.


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

  "Related Business" means the business conducted, or proposed to be conducted, by ASAT Holdings through ASAT and its Subsidiaries as of the issue date and any and all businesses that in the good faith judgment of the Board of Directors of ASAT Holdings are materially related businesses.

  "Related Person" means any Person who controls, is controlled by or is under common control with an Excluded Person; provided, that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a Person normally entitled to vote in the election of directors, managers, partners or trustees, as applicable of a Person.

  "Restricted Investment" means, in one or a series of related transactions, any investment, other than other Permitted Investments.

  "Restricted Payment" means, with respect to any Person:

  (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent or Subsidiary of such Person,

  (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or parent of such Person,

  (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any indebtedness that is subordinated to the notes, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such indebtedness, and

  (d) any Restricted Investment by such Person.

  provided, however, that the term "Restricted Payment" does not include:

  (1) any dividend, distribution or other payment on or with respect to Equity Interests of ASAT Holdings to the extent payable solely in shares of Qualified Capital Stock of ASAT Holdings,

  (2) any dividend, distribution or other payment to ASAT Finance, ASAT Holdings or to any of its Wholly Owned Subsidiary Guarantors, by any of their Subsidiaries,

  (3) any dividend, distribution or other payment to QPL on or prior to the issue date as part of the Recapitalization and

  (4) any redemption of voting deferred shares of ASAT Holdings by ASAT Holdings in accordance with the Articles of Association of ASAT Holdings as currently in effect for consideration not to exceed $0.01 per share.

  "SEC" means the Securities and Exchange Commission of the United States of America.

  "Securities Act" means the Securities Act of 1933, as amended, of the United States of America.

  "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

  "stated maturity," when used with respect to any note, means November 1, 2006 and with respect to any other debt security means the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable.

  "Subordinated Indebtedness" means indebtedness of ASAT Finance or a guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the notes or the guarantees, as applicable, in any respect or has a stated maturity after the stated maturity.

  "Subsidiary," with respect to any Person, means

  (a) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person,

  (b) any other Person, other than a corporation, in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or

  (c) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Notwithstanding the foregoing, an unrestricted subsidiary shall not be a Subsidiary. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of ASAT Holdings, including ASAT Finance and ASAT; provided, however, that if following a Qualifying Subsidiary IPO, the IPO Entity is not a Subsidiary of ASAT Holdings, Subsidiary shall be deemed to mean the IPO Entity and each direct and indirect Subsidiary of the IPO Entity.

  "subsidiary guarantors" means, at the relevant time, each Subsidiary which is a guarantor.

  "Subsidiary IPO" means an initial underwritten offering of ordinary shares of any Subsidiary of ASAT Holdings, which may, but need not, be ASAT Limited, for cash pursuant to an effective registration statement under the Securities Act or other applicable securities laws following which the ordinary shares of such Subsidiary are listed on a national securities exchange or an internationally recognized securities exchange including, without limitation, The Stock Exchange of Hong Kong Limited, or quoted on the national market system of the Nasdaq stock market.

  "unrestricted subsidiary" means any subsidiary of ASAT Holdings that does not own any Capital Stock of, or own or hold any Lien on any property of, ASAT Holdings or any Subsidiary and that, at the time of determination, shall be an Unrestricted Subsidiary, as designated by the Board of Directors of ASAT Holdings; provided, that such Subsidiary at the time of such designation:

  (a) has no indebtedness other than Non-Recourse Indebtedness;

  (b) is not party to any agreement, contract, arrangement or understanding with ASAT Holdings or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ASAT Holdings or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ASAT Holdings;

  (c) is a Person with respect to which neither ASAT Holdings nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ASAT Holdings or any of its Subsidiaries; provided, further, that none of the Subsidiaries on the issue date nor the European subsidiary of ASAT Holdings to be formed as contemplated by the Recapitalization or their successors will be permitted to be designated unrestricted subsidiaries.

  Subject to the foregoing, the Board of Directors of ASAT Holdings may designate any unrestricted subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, ASAT could incur at least $1.00 of indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock". Each such designation shall be evidenced by filing with the trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "U.S. dollar equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two business days prior to such determination.

  Except as described under the covenant "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock," whenever it is necessary to determine whether ASAT Finance or a guarantor has complied with any covenant in the indenture or a Default has occurred and an amount is expected in a currency other than U.S. dollars, such amount will be treated as the U.S. dollar equivalent determined as of the date such amount is initially determined in such currency.

  "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

  "Voting Equity Interests" means Equity Interests which at the time are entitled, or at the election of the holder thereof can be converted into Equity Interests which are entitled, to vote in the election of, as applicable, directors, members or partners generally.

  "Wholly Owned Subsidiary" means a Subsidiary, all the Equity Interests of which, other than directors' qualifying Shares, are owned by ASAT Holdings or one or more Wholly Owned Subsidiaries.

  In the event that applicable interpretations of the staff of the SEC do not permit the Obligors to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 210 days of the issue date or in certain other circumstances, the Obligors will, at their own expense:

  (1) within 30 days after such filing obligation arises, file a shelf registration statement covering resales of the notes (a "Shelf Registration Statement");

  (2) use reasonable best efforts to cause this Shelf Registration Statement to be declared effective under the Securities Act on or prior to 60 days after such obligation arises; and

  (3) use reasonable best efforts to keep effective this Shelf Registration Statement until the earlier of 24 months following the issue date and such time as all of the notes have been sold thereunder, or otherwise cease to be a Transfer Restricted Security, as defined in the Notes Registration Rights Agreement.

  The Obligors will, in the event a Shelf Registration Statement is required to be filed, provide to each holder of the notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the notes has become effective and take other actions as are required to permit unrestricted resales of the notes. A holder of the notes who sells such notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Notes Registration Rights Agreement which are applicable to such a holder, including certain indemnification and contribution rights and obligations.

  Although the Obligors intend to file one of the registration statements described above, there can be no assurance that such registration statement will be filed or, if filed, that it will become effective. If:

  (a) neither of the registration statements described above is filed on or before the date specified for such filing,

  (b) neither of such registration statements is declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"),

  (c) the exchange offer Registration Statement becomes effective, and the Obligors fail to consummate the exchange offer within 30 days of the earlier of the effectiveness of such registration statement or the Effectiveness Target Date, or

  (d) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Notes during the period specified in the Notes Registration Rights Agreement, each such event referred to in clauses (a) through (d) above, a "Registration Default", then the Obligors will pay liquidated damages, to each holder of transfer-restricted notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default, subject to increase as specified below, in an amount equal to $0.05 per week per $1,000 principal amount of the notes held by such holder. Upon a Registration Default, liquidated damages will accrue at the rate specified above until such Registration Default is cured and the amount of liquidated damages will continue to be payable and will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.30 per week per $1,000 principal amount of transfer-restricted notes, regardless of whether one or more than one Registration Default is outstanding. All accrued liquidated damages will be paid by the Obligors on May 1 and November 1 of each year to the holders of transfer-restricted notes by wire transfer of immediately available funds to nominated amounts or by mailing checks to their registered addresses if no such accounts have been nominated.

  The summary herein of certain provisions of the Notes Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes Registration Rights Agreement, a copy of which will be available upon request.

Book-Entry, Delivery and Form

  The original notes have been issued and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Notes also have been issued and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes").

  Rule 144A Notes are represented by one or more notes in registered, global form without interest coupons, collectively, the "Rule 144A Global Notes". The Rule 144A Global Notes are deposited with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Regulation S Notes initially will be represented by one or more temporary Global Notes in registered, global form without interest coupons, collectively, the "Regulation S Temporary Global Notes". The Regulation S Temporary Global Notes are registered in the name of a nominee of DTC for credit to the subscribers' respective accounts at the Euroclear System ("Euroclear") and Clearstream Banking, Societe Anonyme ("Clearstream"). Beneficial interests in the Regulation S Temporary Global Notes may be held only through Euroclear or Clearstream.

  Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for securities in certificated form ("Certificated Securities") except in the limited circumstances described below. See "--Book-Entry, Delivery and Form--Exchange of Book-Entry Securities for Certificated Securities".

  Until the Separation Date, interest in the Global Securities traded only as units. The units including beneficial interests in the Global Securities are subject to certain restrictions on transfer and bear a restrictive legend as described under "Notice to Investors". In addition, transfer of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

  The securities may be presented for registration of transfer and exchange at the office of the registrar.

Depository Procedures

  DTC has advised ASAT Finance that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, including the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

  DTC has also advised ASAT Finance that pursuant to procedures established by it,

  (1) upon the deposit of the Global Securities, DTC will credit the accounts of Participants designated by the initial purchaser with portions of the principal amount of Global Securities; and

  (2) ownership of such interests in the Global Securities will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC, with respect to participants, or by participants and the indirect participants, with respect to other owners of beneficial interests in the Global Securities.

  Except as described below, owners of interests in the Global Securities will not have securities registered in their names, will not receive physical delivery of securities in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

  Payments in respect of the principal and premium and liquidated damages, if any, and interest on a Global Notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, ASAT Finance, ASAT Holdings and the trustee will treat the persons in whose names the securities, including the Global Securities are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.

  Consequently, none of ASAT Finance, ASAT Holdings, the trustee nor any agent of ASAT Finance, ASAT Holdings, or the trustee has or will have any responsibility or liability for:

  (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Securities; or

  (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

  DTC has advised ASAT Finance that its current practice, upon receipt of any payment in respect of securities such as the securities, including principal and interest and the like, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Securities as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of securities will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee, ASAT Holdings, or ASAT Finance. Neither ASAT Finance, ASAT Holdings nor the trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the securities, and ASAT Finance, ASAT Holdings and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

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  Except for trades involving only Euroclear and Clearstream participants, interests in the Global Securities will trade in DTC's same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

  Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Under such circumstances, in the event that a successor securities depository is not obtained, Security certificates will be printed and delivered. None of ASAT Finance, the initial purchaser or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

  A Global Security is exchangeable for Certificated Securities if:

  (1) DTC (1)(a) notifies ASAT Finance that it is unwilling or unable to continue as depository for the Global Security or (b) has ceased to be a clearing agency registered under the Exchange Act and (2) ASAT Finance then fails to appoint a successor depository;

  (2) ASAT Finance, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated securities; or

  (3) in the case of the notes, there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the notes.

  In addition, beneficial interests in a Global Security may be exchanged for Certificated Securities upon request but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Securities delivered in exchange for any Global Security or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository, in accordance with its customary procedures.

Certificated Securities

  Subject to certain conditions, any person having a beneficial interest in the Global Security may, upon request to the trustee, exchange such beneficial interest for securities in the form of Certificated Securities. Upon any such issuance, the trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons, or the nominee of any thereof. In addition, if:

  (1) ASAT Finance notifies the trustee in writing that the depository is no longer willing or able to act as a depository and the Issuer is unable to locate a qualified successor within 90 days; or

  (2) ASAT Finance, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in the form of Certificated Securities under the indenture;

then, upon surrender by the Global Security holder of its Global Security, Certificated Securities will be issued to each person that the Global Security holder and the depository identify as being the beneficial owner of the related securities.


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  Neither ASAT Finance, ASAT Holdings nor the trustee will be liable for any delay by the Global Security holder or the depository in identifying the beneficial owners of securities and ASAT Finance, ASAT Holdings, and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security holder or the depository for all purposes.

Same Day Settlement and Payment

  The indenture requires that payments in respect of the securities represented by the Global Security, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available next day funds to the accounts specified by the Global Security holder. With respect to Certificated Securities, ASAT Finance will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. ASAT Finance expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

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                          CERTAIN TAX CONSIDERATIONS

  We discuss below the material United States federal income tax, Hong Kong and Cayman Islands tax consequences of the exchange offer and the beneficial ownership and disposition of the notes. Statements regarding Hong Kong tax law, subject to the qualifications and limitations set forth in this discussion, represent the opinion of Richards Butler, our Hong Kong counsel as to certain tax matters. Statements regarding United States federal income tax law, subject to the qualifications and limitations set forth in this discussion, represent the opinion of Milbank, Tweed, Hadley & McCloy LLP, our United States counsel as to certain tax matters. Statements regarding Cayman Islands tax law, subject to the qualifications and limitations set forth in this discussion, represent the opinion of Maples and Calder Asia, our Cayman Islands counsel as to certain tax matters. This discussion is based on laws, regulations, rulings, income tax conventions (treaties), administrative practices and judicial decisions in effect at the date of this prospectus. Subsequent legislative, judicial or administrative changes or interpretations may be retroactive and could affect your tax consequences.

  Your tax treatment as a holder of notes may vary depending upon your particular situation, and some holders may be subject to special rules not discussed below. We do not discuss below state, local and foreign (other than Hong Kong and Cayman Islands) tax consequences of the ownership and disposition of the notes. This summary does not address all tax aspects that may be important to you, as a holder of notes.

  You are urged to consult your own tax advisors as to your particular tax consequences of the ownership and disposition of a note, including whether any state, local or foreign tax laws apply to you.

United States Taxation

  The following is a general discussion of certain U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the notes. This discussion is based on existing United States federal income tax law, which is subject to change, possibly retroactively. The discussion addresses only persons that purchased notes in the original offering, that hold the notes as capital assets within the meaning of section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that use the U.S. dollar as their functional currency. The discussion does not consider the circumstances of particular purchasers, some of which (such as banks, insurance companies, tax-exempt organizations, dealers, and persons holding the notes as part of a hedge, straddle, conversion, or integrated transaction) are subject to special tax rules that differ significantly from those discussed below. Each of ASAT Holdings and ASAT HK expects, and the discussion therefore assumes, that it will not be a passive foreign investment company.

  For purposes of this discussion, "U.S. holder" means a beneficial owner of notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership or other business entity organized in or under the laws of the United States or any political subdivision thereof,
(3) a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, was treated as a United States person under the Code on the preceding day, and properly elected to continue to be so treated, or (4) an estate the income of which is subject to U.S. federal income taxation regardless of its source. "Non-U.S. holder" means a beneficial owner of notes that is not a U.S. holder.

Taxation of U.S. holders

  Exchange Offer. An exchange of an original note for a new note pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. A U.S. holder must continue to include original issue discount on the new notes and will have the same tax basis and holding period in the new notes as the original notes.

  Allocation of Issue Price of Unit to Note and Warrant. The notes were originally offered as part of an unit that included the warrants. The purchase of a unit is treated as the purchase of an "investment unit" for U.S. federal income tax purposes. Accordingly, the issue price of the note and the warrant comprising the unit are

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

determined by allocating the issue price of the unit between each of the note and the warrant on the basis of their relative fair market values on the date of issuance. In addition, a holder's initial tax basis in each of the note and warrant will be equal to the amount so allocated. Pursuant to the terms of the Purchase Agreement entered into by the issuer and the initial purchasers of the units, the issuer and the initial purchasers agreed to allocate the aggregate purchase price of $977.43 per unit to each of the note and the warrant comprising such unit in an amount equal to $959.84 per note and $17.59 per warrant. Each U.S. holder is required to adopt this allocation unless the holder discloses a contrary position on its U.S. federal income tax return. This allocation is not, however, binding on the U.S. Internal Revenue Service (the "IRS") and there can be no assurance that the IRS will respect such allocation.

  Original Issue Discount and Stated Interest. The notes were issued with original issue discount, for U.S. federal income tax purposes in an amount equal to the excess of the stated redemption price due at maturity over the initial issue price of the notes. For this purpose, the notes will have a stated redemption price at maturity equal to their stated principal amount and an issue price equal to the initial purchase price, allocated as described above (for these purposes, an issue price equal to $959.84). Accordingly, U.S. holders are required to include original issue discount in ordinary income over the period that they hold the notes in advance of the receipt of the cash attributable thereto. The amount of original issue discount to be included in income is determined using a constant yield method, which will result in a greater portion of such discount being included in income in the later part of the term of the notes. Any amount of discount included in income will increase a holder's adjusted tax basis in the notes. Payments of stated interest paid on the notes will be includible in income when received or accrued in accordance with a holder's regular method of tax accounting.

  Liquidated Damages. Under the terms of the original notes, we are required to pay liquidated damages on the original notes if we fail to register the notes with the Commission by specific deadlines. As of the original issuance of the notes, it was determined that the likelihood we would pay liquidated damages as a result of a failure to register the notes before the deadline was remote. Accordingly, we took the position that the original notes were not subject to rules applicable to debt instruments with contingent payments. Contrary to our expectations, however, the notes were not registered before the deadline and we commenced paying liquidated damages on April 28, 2000.

  Nevertheless, the notes will not be subject to the rules applicable to debt instruments with contingent payments if the amount of liquidated damages that will be paid is incidental. Contingent payments generally are incidental if they are insignificant relative to the total expected amount of the remaining payments on an instrument. We believe that the amount of liquidated damages is incidental. There is, however, no authority addressing when a contingent payment is incidental and the IRS, could disagree with this conclusion. If the IRS successfully challenged this conclusion, the notes could be treated as having been reissued subject to the contingent payment debt rules and the timing, character and amount of income recognized by a holder could be different.

  Sale, Exchange or Disposition of the Notes. Upon the sale, exchange or other disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received by such U.S. holder (except to the extent attributable to accrued stated interest, which will be treated as interest) and such U.S. holder's adjusted tax basis in the note (i.e., its adjusted issue price). Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. Long-term capital gains realized by individuals on the sale, exchange or other disposition of notes generally are subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

  Taxation of Non-U.S. holders.

  Payments of interest (including original issue discount) on a note to a non-U.S. holder generally will not be subject to U.S. federal income tax unless such income is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. Gain realized by a non-U.S. holder on the sale or other disposition of a note generally will not be subject to U.S. federal income tax unless (1) the gain is effectively

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

connected with the non-U.S. holder's conduct of a trade or business in the United States, or (2) the non-U.S. holder is an individual who was present in the United States for at least 183 days in the taxable year of the sale or other disposition and certain other conditions are met.

  Information Reporting and Backup Withholding.

  Payments in respect of notes and proceeds from the sale or other disposition of the notes may be subject to information reporting to the IRS and to a 31% U.S. backup withholding tax. Backup withholding will not apply, however, to a corporation or to a holder who furnishes a correct taxpayer identification number or certificate of foreign status or who otherwise establishes an exemption from backup withholding.

Hong Kong Taxation

  Profits Tax

  No tax in Hong Kong will be withheld from or be chargeable on payments of principal or interest in respect of the notes.

  Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), as it is to be applied according to a practice note issued by the Inland Revenue Department, interest on the notes will not be subject to Hong Kong profits tax except where the interest is received by or accrued to a financial institution (as defined in the Inland Revenue Ordinance) and the sums received or accrued by way of interest arise through or from the carrying on by the financial institution of its business in Hong Kong.

  Hong Kong profits tax may be chargeable on revenue profits arising on the sale, disposal or redemption of the notes (and enforcement of the notes (or any judgement relating thereto) where such transactions are or for part of a trade, profession or business carried on in Hong Kong.

  Stamp Duty

  No Hong Kong stamp duty will be chargeable upon the transfer of a note.

  Estate Duty

  No estate duty will be payable under the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) in respect of notes registered outside Hong Kong.

  The Exchange Offer

  An exchange of original notes for new notes pursuant to the exchange offer will not be a taxable event for Hong Kong tax purposes, there being no gain nor loss derived. There will be no stamp duties on the exchange of the original notes for the new notes pursuant to the exchange offer, since no stamp duty will be chargeable upon a note, the transfer of which is not required to be registered in Hong Kong.

Cayman Islands Taxation

  The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to ASAT Holdings levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

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                             ERISA CONSIDERATIONS

  The United States Employee Retirement Income Security Act of 1974, as amended ("ERISA") imposes certain requirements on "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and insurance company separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans") and on those persons who are fiduciaries with respect to ERISA Plans. The fiduciaries of an ERISA Plan should consider, among other things, the matters described below before determining whether to invest in the notes.

  ERISA imposes certain general and specific responsibilities on fiduciaries with respect to an ERISA plan. Those responsibilities include satisfaction of the prudence and diversification requirements of ERISA and compliance with prohibited transaction and other rules and standards. In determining whether a particular investment is appropriate for an ERISA Plan, United States Department of Labor regulations provide that the fiduciaries of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan's portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan's purposes, an examination of the risk and return factors, the portfolio's composition with regard to diversification of the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the ERISA Plan and the projected return of the total portfolio relative to the ERISA Plan's funding objectives. Before investing the assets of an ERISA Plan in the notes, a fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations. For example, a fiduciary should consider whether an investment in the notes may be too illiquid or too speculative for a particular ERISA Plan, and whether the assets of the ERISA Plan would be sufficiently diversified.

  Section 406 of ERISA and Section 4975 of the United States Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" for purposes of ERISA or "disqualified persons" for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code.

  The Department of Labor, to whom primary responsibility for administering the fiduciary responsibility provisions of ERISA has been delegated, has published regulations at 29 C.F.R. (S)2510.3 - 101 (the "Plan Asset Regulation") providing that, generally, if employee benefit plans (regardless of whether they are ERISA Plans) hold 25% or more of any class of equity interest of an entity, such as a unit or a warrant underlying a unit, the assets of such entity will be treated as "plan assets" unless certain exceptions are applicable. Entities that are "operating companies", as defined in the Plan Asset Regulation are exempt from treatment as plan assets.

  ASAT Holdings should qualify as an operating company, so that the assets of ASAT Holdings should not be deemed plan assets under ERISA. There can be no assurance that ASAT Holdings will in fact always qualify as an operating company.

  If Holdings were unable to comply with the "operating company" requirements, the assets of Holdings would likely be deemed plan assets. As a result, the operation and administration of ASAT Holdings would be subject to the provisions of ERISA, and transactions that ASAT Holdings might enter into, or may have entered into in the ordinary course of business, might constitute non-exempt prohibited transactions under ERISA and/or Section 4975 of the Code and might have to be rescinded.

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

  Regardless of whether the assets of ASAT Holdings may be deemed to be Plan assets, the acquisition and holding of the notes by a Plan could, depending upon the facts and circumstances of such acquisition and holding, be a prohibited transaction if, for example, either the issuer or any of the guarantors of the notes was a party in interest or disqualified person with respect to the Plan. Such a prohibited transaction may, however, be treated as exempt under ERISA and the Code if the notes were acquired pursuant to and in accordance with one or more prohibited transaction Class Exemptions ("PTEs") issued by the United States Department of Labor, such as PTE 90-1 (a Class Exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a Class Exemption for certain transactions involving bank collective investment funds), PTE 95-60 (a Class Exemption for certain transactions involving insurance company general accounts), PTE 84-14 (a Class Exemption for certain transactions determined by independent qualified professional asset managers) and PTE 96-63 (a Class Exemption for certain transactions determined by in-house asset managers). If the purchase and/or holding of the notes were to be a non-exempt prohibited transaction, the purchase might have to be rescinded.

  In this regard, any prospective purchaser of the notes that is an insurance company investing assets out of its general account should consider the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), which in certain circumstances treats such general account assets as assets of an ERISA Plan for certain purposes, as well as the effects of Section 401(c) of ERISA and the regulations issued by the United States Department of Labor thereunder.

  The sale of notes to a Plan is in no respect a representation by ASAT Finance, any of the guarantors of the notes, ASAT Holdings, the initial purchasers or any of their affiliates that such an investment meets all relevant legal requirements with resect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for a Plan generally or any particular Plan.

  The discussion of ERISA and Section 4975 of the Code contained in this prospectus, is, of necessity, general, and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing and administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings and court decisions, some of which may have retroactive application and effect.

  Any potential investor considering an investment in the notes that is, or is acting on behalf of, a Plan is strongly urged to consult its own legal and tax advisors regarding the consequences of such an investment under ERISA and the Code.

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                             PLAN OF DISTRIBUTION

  Each broker-dealer who holds the notes that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than original notes acquired directly from ASAT Finance on any affiliate of ASAT Finance), may exchange such notes pursuant to the exchange offer.

  Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus in connection with resales of new notes. We have agreed that, starting on the expiration date of the exchange offer and ending on the closing of business one year after the expiration date of the exchange offer, we will use our best efforts to keep the exchange offer registration statement continuously effective and current and make this prospectus available to any broker-dealer for use in connection with any resale described above.

  We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell the new notes from time to time in the following transactions:

  .one or more transactions in the over-the-counter market,

  .negotiated transactions

  .through the writing of options on the new notes, or

  .a combination of the above methods of resale,

in each case at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Broker-dealers may make these resales directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchaser of new notes. Any broker-dealer that resells new notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an underwriter within the meaning of the Securities Act. If so, any profit resulting from any resale of new notes described in the previous sentence may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal accompanying this prospectus states that by acknowledging that it will deliver any by delivery a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

  For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

  This prospectus has not been delivered for registration to the Registrar of Companies in Hong Kong and accordingly, the notes may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in other circumstances which do not constitute an offer to the public for the purposes of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong). Unless permitted to do so by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong this prospectus or any amendment or supplement thereto or any other information, advertisement or documentation relating to the notes to anyone other than a person whose business involves the acquisition and disposal, or the holding, of securities, whether as principal or as agent.

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                             AVAILABLE INFORMATION

  We have filed with the SEC a registration statement on Form S-4/F-4 under the Securities Act with respect to the new notes offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all the information in the registration statement. Parts of the registration statement have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to ASAT and the new notes, you should refer to the registration statement. Statements contained in this prospectus as to the contents of some documents are not necessarily complete, and, in each instance, you should refer to the copy of the document filed as an exhibit to the registration statement.

  You can inspect and copy the registration statement, as well as other information, when we file them, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC's regional offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. You can also obtain copies of this material from the SEC at prescribed rates through its Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. We will also make this material available to prospective purchasers of the new notes, securities analysis and broker-dealers upon their written request.

  As a foreign private issuer, ASAT Holdings Limited is exempt from rules under the Exchange Act that require the furnishing of proxy statements and specify the content to be included in proxy statements and our officers, directors and principal shareholders are exempt from reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act to shareholders and relating to short-swing profits reporting and liability.

                                 LEGAL MATTERS

  Certain legal matters with respect to the notes offered hereby will be passed upon for ASAT by Milbank, Tweed, Hadley & McCloy LLP, New York, New York as to U.S., New York and California law, by Maples & Calder Asia as to Cayman Islands law and by Richards Butler as to Hong Kong law. Mr. Robert Charles Nicholson, a partner of Richards Butler, is a director of QPL International Holdings Limited. Milbank, Tweed, Hadley & McCloy LLP represented the Equity Investors in connection with their purchase of a 50% equity interest in ASAT Holdings.

                                    EXPERTS

  The consolidated financial statements of ASAT as of April 30, 1999 and 2000, and for each of the years ended April 30, 1998, 1999 and 2000 included in this prospectus have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing in this prospectus. Such consolidated financial statements have been included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  ASAT HK is incorporated in Hong Kong under the Companies Ordinance, Chapter 32 of the Laws of Hong Kong (the "Companies Ordinance"). All of ASAT HK's directors and most of its executive officers reside in Hong Kong. All or a substantial portion of the assets of such persons and ASAT HK are located outside the United States. As a result, it may not be possible for persons purchasing the notes to effect service of process within the United States upon such persons or ASAT HK or to enforce against them in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. ASAT HK has been advised by its Hong Kong legal advisors, Richards Butler, that judgments of courts in the United States, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Hong Kong as of right and enforceability is subject to the discretion of the Hong Kong courts.

  ASAT Holdings is duly incorporated as a limited liability company under the laws of the Cayman Islands. A majority of the directors and officers of ASAT Holdings will reside outside the United States. All or a substantial portion of the assets of ASAT Holdings and of such directors and officers are located outside of the United States. As a result, it may be difficult for persons purchasing the notes to effect service of process within the United States upon ASAT Holdings or such persons or to enforce, in the United States courts, judgment against ASAT Holdings or such persons or judgments obtained in such courts predicted upon the civil liability provisions of the federal securities laws of the United States.

  ASAT Holdings has been advised by its Cayman Islands counsel, Maples and Calder Asia, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognise and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not a kind of the enforcement of which is, contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (a) recognise or enforce judgments of United States courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, or (b) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, on the grounds that such provisions are penal in nature.

  A Cayman Islands' court may stay proceedings if concurrent proceedings are being brought elsewhere.

                        GLOSSARY OF SEMICONDUCTOR TERMS

  This glossary contains definitions and other terms as they relate to our businesses and as they are used in this prospectus. As such, these definitions may not correspond to standard industry definitions.

Analog device..................   A non-digital circuit which processes
                                  signals in an analog mode.

Array..........................   A group of items (elements, leads, bonding
                                  pads, circuits, etc.) arranged in rows and columns.

BGA............................   A type of packaging known as ball grid
                                  array, where the chip is placed on top of a laminate substrate that has a grid of solder balls underneath connecting the packaged device to a printed circuit board.

BGA-GT.........................   BGA with glob top encapsulation.

BGA-OM.........................   BGA overmold, a BGA package with a transfer
                                  molded cap (as compared to a glob top cap).

Bond surface...................   The aluminum metalization area of a
                                  semiconductor die that accepts
                                  ultrasonically welded gold wire.

Burn-In........................   Pretest operation of semiconductor devices,
                                  frequently at high temperatures, which
                                  stabilizes characteristics and identifies early failures.

CamPak.........................   A transparent leaded package that serves as
                                  a lens to direct images onto the enclosed semiconductor chip. The chip then converts the image into a digital signal for use in digital imaging applications.

Ceramic........................   A ring of aluminum oxide dielectric that is
                                  used to thermally mate a copper heat
                                  spreader with the inner leads of an EDQUAD-
                                  QFP.

Chip...........................   An individual integrated circuit that has
                                  not yet been packaged. Also used as a
                                  generic term for semiconductor devices.

Chip attach....................   A step in the packaging process of an
                                  integrated circuit in which the individual chip is mounted in a package in preparation for wire bonding. This step is usually accomplished using either an epoxy resin or a welding process to attach the chip to the substrate.

Chip attach epoxy..............   A dispensable adhesive material that is used
                                  to attach semiconductor chips to either
                                  leadframe paddles or BGA substrates.

Chipset........................   Two or more chips designed to perform as a
                                  unit for one or more functions.

Chip scale packages (CSP)......
                                  Any semiconductor package in which the
                                  package is no more than 1.2 times the size of the semiconductor chip.

Co-processor...................
                                  Semiconductor chip that coordinates and
                                  controls the operation of a microprocessor.

Conductive interface...........   Two material layers in contact which can
                                  exchange either thermal energy or electrical signals.

Deposition.....................   A term applied to growing thin layers wither
                                  in a vacuum condensation mode, or via
                                  electroplating techniques.

Diffusion......................   The migration of one atomic species through
                                  a bulk solid.

DVD............................   Digital video disk.

EDQUAD-QFP.....................   Enhanced Dissipation Quad Flat Pack, which
                                  is an advanced leaded product with better thermal and electrical performance than conventional plastic packages.

EDQUAD-SSOP....................   EDQUAD-Shrink Small Outline Package, an
                                  advanced leaded package.

EDQUAD2-QFP....................   A type of EDQUAD-QFP which does not require
                                  ceramic rings for cost reduction potential.

Encapsulation..................   Enclosing the die in an organic medium
                                  either by transfer mold process or glob top techniques.

Etch...........................   Creating metal trace patterns using a
                                  technique of photo imaging and chemical etch removal.

Ethernet.......................   A widely used type of local area network
                                  (LAN).

Fab............................   Short for wafer fabrication.

Fabless semiconductor             A new class of semiconductor companies that
companies......................   design, test and sell integrated circuits,
                                  but subcontract wafer manufacturing by
                                  forming alliances with silicon wafer
                                  manufacturers.

fpBGA..........................   Fine Pitch Ball Grid Array. A version of a
                                  BGA package, mounted on tape substrate, that has a solder ball pitch of less than 1.0mm.

fxBGA..........................   A new and flexible advanced BGA package that
                                  is thinner, has a higher circuit density and improved electrical and thermal performance.

Field programmable logic.......   A type of semiconductor device which can
                                  have its functionality altered via
                                  electronic means to conform to a custom
                                  application.

Flip chip......................   Type of BGA package which uses an array of
                                  solder bumps on the bottom of the
                                  semiconductor chip to connect the chip to the balls on the bottom of the package.

Global Positioning System
(GPS)..........................
                                  A system for identifying locations across the planet.

Heatspreader...................
                                  An aluminum flag attached to the back of an enhanced QFP package to improve thermal performance. "Heatspreader" also refers to the etched copper base of a TBGA package.

Input/Output...................   A connector which interconnects the chip to
                                  the package or one package level to the next level in the hierarchy. Also referred to as pin out connections or terminals.

Integrated circuit.............   A combination of two or more transistors on
                                  a base material, usually silicon. All
                                  semiconductor chips, including memory chips and logic chips, are very complicated integrated circuits with thousands of transistors.

Interposer ring................   A common electrical plane in a QFP or BGA
                                  package that can act as either a common
                                  power plane or ground plane. The ring
                                  enhances the electrical performance and
                                  flexibility of the package.

INT-TEP-QFP....................   A QFP package with an aluminum flag attached
                                  to the back of the die paddle to enhance thermal dissipation of the package.

Laminate substrate.............   An organic substrate used for the routing of
                                  BGA products between the chip pads and the solder ball pads.

Leadframe......................   A metal frame, connected to the bonding pads
                                  of the chip by lead, that provides
                                  electrical connection to external points.

Logic device or system.........   A device that contains digital integrated
                                  circuits that process, rather than store, information.

LPCC...........................   Leadless Plastic Chip Carrier, a leadframe
                                  based chip scale package.

Mask...........................   A piece of glass on which an integrated
                                  circuit's circuitry design is laid out.
                                  Integrated circuits may require up to 20 different layers of design, each with its own masks. In the semiconductor production process, a light shines through the mask leaving an image of the design on the wafer.
                                  Also known as a reticle.

Microcontrollers...............   Similar to microprocessor, but dealing with
                                  a simpler information set.

Microprocessor.................   A standard circuit design that provides
                                  functions similar to central processing
                                  units by interpreting and executing
                                  instructions, usually incorporating
                                  arithmetic capabilities.

Mixed signal products..........   Products that can process both digital and
                                  analog data.

Mold locking cones.............   Heatslug bodies to improve the attachment of
                                  the molding compound to the slug interface.

Molding........................   Encapsulating the chip, leadframe and
                                  wirebondings in molded plastic with leads protruding. The molded plastic is an epoxy based material called "molding compound".

Optical network system.........
                                  A localized network of personal computers that are connected by high frequency fiber optic lines.

Parametric test................   An electrical test which verifies that a
                                  semiconductor package is correctly assembled by checking such things as pin open and pin short.

PBGA...........................   Plastic Ball Grid Array, which is a standard
                                  BGA package.

Photolithography...............   A lithographic technique used to transfer
                                  the design of the circuit paths and
                                  electronic elements on a chip onto a wafer's surface.

Pitch..........................   The center-to-center distance between
                                  adjacent leads on a package.

PLCC...........................   Plastic Leaded Chip Carrier which is a
                                  standard leaded package.

Polyimide......................   A high temperature stable organic material
                                  often used in flexible film substrates.

Power management system........   A class of semiconductor packages that
                                  incorporate features to increase the thermal dissipation properties of the package.

Printed circuit board..........   A laminate sheet into which integrated
                                  circuits are soldered. Wires on the board connect the circuits with each other, forming a larger functional unit. Printed circuit boards generally are a subsystem within a larger electronic system.

Probe..........................   Wafer probers test device functionality
                                  before the chips are separated and packaged.

QFP............................   Quad Flat Pack, which is a semiconductor
                                  package with leads on all four sides
                                  attached to a printed circuit board by
                                  surface mounting.

Routers........................   Interconnections between two or more data
                                  communications networks.

Servers........................   A centralized computer that either manages a
                                  personal computer network or allows
                                  decentralized access.

Set-top box....................   An electronic device which sits on top of a
                                  television to allow cable and/or internet access and can be supported either by phone lines or direct satellite access.

Singulation....................   Separating individual semiconductor packages
                                  processed in a strip or array format.

SLUG-QFP.......................   A QFP package that has been thermally
                                  enhanced by attaching a copper slug to the back of the chip paddle. This slug will then protrude and be exposed to the external surface.

Solder ball....................
                                  A tin lead alloy sphere that is attached to a BGA substrate to allow for printed circuit board attachment.

Soldermask.....................   The organic coating of a tape or substrate
                                  package which prevents the solder from
                                  spreading along the interconnect traces.

Substrate......................   The underlying material upon which a device,
                                  circuit, or epitaxial layer is fabricated, normally a silicon wafer.

Surface mount..................
                                  A circuit board packaging technique in which the leads (pins) on the chips and components are soldered on top of the board.

System controller..............   A high performance semiconductor which is
                                  the primary control function provider for complex electronic systems.

TBGA...........................
                                  Tape Ball Grid Array, which is a BGA package with a more flexible substrate and higher density than conventional plastic packages.

Thermoset adhesive.............   A two part adhesive that sets after mixing
                                  and thermal curing.

TQFP...........................   Thin Quad Flat Package, which is a standard
                                  leaded package.

Two Layer TBGA.................
                                  Two level tape process in BGA packaging that doubles the density available in a given area.

Wafer..........................   Thin, round, flat piece of silicon that is
                                  the base of most integrated circuits.

Wire bonding...................
                                  The method used to attach very fine wire to semiconductor components in order to provide electrical continuity between the semiconductor chip and a terminal.

                             ASAT HOLDINGS LIMITED

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Independent Auditors' Report..............................................   F-2




Consolidated Balance Sheets as of April 30, 1999, and 2000................   F-3

Consolidated Statements of Operations and Comprehensive Income
 for the years ended April 30, 1998, 1999 and 2000........................   F-4

Consolidated Statements of Shareholders' Equity
 for the years ended April 30, 1998, 1999 and 2000........................   F-5

Consolidated Statements of Cash Flows for the years ended
 April 30, 1998, 1999 and 2000............................................   F-6

Notes to Consolidated Financial Statements................................   F-7

Condensed Consolidated Balance Sheets as of April 30, 2000 and July 31,
 2000 (unaudited).........................................................  F-24

Condensed Consolidated Statements of Operations and Comprehensive Income
 for the three months ended July 31, 1999 and 2000 (unaudited)............  F-25

Condensed Consolidated Statements of Cash Flows for the three months ended
 July 31, 1999 and 2000 (unaudited).......................................  F-27

Notes to Condensed Consolidated Financial Statements (unaudited)..........  F-28

                         INDEPENDENT AUDITORS' REPORT

To the board of directors and shareholders of ASAT Holdings limited

  We have audited the accompanying consolidated balance sheets of ASAT Holdings Limited and subsidiaries (the "Company") as of April 30, 1999 and 2000, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for the years ended April 30, 1998, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of ASAT Holdings Limited and subsidiaries as of April 30, 1999 and 2000, and the consolidated results of their operations and their cash flows for the years ended April 30, 1998, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu

Hong Kong
June 9, 2000, except for
Note 18, as to which
the date is July 6, 2000

                             ASAT HOLDINGS LIMITED

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                April 30,
                                                            ------------------
                                                              1999      2000
                                                            --------  --------
ASSETS
Current assets:
 Cash and cash equivalents................................. $  1,409  $ 10,892
 Restricted cash...........................................      665        --
 Marketable equity securities..............................       27        --
 Accounts receivable-trade (net of allowance for doubtful
  accounts of $863 and $290 at April 30, 1999 and 2000,
  respectively)............................................   36,986    40,566
 Inventories (Note 5)......................................   13,645    23,302
 Prepaid expenses and other current assets.................    4,982    10,911
                                                            --------  --------
  Total current assets.....................................   57,714    85,671
Property, plant and equipment, net (Note 6)................  159,490   166,461
Option to acquire ASAT S.A., at cost (Note 2)..............       --    20,000
Deferred charges (Note 3)..................................       --    10,907
Noncompete covenants, net (Note 3).........................    1,479       442
                                                            --------  --------
  Total assets............................................. $218,683  $283,481
                                                            ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Short-term bank borrowings (Note 7)....................... $ 55,743  $  9,000
 Current portion of other long-term debt (Note 9)..........   35,422     5,000
 Accounts payable..........................................   15,055    24,549
 Accrued liabilities.......................................    6,009     6,155
 Income taxes payable......................................    5,282    12,847
 Amount due to QPL Group (Note 4)..........................       --     5,300
 Amount due to a related company (Note 4)..................       15       297
                                                            --------  --------
  Total current liabilities................................  117,526    63,148
Deferred income taxes (Note 11)............................   20,186    21,992
12.5% Senior notes due 2006 (Note 8).......................       --   149,217
Other long-term debt (Note 9)..............................    3,977    35,000
Commitments and contingencies (Note 14)
Shareholders' equity:
 Common stock (Note 12)....................................    5,760     5,760
 Additional paid-in capital................................    8,910    12,457
 Retained earnings (deficit)...............................   62,572    (4,093)
 Accumulated other comprehensive income....................     (248)       --
                                                            --------  --------
  Total shareholders' equity...............................   76,994    14,124
                                                            --------  --------
  Total liabilities and shareholders' equity............... $218,683  $283,481
                                                            ========  ========

                 See notes to Consolidated Financial Statements

                              ASAT HOLDING LIMITED

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                       (In thousands, except share data)

                                                Year ended April 30,
                                         -------------------------------------
                                            1998         1999         2000
                                         -----------  -----------  -----------
Net sales
 -- third parties....................... $   243,009  $   220,587  $   312,030
 -- QPL Group (Note 4)..................          94           36          101
                                         -----------  -----------  -----------
 Total net sales........................     243,103      220,623      312,131
                                         -----------  -----------  -----------
Cost of sales:
 -- Purchases from QPL Group and other
  related party (Note 4)................      62,838       35,372       53,893
 -- Other costs.........................     104,512      117,097      145,743
                                         -----------  -----------  -----------
 Total cost of sales....................     167,350      152,469      199,636
                                         -----------  -----------  -----------
Gross profit............................      75,753       68,154      112,495
                                         -----------  -----------  -----------
Operating expenses:
 Selling, general and administrative....      27,706       26,082       26,453
 Research and development...............       4,467        4,437        4,676
 Non recurring charges for obsolete
  equipment (Note 6)....................          --           --       12,340
                                         -----------  -----------  -----------
 Total operating expenses...............      32,173       30,519       43,469
                                         -----------  -----------  -----------
Income from operations..................      43,580       37,635       69,026
Other income, net (Note 10).............       1,751        1,184        1,048
Interest expense:
 -- amortization of deferred charges
  (Note 3)..............................          --           --         (922)
 -- third parties.......................      (5,043)      (6,795)     (15,668)
 -- QPL Group (Note 4)..................      (4,906)        (409)      (2,404)
Recapitalization costs (Note 2).........          --           --       (6,813)
                                         -----------  -----------  -----------
Income before income taxes..............      35,382       31,615       44,267
Provision for income taxes (Note 11)....      (5,043)      (5,569)      (9,558)
                                         -----------  -----------  -----------
Net income..............................      30,339       26,046       34,709
Other comprehensive income:
 Unrealized holding loss on marketable
  securities............................        (188)         (60)          --
                                         -----------  -----------  -----------
Comprehensive income.................... $    30,151  $    25,986  $    34,709
                                         ===========  ===========  ===========
Net income per share.................... $      0.05  $      0.05  $      0.06
                                         ===========  ===========  ===========
Weighted average number of shares....... 576,000,000  576,000,000  576,000,000
                                         ===========  ===========  ===========

                 See notes to Consolidated Financial Statements

                             ASAT HOLDINGS LIMITED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In thousands)

                                                           Accumulated
                           Common   Additional Retained       other
                            stock    paid-in   earnings   comprehensive
                          (Note 12)  capital   (deficit)     income       Total
                          --------- ---------- ---------  ------------- ---------
Balance as of May 1,
 1997...................   $5,760    $ 6,099   $  38,986      $  --     $  50,845
Net income for the
 year...................       --         --      30,339         --        30,339
Costs incurred by QPL
 Group on behalf of ASAT
 (Note 1)...............       --      1,403          --         --         1,403
Unrealized holding loss
 for the year...........       --         --          --       (188)         (188)
                           ------    -------   ---------      -----     ---------
Balance as of April 30,
 1998...................    5,760      7,502      69,325       (188)       82,399
Net income for the
 year...................       --         --      26,046         --        26,046
Costs incurred by QPL
 Group on behalf of ASAT
 (Note 1)...............       --      1,408          --         --         1,408
Distribution of net
 balance with QPL Group
 (Note 4)...............       --         --     (32,799)        --       (32,799)
Increase in unrealized
 holding loss for the
 year...................       --         --          --        (60)          (60)
                           ------    -------   ---------      -----     ---------
Balance as of April 30,
 1999...................    5,760      8,910      62,572       (248)       76,994
Net income for the
 year...................       --         --      34,709         --        34,709
Issue of shares.........       --        120          --         --           120
Fair value of warrants
 attached to the senior
 notes..................       --      2,726          --         --         2,726
Costs incurred by QPL
 Group on behalf of ASAT
 (Note 1)...............       --        701          --         --           701
Distribution of net
 balance with QPL Group
 (Note 4)...............       --         --      27,614         --        27,614
Dividend................       --         --    (128,988)        --      (128,988)
Holding loss realized
 during the year........       --         --          --        248           248
                           ------    -------   ---------      -----     ---------
Balance as of April 30,
 2000...................   $5,760    $12,457   $  (4,093)     $  --     $  14,124
                           ======    =======   =========      =====     =========


                 See notes to Consolidated Financial Statements

                             ASAT HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Year ended April 30,
                                                 -----------------------------
                                                   1998      1999      2000
                                                 --------  --------  ---------
Operating activities:
 Net income..................................... $ 30,339  $ 26,046  $  34,709
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization:
   Property, plant and equipment and noncompete
    covenants...................................   21,567    24,356     24,150
   Deferred charges and debt discount...........       --        --      1,363
 Deferred income taxes..........................    5,250       710      1,806
 Loss on disposal of property, plant and
  equipment.....................................      105        35        608
 Non recurring charges for obsolete equipment...       --        --     12,340
 Provision for doubtful accounts................      200       188       (580)
 Cost incurred by QPL Group on behalf of ASAT...    1,403     1,408        701
 Others.........................................       --      (267)       156
Changes in operating assets and liabilities:
 Accounts receivable--trade.....................  (18,118)    8,987     (3,000)
 Inventories....................................   (2,559)    1,082     (9,657)
 Prepaid expenses and other current assets......      300    (1,305)    (1,170)
 Accounts payable...............................    6,930    (2,726)    12,302
 Accrued liabilities............................     (657)    1,533        145
 Amount due to a related company................    2,267    (2,631)       282
 Income taxes payable...........................      128     4,856      7,565
                                                 --------  --------  ---------
 Net cash provided by operating activities......   47,155    62,272     81,720
                                                 --------  --------  ---------

Investing activities:
 Proceeds from sale of property, plant and
  equipment.....................................    6,276     4,278      5,438
 Acquisition of property, plant and equipment...  (43,978)  (27,518)   (56,036)
 (Increase) decrease in restricted cash.........       --      (665)       665
 Proceeds from sale of marketable securities....       --        --        119
 Option to acquire ASAT SA......................       --        --    (20,000)
                                                 --------  --------  ---------
 Net cash used in investing activities..........  (37,702)  (23,905)   (69,814)
                                                 --------  --------  ---------

Financing activities:
 Net increase (decrease) in short-term bank
  borrowings....................................   19,488    15,525    (39,255)
 Proceeds from accounts receivable financing....       --    18,328     40,221
 Repayment under accounts receivable financing..       --   (10,840)   (47,709)
 Issue of 12.5% senior notes....................       --        --    151,502
 Increase in other long-term debt...............   32,539     5,284     40,000
 Repayment of other long-term debt..............  (14,856)   (6,912)   (39,399)
 Repayment of construction financing loan from
  QPL Group.....................................  (28,479)  (18,915)        --
 Net (decrease) increase in other amounts due
  from/to QPL Group.............................  (16,913)  (42,676)    32,914
 Dividend to QPL................................       --        --   (128,988)
 Deferred charges...............................       --        --    (11,829)
 Issue of shares................................       --        --        120
                                                 --------  --------  ---------
 Net cash used in financing activities..........   (8,221)  (40,206)    (2,423)
                                                 --------  --------  ---------
Net increase (decrease) in cash and cash
 equivalents....................................    1,232    (1,839)     9,483
Cash and cash equivalents at beginning of the
 year...........................................    2,016     3,248      1,409
                                                 --------  --------  ---------
Cash and cash equivalents at end of the year.... $  3,248  $  1,409  $  10,892
                                                 ========  ========  =========

Non cash investing activities:
 Conversion of accounts receivable to marketable
  equity securities............................. $    275  $     --  $      --
 Acquisition of property, plant and equipment
  financed by capital lease obligations.........    8,301     1,275         --
 Long term borrowings accelerated by standstill
  and reclassified to short term................       --   (24,000)        --
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for:
 Interest.......................................    9,926     6,649     17,709
 Income taxes...................................      946        46        189

                 See notes to Consolidated Financial Statements

                             ASAT HOLDINGS LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (In thousands, except share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

    ASAT Holdings Limited (together with its subsidiaries "ASAT" or the "Company") was formed on October 20, 1999 by QPL International Holdings Limited ("QPL" and together with its subsidiaries the "QPL Group"). On October 26, 1999, ASAT acquired by exchange of shares QPL Group's 99.9% ownership of its wholly owned subsidiaries, ASAT Limited and Timerson Limited, both incorporated in the Hong Kong Special Administrative Region ("Hong Kong") of the People's Republic of China ("PRC"), and ASAT, Inc., incorporated in California, United States of America ("US"), together with recently incorporated wholly owned subsidiaries ASAT (Finance) LLC, a Delaware, US, incorporated company, and ASAT (Cayman) Limited, incorporated in the Cayman Islands. This exchange of shares has been accounted for as a reorganization of entities under common control. The financial statements have been prepared to reflect the consolidated financial position, results of operations and cash flows of these companies for all the periods presented in a manner similar to the pooling-of-interests method. All significant intra-group transactions and balances have been eliminated on consolidation.

    ASAT is principally engaged in provision of assembly and testing services of integrated circuits to customers in the semiconductor industry. The Company's principal production facilities are located in Hong Kong and the Company maintains sales offices in Hong Kong, Europe, South Korea and the US.

    Prior to the reorganization described above, QPL Group has provided certain administrative, management and waste disposal services to the Company.

    Also, prior to the recoganization described above, the consolidated statements of operations included all revenue and costs attributable to the Company including an allocation of the costs of shared facilities, costs of general and administrative services and overhead costs. Such allocated expenses were determined according to allocation bases deemed appropriate for the nature of each expense item, including relative headcount and relative use of shared facilities. Most of such costs were included in payables to QPL Group. Certain other common costs, including the compensation of the Chairman, were incurred on behalf of ASAT and have been credited to additional paid-in capital.

    Management believes that these allocation methods were based on assumptions that are reasonable under the circumstances. However, the financial information included herein may not be representative of the consolidated financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company operated as a separate entity during the periods presented.

    The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP") which differ from those used in the statutory accounts of ASAT Limited. The principal adjustments made to conform the statutory accounts of ASAT Limited to US GAAP are the recognition of research and development expense as an expense when incurred, the recording of certain common costs incurred by QPL Group on behalf of ASAT, capital adjustments through shareholder's equity for the distribution of the net balance with QPL Group, and the recognition of dividends as a liability when declared. On July 17, 1999, the directors of ASAT Limited declared a dividend of $83,250 which under accounting principles generally accepted in Hong Kong ("HK GAAP") is recorded as a payable in the accounts at April 30, 1999. The dividend was paid during year ended April 30, 2000 and was included in the total dividend of $128,988 paid to QPL in connection with the recapitalization described in Note 2. The dividend is payable out of the retained earnings of ASAT Limited which ASAT believes are sufficient under the laws of Hong Kong to pay this dividend. At April 30, 1999 and 2000, the remaining retained earnings under HK GAAP available for distribution after provision for this dividend were $30,329 and $17,673, respectively.

    Unless otherwise stated all dollar amounts in these financial statements are presented in United States dollars.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


2.RECAPITALIZATION

    On October 29, 1999, the QPL Group and ASAT completed a significant recapitalization. Effective that date, QPL Group reduced its ownership in ASAT from 100% to 50% and certain independent shareholders collectively own the remaining 50%.
    Prior to the recapitalization, during the year ended April 30, 1999, QPL Group experienced significant liquidity problems through the withdrawal of bank credit lines and ceased to be in compliance with the financial covenants of certain of its loan and financing agreements. Accordingly, the Company's $24,000 bank loan became repayable on demand and was classified as a current liability. In December 1998, QPL Group entered into a standstill agreement with its principal lenders. The holders of the guaranteed floating rate notes ("FRNs") issued by QPL Group, which are due in 2002, were not a party to the standstill agreement, but received the benefit of the security over all of the unpledged assets of QPL Group and the Company, as though they were a party thereto. The Company was a guarantor of the FRNs and also other QPL Group debt totalling $170,712 at April 30, 1999. Under the standstill agreement as amended and restated with its bankers and certain finance lease companies (together the "Lenders") the Lenders agreed not to demand repayment of facilities granted to QPL Group, including the Company, for a period up to and including October 31, 1999. At the same time, the holders of the FRNs also agreed not to demand repayment before September 30, 1999 in respect of the amount due under the FRNs. Substantially all the Company's assets were pledged as collateral under the standstill agreement. QPL Group had also guaranteed the Company's debt facilities amounting to $140,280 at April 30, 1999 of which $95,142 was utilized at that date.

    As part of the recapitalization, ASAT procured a secured term loan facility of $40 million and a revolving credit facility of $25 million and, through a subsidiary, ASAT (Finance) LLC, issued 12.5% senior notes of $155 million due 2006. The proceeds from the term loan facility and the senior notes were used to repay all of ASAT's consolidated debt. In addition, ASAT was released of its guarantees and other financial arrangements supporting QPL Group debt or other obligations and all intercompany receivable and payables between ASAT and QPL Group were extinguished or cancelled.

    Further, as part of the recapitalization, ASAT acquired an option from QPL Group at a consideration of $20,000 entitling ASAT to acquire the entire issued share capital of ASAT S.A., a French wholly owned subsidiary of QPL, at a consideration of one United States dollar, exercisable at any time up to December 31, 2000. In accordance with the option agreement, the QPL Group will cause ASAT S.A. to maintain a net asset value of at least $23,000 (adjusted to US GAAP) and will cause ASAT S.A., prior to exercise, to have a cash balance of no less than $1,300 (adjusted to US GAAP). The fair value of the option was based primarily upon the value of the underlying asset, ASAT S.A, and was the basis for determining the consideration to be paid for the option. Management determined the fair value of ASAT S.A. using a multiple of annualized projected cash flows discounted for the existing relationship that ASAT S.A. has with the QPL Group and ASAT. A similar methodology was used by the independent shareholders to value ASAT in connection with the recapitalization discussed above. At this time the Company has not yet made a decision whether it will exercise the option. The decision whether to exercise the option will be made after the Company completes its business and legal due diligence.

    The option was initially recorded at its fair value. Prior to the decision to exercise, the option will be carried at its initial cost and will be subject to a periodic impairment review whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. The carrying value of the option would be considered impaired when the fair market value is less than its carrying value. As of

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)

2.RECAPITALIZATION--continued

  April 30, 2000, no provision for impairment is considered necessary because the Company believes the underlying value ASAT S.A. has not declined since the option was granted and the probability of exercising the option is not remote since the Company continues to actively consider the possibility of exercising the option (through its legal and business due diligence efforts, discussions with legal, accounting and financial advisors and ongoing review of ASAT S.A.'s financial and operational performance). If the option is exercised ASAT S.A. will be considered a wholly owned subsidiary, at that date, and be accounted for as a purchase. If the Company determines it will not exercise the option or determines that the likelihood of exercising the option is remote or upon expiration of the option, the carrying value of the option at that date will be charged to earnings.

    In connection with the recapitalization, ASAT incurred recapitalization costs of $6,813 which represent professional fees attributable to the disposal of the 50% interest in ASAT and have been charged to earnings. An underwriting discount, placement fees, legal, accounting and other professional fees totalling $11,829 were incurred in connection with the procurement of the term loan facility and the issue of the senior notes and have been deferred and are being amortized over the lives of the respective facilities.

3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Cash and cash equivalents--Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts, and time certificates of deposit with original maturity of three months or less, less any amounts which are restricted as to use.

    Investment in marketable equity securities--The Company classifies its marketable equity securities as available-for-sale and carries them at market value with a corresponding recognition of net unrealized holding gain or loss (net of tax) as a separate component of shareholders' equity until realized. Gains and losses on sales of securities are computed on a specific identification basis. Marketable equity securities comprise:

                                                                     April 30,
                                                                     -----------
                                                                     1999   2000
                                                                     -----  ----
   Equity securities listed in the United States:
     Cost........................................................... $ 275  $--
     Gross unrealized losses........................................  (248)  --
                                                                     -----  ---
   Market value..................................................... $  27  $--
                                                                     =====  ===

    Inventories--Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Cost of work-in-progress includes costs of direct materials, direct labor and an appropriate proportion of production overheads. The production overheads are absorbed in work-in-progress based on units of production. The Company does not maintain any significant amount of finished goods as all products are made to order and generally shipped immediately on completion.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--continued

    Property, plant and equipment--Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation and amortization is provided using the straight-line method so as to allocate the cost of depreciable assets in use to operations based upon the following estimated useful lives:

   Land use rights and buildings                            Over the unexpired lease
                                                             term
   Plant and machinery                                      5 - 12 years
   Leasehold improvements                                   Over the shorter of
                                                             lease term or the
                                                             estimated useful life
                                                             ranging from 2 to 8
                                                             years
   Furniture, fixtures, office equipment and motor vehicles 5 - 8 years
   Loose toolings                                           5 - 10 years

    Assets held under capital leases are depreciated over their estimated useful lives on the same basis as owned assets.

    Management engaged an independent third party to review the physical condition technological capability and the economic value of the packages produced by the property, plant and equipment. As a result of the review, with effect from May 1, 1997, the Company reestimated the depreciable lives of property, plant and equipment, with the exception of land use rights and buildings, increasing the maximum lives to between 8 to 12 years, depending on asset category, from the previous maximum of between 5 to 8 years. As a result the depreciation and amortization expense for the year ended
  April 30, 1998 was reduced by approximately $12,650.

    Effective in the fourth quarter of the year ended April 30, 2000, management revised the estimated useful lives for new production and test equipment and loose toolings to 5 years from the current 6 to 12 years and 6 to 10 years, respectively. This was necessitated by the continued rapid rate of advancements in technologies used in production and test equipment now available on the market. The net book value of new production and test equipment purchased was approximately $7,058 as of April 30, 2000. As a result the depreciation expense for the year ended April 30, 2000 was increased by approximately $42.

    Costs incurred in constructing the new factory, including progress payments and other costs relating to the construction, are capitalized and transferred to property, plant and equipment on completion and depreciated from that time. No interest was capitalized in 1999 and 2000 and interest capitalized was $353 in 1998.

    Valuation of long-lived assets--The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the costs to dispose.

    Deferred charges--Fees and expenses directly related to the issue of senior notes and the incurrence of long term bank loan are capitalized and are being amortized over the life of the notes and bank loan respectively. Deferred charges are stated at cost of $11,829 less accumulated amortization of $922 at April 30, 2000.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)

3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--continued

    Noncompete covenants--Payments made to former employees under noncompetion agreements are being amortized over the six-year life of the agreements. Noncompete covenants are stated at cost of $5,704 less accumulated amortization of $4,225 at April 30, 1999 and $5,262 at April 30, 2000.

    Research and development expenditure--Expenditure on research and development is expensed in the period incurred.

    Income taxes--Income taxes are calculated under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred income taxes include the effects of temporary differences between financial and taxable amounts of assets and liabilities and operating loss and tax credit carryforwards.

    Prior to the recapitalization described in Note 2, ASAT, Inc prepared its income tax provision based on its former 95% U.S. shareholder's (a member of the QPL Group) consolidated returns. However the provision as calculated for ASAT, Inc would approximate the provision if prepared on a separate return basis. The current and deferred tax expenses represent the Company's separately computed tax liability (benefit), including recording a benefit to the Company if either its current year tax loss or its net operating loss carryforwards (subject to full valuation allowances) are utilized by its former 95% U.S. shareholder's (a member of the QPL Group) consolidated tax return.

    Foreign exchange contracts--The Company has entered into foreign exchange forward contracts and options to mitigate the effect of foreign currency movements on its assets and liabilities. To date the contracts entered into by the Company do not qualify as hedges and therefore are included in foreign currency gains and losses in the period in which the exchange rates change. There were no outstanding forward contracts and options at April 30, 1999 or 2000.

    Foreign currency translation--The Company and ASAT, Inc. use the United States dollar as their reporting currency. Monetary assets and liabilities denominated in currencies other than United States dollars are translated into United States dollars at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than United States dollars during the year are converted into United States dollars at the rates of exchange ruling at the transaction dates. Exchange differences are recognized in the statements of income.

    On consolidation, the financial statements of ASAT Limited and Timerson Limited are translated from Hong Kong dollars, being their functional currency, into United States dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Accordingly all assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all income and expenditure items are translated at the average rates for each of the years. The Hong Kong dollar has been officially linked to the United States dollar at a relatively fixed rate throughout the periods covered by these financial statements, therefore, no exchange differences arise on translation.

    Recognition of revenue--The Company assembles and tests semiconductor packages, some of the materials being consigned to the Company for assembly or testing and some which the Company purchases. Revenues are recognized when the relevant assembly or testing services are provided. Customer supplied materials are not reflected in sales or cost of sales.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--continued

    Net income per share--The computation of net income per share is calculated as the net income for the period divided by the weighted number of shares outstanding during the year, as adjusted on a retroactive basis for the reclassification of shares and the share dividend as discussed in
  Note 18. Diluted net income per share is not shown due to absence of potential dilutive shares.

    Concentration of credit risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

    The Company places its temporary cash investment with various financial institutions and limits the amount of credit exposure to any one financial institution. The Company believes that no significant credit risk exists as these investments are made with high-credit, quality financial institutions.

    The Company's business activities and accounts receivable are with customers in the semiconductor industry, the majority of which are located throughout Asia and the United States of America. The Company performs ongoing credit evaluations of its customers. The Company believes that no significant credit risk exists as credit losses, when realized, have been within the range of management's expectations.

    Comprehensive income--The Company has adopted SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.

    Financial instruments--The carrying value of financial instruments, which consist of cash and cash equivalents, accounts receivable and accounts payable, approximates fair value due to the short-term nature of these instruments. The carrying value of long-term borrowings approximate fair value based upon rates available to the Company for borrowings with similar terms and maturities.

    New accounting standard not yet adopted--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending April 30, 2002. The Company has not yet determined the impact, if any, on its financial position, results of operations or cash flows.

    Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.RELATED PARTY TRANSACTIONS

  (i) QPL Group

    During the three years ended April 30, 2000, the Company had various business arrangements with QPL Group. Such arrangements are summarized as follows:

    Purchase of materials--The Company purchased leadframes from QPL Group amounting to $48,031, $22,692 and $34,218 in the years ended April 30, 1998, 1999 and 2000, respectively.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)

4.RELATED PARTY TRANSACTIONS--continued

    The Company also purchased other raw materials and finished goods from QPL Group amounting to $7,856, $9,983 and $15,236 for the years ended April 30, 1998, 1999 and 2000, respectively.

    Purchase and sale of property, plant and equipment--The Company acquired certain plant and equipment from QPL Group amounting to $7,867, $3,912 and $1,172 for the years ended April 30, 1998, 1999 and 2000, respectively. The Company also transferred certain plant and equipment to QPL Group for use in QPL Group's operations at an amount equivalent to then carrying amount of such plant and equipment of $6,265, $3,070 and $102 for the years ended April 30, 1998, 1999 and 2000, respectively.

    Rental expenses--The Company leases its Hong Kong office premises and manufacturing premises from QPL Group under a lease agreement which expires on September 30, 2004 and paid rental expense of $2,583, $2,830 and $2,796 in the years ended April 30, 1998, 1999 and 2000, respectively.

    Administrative and management services--QPL Group absorbed salaries and benefits of various executives providing management services to ASAT Inc. prior to the reorganization described in paragraph one of Note 1. The costs were calculated by allocating certain executives proportional time spent on ASAT Inc. and amounted to $898, $816 and $425 in the years ended April 30, 1998, 1999 and 2000, respectively.

    Construction financing--QPL advanced amounts of $47,394 in 1997 to finance plant construction under loan agreements which carried interest at 7.7% per annum. The loans were repaid in the years ended April 30, 1998 and 1999. The Company paid interest thereon to QPL Group of $4,906, $409 and nil for the years ended April 30, 1998, 1999 and 2000, respectively.

    Distribution of net balance--In recent years, QPL Group has utilized the cash flow of ASAT to fund the activities of the QPL Group including the payment of expenses on behalf of QPL Group. These advances were made interest-free and without repayment terms. The net amounts transferred to and from QPL Group, including the other purchases and sales transactions but excluding the construction financing amounted to $16,913, $42,676 and $32,914 in the years ended April 30, 1998, 1999 and 2000, respectively. In view of the inability of QPL Group at April 30, 1999 to repay the net receivable balance the Company concluded that the outstanding amounts are impaired. Accordingly, the net amount due to ASAT is essentially a capital distribution by ASAT to QPL Group and the transaction has been reflected as such. As described in Note 2, the Company's net balances with QPL Group were cancelled to the extent legally permitted on the recapitalization of the Company.

    Promissory note--On July 17, 1999, ASAT Limited declared a dividend of $83,250 to QPL Group. The dividend was evidenced by a promissory note bearing interest at 10.1% per annum repayable on the closing of the recapitalization of ASAT, which together with accrued interest of $2,404 amounted to $85,654 at October 29, 1999. The promissory note and the interest were repaid as at October 29, 1999.

    Others--During the year ended April 30, 1998, the Company forgave an account receivable of approximately $521 from a third party customer, in exchange for shares in that company's stock. The remaining balance of $246 was assumed and ultimately paid by QPL Group.

  (ii) Peak Plastic

    Mr. T.L. Li, the Chairman of QPL Group and a shareholder in QPL Group, also has an indirect equity interest in the ultimate holding company of Peak Plastic & Metal Products (International) Limited ("Peak Plastic"). The Company purchases packing materials from Peak Plastic.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)

4.RELATED PARTY TRANSACTIONS--continued

    The total purchases from QPL Group and Peak Plastic during the relevant periods are as follows:

                                                          Year ended April 30,
                                                         -----------------------
                                                          1998    1999    2000
                                                         ------- ------- -------
   QPL Group............................................ $55,887 $32,675 $49,454
   Peak Plastic.........................................   6,951   2,697   4,439
                                                         ------- ------- -------
                                                         $62,838 $35,372 $53,893
                                                         ======= ======= =======

5.INVENTORIES

    The components of inventories were as follows:

                                                                    April 30,
                                                                 ---------------
                                                                  1999    2000
                                                                 ------- -------
   Raw materials................................................ $12,514 $20,726
   Work-in-progress.............................................   1,131   2,576
                                                                 ------- -------
                                                                 $13,645 $23,302
                                                                 ======= =======

6.PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following:

                                                                April 30,
                                                           --------------------
                                                             1999       2000
                                                           ---------  ---------
   Plant and machinery.................................... $ 194,918  $ 194,922
   Land and building......................................        --     10,478
   Land use right and factory under construction..........     9,370      9,370
   Leasehold improvements.................................     1,847      1,956
   Furniture, fixtures, equipment and motor vehicles......    40,074     43,320
   Loose toolings.........................................    54,742     26,476
                                                           ---------  ---------
                                                             300,951    286,522
   Less: Accumulated depreciation and amortization........  (141,461)  (120,061)
                                                           ---------  ---------
                                                           $ 159,490  $ 166,461
                                                           =========  =========

    As a result of changes that have occurred in manufacturing technologies, the Company undertook an impairment review of its property, plant and equipment. In its assessment the Company determined that certain of its loose toolings and plant and machinery were no longer in service and not generating income. Due to the specialized nature of these assets, the Company does not anticipate any resale value. Accordingly, in the year ended April 30, 2000, the Company recorded a write-off of $12,340, which represented the difference between book value and nil fair value.

    The Company has a land use right for state-owned land in Shenzhen, PRC for a period of 50 years. Pursuant to the agreement for acquisition of the land use right, the Company was obligated to develop the land by December 29, 1999 or else the land use right would be subject to confiscation. Although the

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)

6.PROPERTY, PLANT AND EQUIPMENT--continued

  Company has not developed the property and the deadline has passed, the Company retains the rights to the land. The Company may be subject to penalties for failure to develop the land. In March 2000, the Company entered into a Land Swap Memorandum of Understanding (subject to agreement to final terms) to swap the current land use right for a new land use right on a similar plot of land in Shenzhen. Under the Memorandum of Understanding, the government related company that owns the land use right agreed to assist the Company in seeking an extension of the development deadlines and a reduction or exemption from any penalties or liabilities which may have arisen from the delay in developing the current land. The Company believes that the costs incurred to date to develop the current land will be transferable to the new land and therefore no provision for impairment is considered necessary. The Company cannot at this time estimate the ultimate costs, if any are to be incurred, of developing the property.

    Included in property, plant and equipment are assets held under capital leases with the following net book values:

                                                                    April 30,
                                                                   -------------
                                                                    1999    2000
                                                                   -------  ----
  At cost......................................................... $21,568  $--
  Less: accumulated depreciation and amortization.................  (4,008)  --
                                                                   -------  ---
                                                                   $17,560  $--
                                                                   =======  ===

    Depreciation and amortization of plant and machinery held under capital leases, which is included in depreciation and amortization expense in the accompanying consolidated statements of operations was $1,469, $1,207 and $900 in the years ended April 30, 1998, 1999 and 2000, respectively. All capital leases were repaid on October 29, 1999.

7.SHORT-TERM BANK BORROWINGS

    Short-term bank borrowings comprise:

                                                                    April 30,
                                                                  --------------
                                                                   1999    2000
                                                                  ------- ------
  Bills payable:
   -- secured.................................................... $17,033 $   --
   -- unsecured..................................................      --     --
  Bank overdrafts:
   -- secured....................................................   5,818     --
   -- unsecured..................................................      --     --
  Short-term bank loans:
   -- secured....................................................  32,892  9,000
   -- unsecured..................................................      --     --
                                                                  ------- ------
                                                                  $55,743 $9,000
                                                                  ======= ======

    At April 30, 1999 such facilities carried interest rates varying between 6.1% per annum to 17.9% per annum with a weighted average rate of interest 7.5%. At April 30, 2000 the outstanding facility carried an interest rate of 9.8%.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


7.SHORT-TERM BANK BORROWINGS--continued

    As a result of the standstill agreement entered into between QPL Group and its lenders prior to the Recapitalization as discussed in Note 2, the Company's banking facilities were frozen.

    Substantially all of the Company's assets have been pledged as collateral for the short-term borrowings and long-term debt, including the amount reported in current liabilities, set out in note 9.

8.12.5% SENIOR NOTES DUE 2006


                                                                        April
                                                                       30, 2000
                                                                       --------
   155,000 units 12.5% senior notes due November 2006................. $149,217
                                                                       ========

    The senior notes (the "Notes") are unsecured. Up to 35% of the aggregate principal amount of the Notes may be redeemed at any time prior to November 1, 2002, at the option of the Company upon certain public offerings of capital stock of the Company for cash. In addition, the Notes may be redeemed, at the option of the Company, at any time on or after November 1, 2003 at various redemption prices set out in the agreement for the issue of the Notes. The senior notes contain covenants restricting the ability of ASAT Finance, the guarantors and their affiliates to act in a number of ways. These covenants include restrictions on their ability to incur debt, to make restricted payments, to incur liens, to sell assets, to engage in related party transactions, to undertake a business combination, to change their line of business and to make investments of a specified nature. The senior notes also generally restrict ASAT Finance, the guarantors and their affiliates from paying dividends to equity holders unless ASAT meets the financial ratio tests included in the indenture. No event of default under the indenture has occurred and the aggregate amount of restricted payments together with the proposed restricted payment would not exceed the threshold as defined in the indenture.

    The Notes were issued with warrants which entitle the holders thereof to subscribe for 17,814,336 ordinary shares of the Company at an exercise price of approximately $0.39 per ordinary share, subject to adjustment, at any time from November 1, 2001 to November 1, 2006. The warrants do not provide holders any voting rights but the shares to be issued upon exercise of the warrants will be voting shares. The fair value of the warrants has been deducted from the gross proceeds from the issuance of the Notes and has been allocated to additional paid-in capital. The fair value of the warrants was determined using the Black-Scholes pricing model, which takes into account a number of factors, including expected volatility of a stock's return, the level of interest rates, the relationship of the underlying stock's price to the strike price of the option, and the time remaining until the option expires.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


9.OTHER LONG-TERM DEBT

    Long-term debt comprises:

                                                                April 30,
                                                             -----------------
                                                               1999     2000
                                                             --------  -------
  Secured bank loan with interest at London InterBank
   Offered Rate ("LIBOR") + 3.5% per annum due November 2004
   (1)...................................................... $     --  $40,000

  Debt subject to standstill agreement:

  Secured bank loan with interest at LIBOR + 2.0% per annum
   (8.9% as of April 30, 1999)..............................   24,000       --
  Other secured bank loans bearing interests at rates
   varying between LIBOR + 1.5% to LIBOR/Singapore InterBank
   Offered Rate ("SIBOR") + 2.0% per annum (6.5% to 6.9375%
   as of April 30, 1999), repayable by installments with
   maturities varying from March 2000 to May 2001...........    5,475       --
  Capital lease obligations bearing interest at rates
   varying between SIBOR + 1 3/4% to SIBOR + 2.75% per annum
   (6.7% to 8.4% as of April 30, 1999), repayable by
   installments up to May 2001..............................    2,084       --

  Debt not subject to standstill agreement:

  Capital lease obligations bearing interest at rates
   varying between LIBOR + 2.0% to Hong Kong prime rate +
   0.5% per annum (5.7% to 10.0% as of April 30, 1999),
   repayable by installments up to March 2002...............    6,299       --
  Secured accounts payable bearing interest at 8.75% per
   annum repayable by installments up to February 2001......    1,541       --
                                                             --------  -------
                                                               39,399   40,000
  Less: Current portion.....................................  (35,422)  (5,000)
                                                             --------  -------
                                                             $  3,977  $35,000
                                                             ========  =======

  (1) This bank loan is secured by all the assets of the Company and the capital stock of the subsidiaries of the Company.

    Maturities of long-term debt at April 30, 2000 are as follows:

                                                                          Bank
                                                                          loans
                                                                         -------

  Year ending April 30:
  2002.................................................................. $10,000
  2003..................................................................  10,000
  2004..................................................................  10,000
  2005..................................................................   5,000
                                                                         -------
                                                                         $35,000
                                                                         =======

    As a result of a standstill agreement entered into between QPL and its bankers and certain finance lease companies during the year ended April 30, 1999 as detailed in Note 2, the bank loans and certain obligations under capital leases of the Company covered by the standstill agreement have been reclassified as borrowings repayable within one year.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


10.OTHER INCOME, NET

    Other income, net consisted of the following:

                                                          Year ended April 30,
                                                          --------------------
                                                           1998   1999   2000
                                                          ------ ------ ------
  Interest income........................................ $  179 $  125 $  250
  Foreign currency exchange gain, net....................    604    406    229
  Gain arising from transactions in foreign exchange
   contracts and options.................................    475    267     --
  Loss on sale of marketable securities..................     --     --   (156)
  Bad debt recovered.....................................     --     --    465
  Others.................................................    493    386    260
                                                          ------ ------ ------
                                                          $1,751 $1,184 $1,048
                                                          ====== ====== ======

11.INCOME TAXES

    Income is subject to taxation in the various countries in which the Company operates. The components of income before income taxes are as follows:

                                                        Year ended April 30,
                                                       -------------------------
                                                        1998     1999     2000
                                                       -------  -------  -------
  Hong Kong........................................... $36,254  $34,298  $38,219
  United States.......................................    (872)  (2,683)   6,048
                                                       -------  -------  -------
                                                       $35,382  $31,615  $44,267
                                                       =======  =======  =======

    The provision for income taxes consisted of the following:

                                                           Year ended April 30,
                                                           ---------------------
                                                            1998    1999   2000
                                                           ------  ------ ------
  Income tax:
  Current:
   Hong Kong.............................................. $  475  $4,857 $7,118
   United States..........................................   (682)      2    634
  Deferred income tax:
   Hong Kong..............................................  5,250     710  1,806
                                                           ------  ------ ------
                                                           $5,043  $5,569 $9,558
                                                           ======  ====== ======

    Included in amounts due from/to QPL Group are income tax receivable amounts of $493 and $Nil at April 30, 1999 and 2000, respectively, resulting from U.S. intercompany transactions between ASAT, Inc. and its former 95% U.S. shareholder (a member of the QPL Group).

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


11.INCOME TAXES--continued

    The components of the net deferred income tax (assets) liabilities are as follows:

                                                                 April 30,
                                                              -----------------
                                                                1999     2000
                                                              --------  -------
   Deferred income tax (assets) liabilities:
    Depreciation............................................. $ 20,066  $20,772
    Deferred charges.........................................       --      836
    Reserves and accruals not currently deductible...........     (876)    (166)
    Net operating loss carryforwards.........................   (2,590)  (1,393)
    Valuation allowance......................................    3,586    1,943
                                                              --------  -------
                                                              $ 20,186  $21,992
                                                              ========  =======

    The Company has placed a full valuation allowance against the deferred tax assets due to the uncertainty surrounding the realizability of these benefits in future tax returns.

    The effective tax rate of the Company varied from the Hong Kong tax rate for the following reasons:

                                                               April 30,
                                                             ----------------
                                                             1998  1999  2000
                                                             ----  ----  ----
   Hong Kong tax rate....................................... 16.0% 16.0% 16.0%
   Tax effect of difference in Hong Kong and United States
    taxation rates.......................................... (0.4) (2.2)  3.3
   Non-deductible expenses..................................   --    --   3.2
   Change in valuation allowances........................... (1.0)  4.1  (3.7)
   Other.................................................... (0.3) (0.3)  2.8
                                                             ----  ----  ----
   Effective tax rate....................................... 14.3% 17.6% 21.6%
                                                             ====  ====  ====

    As of April 30, 2000, the Company had United States federal and state net operating loss carryforwards of approximately $4,097 and nil, respectively, beginning to expire from 2008 to 2019 for federal tax purposes. The extent to which the loss carryforwards can be used to offset future taxable income to taxes may be limited, depending on the extent of ownership changes within any three-year period as provided by Section 382 of the Internal Revenue Code and applicable California state tax law.

12.COMMON STOCK

   Ordinary shares of $0.01 per share; authorized 3,000,000,000 shares;
    issued and outstanding: 576,000,000 shares at April 30, 1999 and at
    April 30, 2000 ....................................................  $5,760
                                                                         ======

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


13.EMPLOYEE BENEFIT PLAN

    The Company has established a defined contribution benefit plan for its Hong Kong employees. The assets of the plan are held under provident funds managed by independent trustees. The employees can elect not to make contributions to the plan or they can elect to contribute a fixed percentage from 1% to 5% (in 1% increments) of an individual employee's monthly basic salary. The employer's contributions are based on the % of contribution by the employee of the individual employee's monthly basic salary. The employees are entitled to the whole of the employer's contributions and accrued interest thereon after 10 years of complete service or at a reduced scale of 30% to 90%, after completion of 3 to 9 years of service, respectively. Hong Kong employees who have served the Company for not less than five years, are entitled to a long service payment when their employment is terminated under certain conditions. The long service payments are determined on the basis of the number of years of service and final pay, less amounts set aside in the defined contribution benefit plan. Any liabilities for such post-employment benefits are accrued when they are probable of occurrence.

    The aggregate employers' contributions which have been made are as follows:

                                                               Year ended April
                                                                      30,
                                                               -----------------
                                                               1998  1999  2000
                                                               ----- ----- -----
   Employers' contributions................................... $ 439 $ 499 $ 554
                                                               ===== ===== =====

    In addition, ASAT, Inc. has a 401(k) plan which covers all employees with six months or more of service. Employees who participate in the plan may contribute a portion of their salary up to a limit specified by law. The Company's contribution to the plan is made at the discretion of the Board of Directors, which elected to make no contributions for the year ended April 30, 1998 and 1999. The Company's contribution to the plan for year ended April 30, 2000 was $347.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


14.COMMITMENTS AND CONTINGENCIES

  (a) Capital expenditure

      As of April 30, 1999 and April 30, 2000, the Company had contracted for capital expenditure on property, plant and equipment of $1,061 and $55,561, respectively.

  (b) Operating leases

      The Company leases certain land and buildings including those leased from QPL Group (Note 4), and plant and machinery, under operating leases, most of which do not contain renewal options and escalation clauses, which expire through September, 2004. Rental expense under operating leases for the years ended April 30, 1998, 1999 and 2000, amounted to $10,259, $11,693 and $10,830, respectively.

      The aggregate annual minimum operating lease commitments under all non-cancelable leases as of April 30, 2000 are as follows:

     Years ending April 30,
     2001............................................................... $ 9,049
     2002...............................................................   4,615
     2003...............................................................   3,245
     2004...............................................................   3,127
     2005...............................................................   1,298
                                                                         -------
                                                                         $21,334
                                                                         =======

  (c) The guarantees totalling $170,712 the Company had provided for banking facilities granted to QPL Group at April 30, 1999 were cancelled on completion of the Recapitalization as discussed in Note 2. No guarantees were outstanding at April 30, 2000.

  (d) Accounts receivable

      During the year ended April 30, 1999, the Company entered into a $10,000 receivable financing agreement. As of April 30, 1999, the Company had a current liability recorded in the amount of $7,488 included in short-term bank borrowings on the consolidated balance sheet which was fully repaid as of October 31, 1999. In accordance with this agreement, the bank will at all times require and retain a reserve equal to 10.00% of the current outstanding balance. On a monthly basis the bank shall return to the Company any amount remaining in the reserve account in excess of the amount of the required reserve as determined solely by the bank. As of April 30, 1999, the reserve balance totaled $791 and was recorded in accounts receivable. Under the terms of the agreement, the Company is charged a monthly maintenance fee equal to 0.75% of the outstanding balance of all accounts aged 60 days or more from the invoice date. A discount of 1.25% of the face amount of all invoices purchased by the bank is also charged. During the year ended April 30, 1999, the total discount fee charged was $229. As of April 30, 1999, the Company's cash of $665 and accounts receivable of $20,153 were pledged as collateral under this agreement. The agreement expired during the year ended April 30, 2000.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


15.SEGMENT INFORMATION

    The Company operates in one business segment, assembly and testing services to the semiconductor industry. The geographic distributions of the Company's identifiable assets and net sales are summarized as follows:

                                   Hong           United
                                   Kong    PRC    States  Eliminations Combined
                                 -------- ------ -------- ------------ --------
   Year ended April 30, 1998
   Net sales to third parties..  $ 76,607 $   -- $166,402  $      --   $243,009
   Net sales to QPL Group......        --     --       94         --         94
   Transfer between geographic
    areas......................   146,089     --      307   (146,396)        --
                                 -------- ------ --------  ---------   --------
    Total net sales............  $222,696 $   -- $166,803  $(146,396)  $243,103
                                 -------- ------ --------  ---------   --------
   Total identifiable assets...  $200,717 $8,489 $ 43,862  $      --   $253,068
                                 ======== ====== ========  =========   ========
   Year ended April 30, 1999
   Net sales to third parties..  $ 96,491 $   -- $124,096  $      --   $220,587
   Net sales to QPL Group......        --     --       36         --         36
   Transfer between geographic
    areas......................   104,914     --      157   (105,071)        --
                                 -------- ------ --------  ---------   --------
    Total net sales............  $201,405 $   -- $124,289  $(105,071)  $220,623
                                 ======== ====== ========  =========   ========
   Total identifiable assets...  $183,075 $9,370 $ 26,238  $      --   $218,683
                                 ======== ====== ========  =========   ========
   Year ended April 30, 2000
   Net sales to third parties..  $107,707 $   -- $204,323  $      --   $312,030
   Net sales to QPL Group......        --     --      101         --        101
   Transfer between geographic
    areas......................   172,941     --       --   (172,941)        --
                                 -------- ------ --------  ---------   --------
    Total net sales............  $280,648 $   -- $204,424  $(172,941)  $312,131
                                 ======== ====== ========  =========   ========
   Total identifiable assets...  $236,727 $9,370 $ 37,384  $      --   $283,481
                                 ======== ====== ========  =========   ========

    Intercompany sales between geographic areas are recorded at cost plus a mark-up. Such transfers are eliminated on consolidation.

    An analysis of sales by geographic destinations is as follows:

                                                            Year ended April
                                                                   30,
                                                            -------------------
                                                            1998   1999   2000
                                                            -----  -----  -----
  United States............................................  68.0%  52.0%  63.3%
  Asia.....................................................  28.5   25.0   19.3
  Hong Kong................................................   2.3   21.9   15.4
  Europe...................................................   1.2    1.1    2.0
                                                            -----  -----  -----
                                                            100.0% 100.0% 100.0%
                                                            =====  =====  =====

    Asia represents Singapore, Philippines, Taiwan, Japan, Malaysia, PRC (excluding Hong Kong) and South Korea.

                             ASAT HOLDINGS LIMITED

                       (In thousands, except share data)


16.MAJOR CUSTOMERS

    Sales to customer A represented 21.8% and 14.8% of net sales in the years ended April 30, 1999 and 2000, respectively. Sales to customer B represented 13.2% in the year ended April 30, 1998 and 15.7% in the year ended April 30, 2000. Sales to customer C represented 11.2% in the year ended April 30, 1998. Sales to customer D represented 11.6% in the year ended April 30, 2000.

17.COMPARATIVE FIGURES

    Certain comparative figures have been reclassified to conform with the current year's presentation.

18.SUBSEQUENT EVENT

    On July 6, 2000, the Company amended its articles of association to reclassify all shares as ordinary shares and increase its authorized shares to 3,000,000,000. Also, on July 6, 2000, the Company authorized a share split in the form of a share dividend of 47 ordinary shares for each outstanding ordinary share. The Company's consolidated financial statements have been retroactively adjusted to show the effect of the reclassification and the share dividend for all periods presented.

                             ASAT HOLDINGS LIMITED

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     AS OF APRIL 30, 2000 AND JULY 31, 2000
                                 (In thousands)

                                                           April     July 31,
                                                          30, 2000     2000
                                                          --------  -----------
                                                                    (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents............................... $ 10,892  $   170,001
 Accounts receivable-trade (net of allowance for doubtful
  accounts of $290 and $303 at April 30, 2000 and July
  31, 2000, respectively)................................   40,566       50,663
 Inventories (Note 3)....................................   23,302       25,190
 Prepaid expenses and other current assets...............   10,911       15,684
                                                          --------  -----------
 Total current assets....................................   85,671      261,538
Property, plant and equipment, net.......................  166,461      201,377
Option to acquire ASAT S.A., at cost.....................   20,000       20,000
Deferred charges.........................................   10,907        7,811
Noncompete covenants, net................................      442          195
                                                          --------  -----------
 Total assets............................................ $283,481  $   490,921
                                                          ========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Short-term bank borrowings.............................. $  9,000  $       --
 Current portion of 12.5% Senior notes due 2006..........      --        52,303
 Current portion of other long-term debt.................    5,000          --
 Accounts payable........................................   24,549       32,529
 Accrued liabilities.....................................    6,155       15,784
 Income taxes payable....................................   12,847       12,936
 Amount due to QPL Group.................................    5,300        5,063
 Amount due to a related company.........................      297          519
                                                          --------  -----------
 Total current liabilities...............................   63,148      119,134
Deferred income taxes....................................   21,992       24,982
12.5% Senior notes due 2006..............................  149,217       97,134
Other long-term debt.....................................   35,000          --
Shareholders' equity:
 Common stock............................................    5,760        6,760
 Additional paid-in capital..............................   12,457      233,457
 Retained (deficit) earnings.............................   (4,093)       9,454
                                                          --------  -----------
 Total shareholders' equity..............................   14,124      249,671
                                                          --------  -----------
 Total liabilities and shareholders' equity.............. $283,481  $   490,921
                                                          ========  ===========

                             ASAT HOLDINGS LIMITED

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR
                 THE THREE MONTHS ENDED JULY 31, 1999 AND 2000
                                  (Unaudited)
                       (In thousands, except share data)

                                                              Three months
                                                                 ended
                                                            -----------------
                                                             July
                                                              31,    July 31,
                                                             1999      2000
                                                            -------  --------
Net sales:
 -- third parties.......................................... $65,862  $103,033
 -- QPL Group..............................................     101       --
                                                            -------  --------
Total net sales............................................  65,963   103,033
                                                            -------  --------
Cost of sales:
 -- Purchases from QPL Group and other related party.......  11,998    16,218
 -- Other costs............................................  29,963    51,236
                                                            -------  --------
Total cost of sales........................................  41,961    67,454
                                                            -------  --------
Gross profit...............................................  24,002    35,579
                                                            -------  --------
Operating expenses:
 Selling, general and administrative.......................   6,566     8,407
 Research and development..................................   1,157     1,561
                                                            -------  --------
Total operating expenses...................................   7,723     9,968
                                                            -------  --------
Income from operations.....................................  16,279    25,611
Other income, net..........................................      65     1,151
Interest expense:
 -- amortization of deferred charges.......................     --       (453)
 -- third parties..........................................  (1,537)   (6,359)
 -- QPL Group..............................................    (345)      --
                                                            -------  --------
Income before income taxes and extraordinary loss..........  14,462    19,950
Provision for income taxes.................................  (2,194)   (3,840)
                                                            -------  --------
Income before extraordinary loss...........................  12,268    16,110
Extraordinary loss on early extinguishment of debt (net of
 income tax benefit of $223) (Note 4)......................     --     (2,565)
                                                            -------  --------
Net income.................................................  12,268    13,545
Other comprehensive income:
 Unrealized holding gain on marketable securities..........      83       --
                                                            -------  --------
Comprehensive income....................................... $12,351  $ 13,545
                                                            =======  ========

                             ASAT HOLDINGS LIMITED

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR
           THE THREE MONTHS ENDED JULY 31, 1999 AND 2000 - Continued
                                  (Unaudited)
                       (In thousands, except share data)

                                                        Three months ended
                                                      -----------------------
                                                       July 31,    July 31,
                                                         1999        2000
                                                      ----------- -----------
Net income per ordinary share:
 Basic:
  Income before extraordinary loss................... $      0.02 $      0.03
  Extraordinary loss.................................         --        (0.01)
                                                      ----------- -----------
 Net income.......................................... $      0.02 $      0.02
                                                      =========== ===========
Basic weighted average number of ordinary shares
 outstanding                                          576,000,000 595,565,217
                                                      =========== ===========
Net income per ADS:
 Basic:
  Income before extraordinary loss................... $      0.11 $      0.13
  Extraordinary loss.................................         --        (0.02)
                                                      ----------- -----------
Net income........................................... $      0.11 $      0.11
                                                      =========== ===========
Basic weighted average number of ADSs outstanding.... 115,200,000 119,113,043
                                                      =========== ===========

  Dilutive securities change the earnings per share and ADS by less than one cent and accordingly, the dilutive earnings per share and ADS are the same as the basic earnings per share and ADS.

                             ASAT HOLDINGS LIMITED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED JULY 31, 1999 AND 2000
                                  (Unaudited)
                                 (In thousands)

                                                               Three months
                                                                   ended
                                                              ----------------
                                                               July     July
                                                                31,      31,
                                                               1999     2000
                                                              -------  -------
Operating activities:
 Net income..................................................  12,268   13,545
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization:
   Property, plant and equipment and noncompete covenants....   6,205    6,729
   Deferred charges and debt discount........................     --       673
  Deferred income taxes......................................    (254)   2,990
  Loss (gain) on disposal of property, plant and equipment...      99     (360)
  Deferred charges written off...............................     --     2,789
  Provision for doubtful accounts............................     --        19
  Cost incurred by QPL Group on behalf of ASAT...............     351      --
  Others.....................................................     315      --
Changes in operating assets and liabilities:
 Accounts receivable-trade...................................  (4,374) (10,116)
 Inventories.................................................  (1,425)  (1,888)
 Prepaid expenses and other current assets...................    (583)  (2,045)
 Accounts payable............................................   1,289   (3,498)
 Accrued liabilities.........................................     866    9,629
 Amount due to a related company.............................     298      222
 Income taxes payable........................................   1,665       89
                                                              -------  -------
  Net cash provided by operating activities..................  16,720   18,778
                                                              -------  -------
Investing activities:
 Acquisition of property, plant and equipment................  (6,315) (33,247)
 Proceeds from sale of property, plant and equipment.........   3,163      959
 Increase in restricted cash.................................     (30)     --
                                                              -------  -------
  Net cash used in investing activities......................  (3,182) (32,288)
                                                              -------  -------
Financing activities:
 Proceeds from initial public offerings, net of expenses.....     --   222,001
 Repayment of other long-term debt...........................  (1,060) (40,000)
 Net decrease in short-term bank borrowings..................  (2,102)  (9,000)
 Net decrease in other amounts due to QPL Group..............  (7,719)    (237)
 Deferred charges............................................     --      (145)
 Proceeds from accounts receivable financing.................  18,936      --
 Repayment under accounts receivable financing............... (18,394)     --
                                                              -------  -------
  Net cash (used in) provided by financing activities........ (10,339) 172,619
                                                              -------  -------
Net increase in cash and cash equivalents....................   3,199  159,109
Cash and cash equivalents at beginning of the period.........   1,409   10,892
                                                              -------  -------
Cash and cash equivalents at end of the period...............   4,608  170,001
                                                              =======  =======
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
  Interest...................................................   1,284    1,118
  Income taxes...............................................     --       538

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                                (In thousands)

1.PRESENTATION OF INTERIM FINANCIAL STATEMENTS

   The interim financial statements are prepared pursuant to the requirements for reporting on Form 10-Q. The April 30, 2000 balance sheet date was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the annual report of ASAT Holdings Limited (the "Company") on Form 20-F for the fiscal year ended April 30, 2000. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair presentation of the results for the interim periods presented.

2.FOREIGN CURRENCY TRANSLATION

   Effective May 1, 2000, the Company changed its functional currency to the US dollar. The change was necessitated by significant changes in the economic environment in which the Company operates. The Company's business has changed in that a more significant portion of its revenues and sources of its financing are in US dollars. In addition, subsequent to the Company's recapitalization in October 1999, the Company has diminished the interdependencies with its affiliates. The impact of the change on the Company's financial position and operations is insignificant.

3.INVENTORIES

  The components of inventories were as follows:

                                                           April 30,  July 31,
                                                             2000       2000
                                                           --------- -----------
                                                                     (Unaudited)
   Raw materials..........................................  $20,726    $22,626
   Work-in-progress.......................................    2,576      2,564
                                                            -------    -------
                                                            $23,302    $25,190
                                                            =======    =======

4.INITIAL PUBLIC OFFERING

   On July 14, 2000, the Company issued 20,000,000 American depository shares ("ADS") representing 100,000,000 ordinary shares at $12.00 per ADS in the initial public offering of the Company's ADSs on the Nasdaq National Market. Offering proceeds, net of expenses, amounted to approximately $222 million.

   During the quarter ended July 31, 2000, the Company used a portion of the proceeds to repay early its $40 million senior secured loan and its revolving credit facility outstanding loan of $17 million. As a result of this early repayment, the Company recorded an extraordinary loss of $2,565,000. The loss represented a non cash charge and consisted of the unamortized deferred finance costs and is net of income tax benefit of $223,000.

   On August 23, 2000, the Company used an additional portion of the proceeds to redeem 35% of the aggregate principal amount of the 12.5% senior notes due November 2006, at a price of 112.5% of the principal, as provided in the senior notes. As a result of this early redemption, the Company recorded an extraordinary loss of approximately $11 million. The loss consists primarily of the redemption premium and a non-cash charge of approximately $5 million being the unamortized deferred finance costs and is net of income tax benefit of approximately $876,000.

5. COMMITMENTS

  As of April 30, 2000 and July 31, 2000, the Company had contracted for capital expenditure on property, plant and equipment of $55,561 and $44,489, respectively.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

October 16, 2000

[LOGO OF ASAT APPEARS HERE]

                               ASAT (FINANCE) LLC

                           ------------------------

                                   PROSPECTUS

                           ------------------------

                       Offer to Exchange All Outstanding
                    Unregistered 12.5% Senior Notes due 2006

                                      for

        Registered 12.5% Senior Notes due 2006 and Consent Solicitation